UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
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Pentair, Inc.

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PENTAIR, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 29, 2010
To our Shareholders:
     Our Annual Meeting of Shareholders will be held at the Thrivent Financial Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, on Thursday, April 29, 2010, at 10:00 a.m., for the following purposes:
1.	to elect four directors;

2.	to amend the Pentair, Inc. 2008 Omnibus Stock Incentive Plan to increase the number of shares available for grant;

3.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010;
and to transact such other business as may properly come before the Annual Meeting or any adjournment of the Annual Meeting. We are not aware of any items of other business to be presented at the Annual Meeting.
     The Board of Directors has fixed the close of business on March 1, 2010 as the record date for determining the shareholders entitled to vote at the Annual Meeting. Accordingly, you are only entitled to vote if you were a shareholder of record at the close of business on that date. Our transfer books will not be closed.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 29, 2010: The Pentair, Inc. proxy statement for the 2010 Annual Meeting of Shareholders and the 2009 Annual Report to Shareholders are available at https://materials.proxyvote.com/709631.
By Order of the Board of Directors
Angela D. Lageson, Secretary
Minneapolis, Minnesota
March 23, 2010
IMPORTANT: Your vote is very important. To legally hold an Annual Meeting, a majority of the outstanding shares must be in attendance. We encourage you to vote your proxy as soon as possible. You may vote by Internet or telephone as described in the voting instructions on the proxy; or date, sign and return the proxy in the enclosed envelope. You may vote in person at the Annual Meeting even if you submit your proxy by Internet, phone or mail.

Proxy Statement for the
Annual Meeting of Shareholders of
PENTAIR, INC.
To Be Held on April 29, 2010

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS OF
PENTAIR, INC.
TO BE HELD ON THURSDAY, APRIL 29, 2010
Solicitation
     This Proxy Statement, the accompanying proxy card and our Annual Report to Shareholders are being mailed on or about March 23, 2010. Our Board of Directors (the “Board”) is soliciting your proxy to vote your shares at the Annual Meeting. The Board is soliciting your proxy to give all shareholders of record the opportunity to vote on matters that will be presented at the Annual Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.
What is a proxy?
     A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By voting your proxy, you are giving the persons named on the proxy card the authority to vote your shares in the manner you indicate on your proxy card. You vote your proxy by submitting the enclosed proxy card, by telephone or over the Internet.
Why did I receive more than one proxy card?
     You will receive multiple proxy cards if you hold your shares in different ways (for example, joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card or cards or otherwise vote your proxy as indicated in the materials you receive with this Proxy Statement. You should vote your proxy for each separate account you have.
Voting Information
Who is qualified to vote?
     You are qualified to receive notice of the Annual Meeting and to vote if you owned shares of our Common Stock at the close of business on our record date of March 1, 2010.
How many shares of Common Stock may vote at the Annual Meeting?
     As of March 1, 2010, there were 98,647,326 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.
What is the difference between a “shareholder of record” and a “street name” holder?
     These terms describe how your shares are held. If your shares are registered directly in your name with Wells Fargo Bank, N.A., our transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee on your behalf, you are a “street name” holder.
How do I vote my shares?
     If you are a “shareholder of record,” you have three choices. You can vote your proxy:
•	by mailing in the enclosed proxy card;

•	over the telephone; or

•	via the Internet.
     Please refer to the specific instructions set forth on the enclosed proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a shareholder.
     If you hold your shares in “street name,” your broker/banker/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the Annual Meeting?
     If you are a “shareholder of record,” you may vote your shares in person at the Annual Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Annual Meeting.
What are the Board’s recommendations on how I should vote my shares?
     The Board recommends that you vote your shares as follows:
Proposal 1 —	FOR the election of four nominees for election to our Board with terms expiring at the 2013 Annual Meeting of Shareholders.

Proposal 2 —	FOR the approval of the amendment of our 2008 Omnibus Stock Incentive Plan to increase the number of shares available for grant under the Plan.

Proposal 3 —	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.
What are my choices when voting?
     Proposal 1 — You may cast your vote in favor of or against electing a nominee as a director, or you may elect to abstain from voting for one, two, three or all nominees.
     Proposals 2 and 3 — You may cast your vote in favor of or against each proposal, or you may elect to abstain from voting your shares.
How would my shares be voted if I do not specify how they should be voted?
     If you submit your signed proxy without indicating how you want your shares to be voted, the persons named on the proxy card will vote your shares according to the Board’s recommendations that are listed above.
     As to any other business that may properly come before the Annual Meeting, the persons named on the proxy card will vote in accordance with their best judgment. We do not presently know of any other business.
     If your shares are held in the name of a bank or brokerage firm, the bank or brokerage firm has the discretionary authority to vote your shares in connection with the ratification of our independent registered public accounting firm if you do not timely provide your proxy because this matter is considered “routine” under the New York Stock Exchange (“NYSE”) listing standards. For the election of directors and the proposal to amend our 2008 Omnibus Stock Incentive Plan, the bank or brokerage firm has no discretionary authority to vote your shares.
What if I do not direct the custodian of my shares how to vote my shares?
     If your shares are held by a custodian, such as a bank or brokerage firm, and you do not direct them how to vote, your shares may not be voted at all, or they may be voted only on Proposal 3, approving the Company’s auditors for 2010.
     We urge you to carefully consider all of the proposals and direct your custodian to vote your shares as you wish. Because of a recent change in SEC regulations, your custodian may no longer vote for or against directors without your direction. We are concerned that smaller shareholders may not direct their custodians to vote their shares, which could result in failure to have sufficient votes represented at our annual meeting to constitute a quorum. In the absence of a quorum, the annual meeting of shareholders could not be held as scheduled, and could be delayed.
     Further, we believe that the proposals on the ballot for the election of directors and approval of an amendment to our 2008 Omnibus Stock Incentive Plan are important to the Company and its shareholders, and deserve careful consideration and voting by all shareholders.
How many shares of Common Stock constitute a quorum for the Annual Meeting?
     A majority of the shares of Common Stock outstanding as of March 1, 2010, or 49,323,664 shares, will constitute a quorum at the Annual Meeting.

What vote is required to approve each proposal?
     For election of directors, approval by a majority of all shares entitled to vote is necessary for the election of each director. For approval of other proposals, each proposal requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote at the Annual Meeting; provided that in the case of Proposal 2, a majority of the outstanding shares are voted on the proposal.
How are abstentions and broker non-votes treated?
     Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Minnesota law and our Articles of Incorporation provide that abstentions are counted in determining the total number of the votes cast on proposals presented to shareholders, but that abstentions are not treated as votes in favor of proposals voted upon at the Annual Meeting. Broker non-votes are not counted for purposes of determining the total number of votes cast on proposals presented to shareholders.
Can I change my vote after I have submitted my proxy?
     You may revoke your proxy by doing one of the following:
•	by sending a written notice of revocation to our Secretary that is received before the Annual Meeting, stating that you revoke your proxy;

•	by delivering a later-dated proxy by telephone, on the Internet, or in writing so that it is received before the Annual Meeting in accordance with the instructions included in the proxy card(s); or

•	by attending the Annual Meeting and voting your shares in person.
Who will count the votes?
     Representatives from Wells Fargo Bank, N.A., our transfer agent, will count the votes and serve as our Inspectors of Election. The Inspectors of Election will be present at the Annual Meeting.
Who pays the cost of this proxy solicitation?
     We pay the costs of soliciting proxies sought by the Board. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our Common Stock. Morrow & Co., 470 West Avenue, Stamford, Connecticut, is assisting us in the solicitation of proxies at a cost to us of $8,500, plus expenses.

CORPORATE GOVERNANCE MATTERS
Board Governance
     The Board has adopted and regularly reviews and, if appropriate, revises its Corporate Governance Principles and written charters for its Audit Committee, Compensation Committee, Governance Committee and International Committee in accordance with rules of the Securities and Exchange Commission (“SEC”) and the NYSE. We and our Board continue to be committed to the highest standards of corporate governance and ethics. The Board has adopted Pentair’s Code of Business Conduct and Ethics (“Code of Conduct”) and has designated it as the code of ethics for our Chief Executive Officer and senior financial officers. Copies of all of these documents are available, free of charge, on our website at www.pentair.com/About-Us/Our-Values.aspx.
Board Leadership Structure
Our Board Governance Principles, which can be found at http://www.pentair.com/About-Us/Corporate-Governance/Corporate-Governance-Principles.aspx, describe our policies concerning:
•	Selection and Composition of the Board

•	Board Leadership

•	Board Composition and Performance

•	Responsibilities of the Board

•	Board Relationship to Senior Management

•	Meeting Procedures

•	Committee Matters

•	Leadership Development
We do not have a policy requiring the positions of Chairman of the Board and Chief Executive Officer to be held by different persons. Rather, the Board has the discretion to determine whether or not the positions should be combined or split. Since 2002, our Chief Executive Officer has also been the Chairman of the Board. The Board believes that this leadership structure has worked well for several reasons, among them:
•	We have historically had a super-majority of independent directors; only one or two officers of the Company have served at any one time as directors (out of 10 or 11 members of the Board)

•	Our independent directors meet in executive session without the Chief Executive Officer present at every regular meeting of the Board

•	Our annual Board Assessment process addresses issues of Board structure and director performance

•	We have and have had since 2003 an independent member of the Board as our Lead Director

•	Our Lead Directors have served as an effective communication channel between the independent Board members and the Chief Executive Officer and among the independent Board members
Our Lead Director is selected by the Independent Directors on our Board. His role is to provide independent leadership to the Board, act as liaison between the non-management directors and the Company, and ensure that the Board operates independently of management. The principle responsibilities assigned to the Lead Director include:
•	Chairing the Board in the absence of the CEO;

•	Presiding over all executive sessions of the Board;

•	In conjunction with the Chairman of the Compensation Committee, giving annually the Board’s performance review of the Chief Executive Officer;

•	In conjunction with the Chairman, approving the agenda for Board meetings, including scheduling to assure sufficient time for discussion of all agenda items;

•	In conjunction with the Chairman and Committee Chairs, ensuring an appropriate flow of information to the Directors;

•	Communicating to management as appropriate the results of private discussions among independent directors;

•	Holding one-on-one discussions with individual directors where requested by directors or the Board; and

•	Carrying out other duties as requested by the Board.
Board’s Role in Risk Oversight
At the direction of our Board of Directors, we have instituted an enterprise-wide risk management system to assess, monitor and mitigate risks that arise in the course of our business. The Board has determined that the Board of Directors as a whole, and not a separate committee, will oversee the Company’s risk management process. Each of our Board Committees has historically focused on specific risks within their areas of responsibility, but the Board believes that the overall enterprise risk management process is more properly overseen by all of the members of the Board. The Company’s general counsel and head of internal audit are the primary personnel responsible to the Board in the planning, assessment and reporting of the Company’s risk profile. At this stage in the implementation of our risk management system, the Board reviews the status of the implementation of the process and findings at every regularly scheduled Board meeting.
Shareholder and Other Stakeholder Communication with the Board
     If you are a shareholder or other stakeholder and wish to communicate with the Board, non-management directors as a group or any individual director, including the Lead Director, you may send a letter addressed to the relevant party, c/o Corporate Secretary, Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Minneapolis, MN 55416. The Board has instructed the Secretary to forward such communications directly to the addressee(s).
Committees of the Board
     The Board has four standing committees: the Audit Committee, the Compensation Committee, the Governance Committee and the International Committee. The International Committee meets once or twice a year. The other committees generally hold meetings when the Board meets and additionally as needed. Management representatives attend each committee meeting. Independent directors generally also meet in executive session without management present at each meeting.
Audit Committee

Role:	The Audit Committee is responsible, among other things, for assisting the Board with oversight of our accounting and financial reporting processes and audits of our financial statements. These responsibilities include the integrity of the financial statements, compliance with legal and regulatory requirements, the independence and qualifications of our external auditor and the performance of our internal audit function and of the external auditor. The Audit Committee is directly responsible for the appointment, compensation, terms of engagement (including retention and termination) and oversight of the work of the external auditor. The Audit Committee holds meetings periodically with our independent and internal auditors, the Board and management to review and monitor the adequacy and effectiveness of reporting, internal controls, risk assessment and compliance with our policies.

Meetings:	The Audit Committee held nine meetings in 2009.

Members:	The members of the Audit Committee are Ronald L. Merriman (Chair), Leslie Abi-Karam, Jerry W. Burris, Charles A. Haggerty and David H. Y. Ho. All members have been determined to be independent under SEC and NYSE rules. Mr. Merriman is a member of the audit committees of Aircastle Limited, Realty Income Corporation and Haemonetics Corporation, each of which is a publicly-traded company. The Board has determined that Mr. Merriman’s service on the audit committees of three other public companies does not impair his ability to effectively serve as Chair of our Audit Committee.

Report:	You can find the Audit Committee Report on page 65 of this Proxy Statement.

Charter:	You can find the Audit Committee Charter at: www.pentair.com/Assets/Audit-Committee-Charter.aspx.

Financial Experts:	The Board has unanimously determined that all members of the Audit Committee are financially literate under NYSE rules and at least one member has financial management expertise. In addition, the Board has determined that all members of the Audit Committee qualify as “audit committee financial experts” under SEC standards.
Compensation Committee

Role:	The Compensation Committee sets and administers the policies that govern executive compensation. This includes establishing and reviewing executive base salaries, administering the Management Incentive Plan and the Executive Officer Performance Plan and administering equity-based compensation under the Omnibus Stock Incentive Plan. The Compensation Committee also sets the Chief Executive Officer’s compensation based on the Board’s annual evaluation of the Chief Executive Officer’s performance. The Committee has engaged Hewitt Associates, a human resources consulting firm, to aid the Committee in its annual review of our executive and director compensation programs for continuing appropriateness and reasonableness and to make recommendations regarding executive officer and director compensation levels and structures. In reviewing our compensation programs, the Compensation Committee also considers other sources to evaluate external market, industry and peer company practices. Hewitt provided no services to us in 2009 other than those services commissioned by the Compensation Committee and the Governance Committee with respect to executive and director compensation. A more complete description of these practices can be found on pages 15 — 17 of this Proxy Statement under the headings “Compensation Committee Practices,” “Services of Compensation Consultant,” “Role of Executive Officers in Compensation Decisions,” “Setting Executive Compensation” and “Comparative Framework” in the Compensation Discussion and Analysis section of this Proxy Statement.

Meetings:	The Compensation Committee held five meetings in 2009.

Members:	The members of the Compensation Committee are David A. Jones (Chair), Glynis A. Bryan, T. Michael Glenn and William T. Monahan. All members have been determined to be independent under NYSE rules.

Report:	You can find the Compensation Committee Report on page 29 of this Proxy Statement.

Charter:	You can find the Compensation Committee Charter at: www.pentair.com/Assets/Compensation-Committee-Charter.aspx.
Governance Committee

Role:	The Governance Committee is responsible, among other things, for identifying individuals qualified to become directors and recommending nominees to the Board for election at annual meetings of shareholders. In addition, the Governance Committee monitors developments in director compensation and, as appropriate, recommends changes in director compensation to the Board. The Governance Committee is also responsible for developing and recommending to the Board our corporate governance principles. Finally, the Governance Committee oversees public policy matters and compliance with our Code of Conduct.

Meetings:	The Governance Committee held five meetings in 2009.

Members:	The members of the Governance Committee are Glynis A. Bryan (Chair), T. Michael Glenn, David A. Jones and William T. Monahan. All members have been determined to be independent under NYSE rules.

Charter:	You can find the Governance Committee Charter at: www.pentair.com/Assets/Governance-Committee-Charter.aspx.

International Committee

Role:	The International Committee reviews the international aspects of our business operations and assists management in formulating growth, development and organizational strategies for our global business units.

Meetings:	The International Committee held two meetings in 2009.

Members:	The members of the International Committee are David A. Jones (Chair), David H. Y. Ho, Ronald L. Merriman, William T. Monahan and Randall J. Hogan (ex officio).

Charter:	You can find the International Committee Charter at: www.pentair.com/Assets/International-Committee-Charter.aspx.
Compensation Committee Interlocks and Insider Participation
     During 2009, we did not employ any member of the Compensation Committee as an officer or employee and there were no interlock relationships.
Independent Directors
     The Board determines the independence of each director and nominee for election as a director. The Board makes these determinations in accordance with the NYSE rules for independence of directors and our categorical standards of independence included in the Corporate Governance Principles, which you can find at http://www.pentair.com/About-Us/Corporate-Governance/Corporate-Governance-Principles.aspx. Based on these standards, at its meeting held on February 23, 2010, the Board affirmatively determined that each of the following non-employee directors and non-employee director nominees is independent and has no material relationship with us, except as a director or shareholder:
(1)	Leslie Abi-Karam

(2)	Glynis A. Bryan

(3)	Jerry W. Burris

(4)	T. Michael Glenn

(5)	Charles A. Haggerty

(6)	David H. Y. Ho

(7)	David A. Jones

(8)	Ronald L. Merriman

(9)	William T. Monahan
     In addition, based on the NYSE standards and our categorical standards of independence included in the Corporate Governance Principles, the Board affirmatively determined that Randall J. Hogan is not independent because he is our Chief Executive Officer.
     In determining the independence of directors, our Governance Committee considers circumstances where one of our directors also serves as a director or executive officer of a company that is our customer or supplier. The Governance Committee has reviewed each of these relationships, which are set forth below. In each case, the relationship involves sales to or purchases from the organization indicated which (i) amount to less than the greater of $1 million or 2% of that organization’s consolidated gross revenues during each of 2009, 2008 and 2007; and (ii) during all relevant years were not of an amount or nature that impeded the director’s exercise of independent judgment.

Director	Relationships Considered

Leslie Abi-Karam	Executive Vice President and President, Mailing Solutions Management, Pitney Bowes Inc.

Glynis A. Bryan	Chief Financial Officer, Insight Enterprises, Inc.

Director	Relationships Considered

Jerry W. Burris	President, Precision Components, Barnes Group Inc.

T. Michael Glenn	Executive Vice President — Market Development and Corporate Communications, FedEx Corporation

Charles A. Haggerty	Director, Beckman Coulter, Inc.

Charles A. Haggerty	Director, Deluxe Corporation

Charles A. Haggerty	Director, Imation Corp.

David H. Y. Ho	Former Chairman of the Greater China Region, Nokia Siemens Network

David H. Y. Ho	Former President, Nokia China Investment Limited, a subsidiary of Nokia Corporation
Policies and Procedures Regarding Related Person Transactions
     Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:
•	a “related person” means any of our directors, executive officers or five-percent shareholders or any of their immediate family members; and

•	a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are a participant and the amount involved exceeds $50,000, and in which a related person had or will have a direct or indirect material interest.
     Potential related person transactions must be brought to the attention of the Governance Committee directly or to the General Counsel for transmission to the Governance Committee. Disclosure to the Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer or director becomes aware of the related person transaction. The Governance Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of a number of factors, including the following:
•	whether the terms of the related person transaction are fair to us and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with any of our directors, executive officers or five-percent shareholders;

•	whether there are demonstrable business reasons for us to enter into the related person transaction;

•	whether the related person transaction could impair the independence of a director under the Corporate Governance Principles’ standards for director independence; and

•	whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors the Committee deems relevant.
     We had no related person transactions during 2009. To our knowledge, no related person transactions are currently proposed.

PROPOSAL 1
Election of Certain Directors
Information About Directors
Board Composition
          Our Articles of Incorporation currently provide for a Board of eleven members. The Board is divided into three classes with directors serving three-year terms. The beginning date for each term is staggered so that, in any particular year, the term of only one class expires. Vacancies may be filled through appointment by the Board or through election by shareholders at a special meeting of shareholders called for that purpose. Any director appointed by the Board is required to stand for election at the next annual meeting of shareholders or next special meeting of shareholders called for that purpose. Incumbent directors T. Michael Glenn, David H.Y. Ho, Glynis A. Bryan and William T. Monahan are standing for election at the Annual Meeting. There is one fewer nominee for election to the Board than there are available positions on the Board. Regardless of this vacancy, you may vote your shares only for the number of nominees for director named in this Proxy Statement.
Directors’ Attendance
          The Board held six meetings in 2009. In each of the regularly scheduled meetings, the independent directors also met in executive session, without the Chief Executive Officer or other management present. All directors attended at least 75% of the aggregate of all meetings of the Board and all meetings of the Committees on which they served during the fiscal year ended December 31, 2009. We expect our directors to attend our annual meetings of shareholders. In April 2009, all of the directors then in office attended the 2009 annual meeting of shareholders. William T. Monahan has served as the Board’s Lead Director since January 1, 2008 and acts as the presiding director for all executive sessions of the independent directors.
Director Qualifications
          The Governance Committee searches for qualified candidates to be a director, reviews the qualifications of each candidate and recommends to the Board the names of qualified candidates to be nominated for election or re-election as directors. The Board reviews the candidates recommended by the Governance Committee and nominates candidates for election or re-election by the shareholders. The Governance Committee recognizes that the contribution of the Board will depend both on the character and capacities of the directors taken individually and on their collective strengths. With this in mind, the Governance Committee evaluates candidates in light of a number of criteria. Directors are chosen with a view to bringing to the Board a variety of experience and backgrounds and establishing a core of business advisers with financial and management expertise. The Governance Committee also considers candidates who have substantial experience outside the business community, such as in the public, academic or scientific communities.
          When they consider possible candidates for appointment or election as directors, the Governance Committee and the Board are also guided by the following principles, found in our Board Governance Principles:
•	the Corporate Governance Principles and the rules adopted by the SEC and the NYSE require that at least a majority of the Board consist of independent directors;

•	each director should be chosen without regard to sex, sexual orientation, race, religion or national origin;

•	each director should possess the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	each director should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	each director should possess substantial and significant experience which would be of particular importance to us in the performance of the duties of a director and would increase the diversity of experience, expertise and training of the Board taken as a whole;

•	each director should have sufficient time available to devote to our affairs in order to carry out the responsibilities of a director; and

•	each director should be committed to enhancing long-term shareholder value and be willing and able to represent the balanced, best interests of the shareholders as a whole rather than the interests of a special interest group or constituency.
Our Board’s policies on director qualifications emphasize the Company’s commitment to diversity at the Board level — diversity not only of sex, sexual orientation, race, religion or national origin but also diversity of experience, expertise and training. The Governance Committee in the first instance is charged with observance of these director selection guidelines, and strives in reviewing potential candidates to assess the fit of his or her qualifications with the needs of the Board and the Company at that time, given the then current mix of directors’ attributes. Board composition, director effectiveness and Board processes, including director recruitment and selection, are all subject areas of our annual Board Assessment.
Shareholder Nominees
          Shareholders submitted to the Governance Committee no candidates for nomination for election as a director at the 2010 Annual Meeting. According to our By-Laws, a shareholder must give advance notice and furnish certain information in order to submit a nomination for election as a director. Any shareholder who wishes to present a candidate for consideration by the Governance Committee for election at the 2011 meeting should send a letter identifying the name of the candidate and summary of the candidate’s qualifications, along with the other supporting documentation described in Article 1, Section 10 of our By-Laws, to the Governance Committee. This letter should be addressed c/o Corporate Secretary, Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Minneapolis, MN 55416 no earlier than January 11, 2011 and no later than February 6, 2011 for consideration at the 2011 Annual Meeting. You may find a copy of our By-Laws on file with the SEC by searching the EDGAR archives at www.sec.gov/edgar/searchedgar/webusers.htm. You may also obtain a copy from us free of charge by submitting a written request to the Corporate Secretary, Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Minneapolis, MN 55416.
Election of Directors
          The Board, upon recommendation of the Governance Committee, has nominated incumbent directors T. Michael Glenn, David H.Y. Ho, Glynis A. Bryan and William T. Monahan for three-year terms that expire at the 2013 Annual Meeting of Shareholders. Six directors have terms of office that do not expire at this time and we expect that they will continue to serve their full terms.
          Biographies of the director nominees and continuing directors follow. These biographies include their ages (as of March 17, 2010); an account of their specific business experience; the names of publicly held and certain other corporations of which they also are, or have been within the past five years, directors; and a discussion of their specific experience, qualifications, attributes or skills that led to the conclusion that they should serve as directors.
Directors Standing For Election
     For a Three-Year Term Expiring at the 2013 Annual Meeting of Shareholders
T. Michael Glenn, director since 2007, age 54
          Since January 1998, Mr. Glenn has been the Executive Vice President — Market Development and Corporate Communications of FedEx Corporation, a global provider of supply chain, transportation, business and related information services. From June 1994 to January 1998, Mr. Glenn was Senior Vice President — Marketing and Corporate Communications of FedEx Express. Mr. Glenn is also a director of Renasant Corporation, and was formerly a director of Deluxe Corporation from July 2004 to April 2006.

          Mr. Glenn brings extensive strategic, marketing and communications experience to our Board from his service as one of the top leaders at FedEx Corporation. He has been an active participant in the development of the Company’s strategic plans over the past three years, and a strong proponent for strengthening our branding and marketing initiatives.
David H. Y. Ho, director since 2007, age 50
          Since November 2008, Mr. Ho has been the Chairman of Kiina Group, a China-based group of private companies engaged in investment in start-up Internet, communications and technology companies; consulting services for multinational companies in the Greater China market; and investment in real estate properties. From April 2007 to November 2008, Mr. Ho served as the Chairman of the Greater China Region for Nokia Siemens Network, a joint venture between Finland-based Nokia Corporation, a multinational telecommunications company, and Germany-based Siemens AG. Between April 2004 and March 2007, Mr. Ho served as the President of Nokia China Investment Limited, the Chinese operating subsidiary of Finland-based Nokia Corporation, a multinational telecommunications company. Between January 2002 and November 2008, Mr. Ho also served as Nokia China Investment Limited’s Senior Vice President, Networks — Greater China. Between 2000 and August 2001, Mr. Ho was the Senior Vice President and Chief Operating Officer of Nortel Networks China Limited, the Chinese operating subsidiary of Canada-based Nortel Networks Corporation, a multinational telecommunications company. Between 1998 and 1999, Mr. Ho was the Vice President and General Manager of Nortel Networks China Limited’s Greater China Wireless Solutions division. Prior to joining Nortel Networks China Limited, Mr. Ho spent 15 years working in the Chinese operating subsidiaries of multinational telecommunications companies in roles of increasing responsibility. Mr. Ho is also a director of 3Com Corporation, Owens-Illinois, Inc., Sinosteel Corp. and Dongfang Electrical Corporation.
          Mr. Ho’s extensive experience in global markets, especially in China, has contributed greatly as we have expanded our presence throughout the world, particularly in the Asia-Pacific region. In addition, he brings to our Board significant management expertise in operations, mergers, acquisitions and joint ventures in the area.
Glynis A. Bryan, director since 2003, age 51
          Ms. Bryan serves as the Chair of the Governance Committee. Since December 2007, Ms. Bryan has been the Chief Financial Officer of Insight Enterprises, Inc., a leading provider of information technology products and solutions to clients in North America, Europe, the Middle East and the Asia-Pacific region. Between April 2005 and May 2007, Ms. Bryan was the Executive Vice President and Chief Financial Officer of Swift Transportation Co., a holding company which operates the largest fleet of truckload carrier equipment in the United States. Between 2001 and March 2005, Ms. Bryan was the Chief Financial Officer of APL Logistics, the supply-chain management arm of Singapore-based NOL Group, a logistics and global transportation business. Prior to joining APL, Ms. Bryan spent 16 years with Ryder System, Inc., a truck leasing company, where she held a series of progressively responsible positions in finance. In her last assignment, Ms. Bryan was Senior Vice President of Ryder Capital Services, where she led the development of the firm’s capital services business. In 1999 and 2000, Ms. Bryan served as Senior Vice President and Chief Financial Officer of Ryder Transportation Services.
          Ms. Bryan has extensive global financial and accounting experience in a variety of business operations, especially in logistics services. Ms. Bryan originally served on the Audit Committee of the Board for five years, and was selected in 2009 by the Board to serve as the Chair of the Governance Committee. Her familiarity with all aspects of Board responsibilities at Pentair will be critical in the future as governance and risk management processes continue to develop.
William T. Monahan, director since 2001, age 62
          Mr. Monahan serves as the Lead Director. From August through December 2006, Mr. Monahan served as a director and the Interim Chief Executive Officer of Novelis, Inc., a global leader in aluminum rolled products and aluminum can recycling. From November 1995 to May 2004, Mr. Monahan was Chairman of the Board of Directors and Chief Executive Officer of Imation Corp., a manufacturer of magnetic and optical data storage media. Mr. Monahan is also a director of Hutchinson Technology, Inc., The Mosaic Company and Solutia Inc. and was a director of Novelis, Inc. from January 2005 to May 2007.
          Mr. Monahan brings to our Board a wealth of global operational and management experience, as well as a deep understanding of our businesses gained as a member of our Board for nine years. Mr. Monahan has extensive service as a board member and CEO at companies in a number of different industries; his broad international perspective on business operations has been instrumental as the Company becomes more global.
Directors Not Standing For Election
      With a Three-Year Term Expiring at the 2011 Annual Meeting of Shareholders
Leslie Abi-Karam, director since 2008, age 51
          Since March 2008, Ms. Abi-Karam has been the Executive Vice President and President, Mailing Solutions Management of Pitney Bowes Inc., a global mailstream technology company. Between December 2002 and March 2008, Ms. Abi-Karam was the Executive Vice President and President, Document Messaging Technologies (DMT) of Pitney Bowes Inc. She is also responsible for all engineering, global supply chain and direct procurement operations, supplying products and sourcing for all commodity/spend management within Pitney Bowes worldwide. Between October 2000 and December 2002, Ms. Abi-Karam was President, Global Mail Creation and Mail Finishing, of Pitney Bowes Inc. She has been with Pitney Bowes since 1984 and has held various roles of increasing responsibility.
          Ms. Abi-Karam brings to our Board significant experience in the management of global technology businesses. As a current operating leader, Ms. Abi-Karam faces many of the same challenges as the Company and provides perspective on alternative solutions to common problems.
Jerry W. Burris, director since 2007, age 46
          Since October 2008, Mr. Burris has been the President, Precision Components of Barnes Group Inc. From July 2006 until October 2008, Mr. Burris was the President of Barnes Industrial, a global precision components business within Barnes Group. Prior to joining Barnes Group, Mr. Burris worked at General Electric Company, a multinational technology and services conglomerate, where he served as president and chief executive officer of Advanced Materials Quartz and Ceramics in 2006. From 2003 to 2006, Mr. Burris was the general manager of global services for GE Healthcare. From 2001 to 2003, he led the integration of global supply chain sourcing for the Honeywell integration and served as the general manager of global sourcing for GE Industrial Systems. Mr. Burris first joined GE in 1986 in the GE Corporate Technical Sales and Marketing Program.
          Mr. Burris brings to our Board significant experience in management of global manufacturing operations and related processes, such as supply chain management, quality control and product development. Mr. Burris provides the Board with insight into operating best practices and current developments in a variety of management contexts.
Ronald L. Merriman, director since 2004, age 65
          Mr. Merriman serves as the Chair of the Audit Committee. He is a Managing Director of Merriman Partners, a management advisory firm. He served as Managing Director of O’Melveny & Myers LLP, a global law firm, from 2000 to 2003; Executive Vice President of Carlson Wagonlit Travel, a global travel management firm, from 1999 to 2000 and Executive Vice President of Ambassador International, Inc., a publicly-traded travel services business, from 1997 to 1999. From 1967 to 1997, Mr. Merriman was employed by KPMG, a global accounting and consulting firm, where he ultimately served as a Vice Chair and member of the Executive Management Committee. He is also a director of Aircastle Limited, Realty Income Corporation and Haemonetics Corporation. Mr. Merriman also served as a director of Cardio Dynamics International from July 2003 to July 2005 and as a director of Corautus Genetics Inc. from April 2004 to May 2005.
          Mr. Merriman’s extensive accounting and financial background has strengthened our Audit Committee and its processes over the past six years. In addition, his global experience and contributions to our International Committee have assisted us in our expansion into overseas markets.
          With a Three-Year Term Expiring at the 2012 Annual Meeting of Shareholders
Charles A. Haggerty, director since 1994, age 68
          Mr. Haggerty is currently Chief Executive Officer of LeConte Associates, LLC, a consulting and investment firm. Mr. Haggerty joined Western Digital Corporation, a maker of hard disc drives, in June 1992, where he served as Chief Operating Officer until July 1993, as Chief Executive Officer and Chairman of the Board from July 1993 until he retired as Chief Executive Officer in January 2000 and as Chairman in June 2000. From 1964 to 1992, Mr. Haggerty served in various positions at International Business Machines Corporation. Mr. Haggerty is also a director of Imation Corp., Beckman Coulter, Inc., Deluxe Corporation and LSI Corp.
          Mr. Haggerty’s long record of service with Pentair as director and Lead Director, his familiarity with the Company and our various businesses, his executive management experience, extensive service as a director at other public companies, as well as his interest and expertise in corporate governance issues give Mr. Haggerty a deep understanding of the role of the Board of Directors that is instrumental in maintaining the functionality of the Board. Mr. Haggerty has served as a member of each of our Board committees, which has given him a firm understanding of the impact on us of a wide range of business situations.
Randall J. Hogan, director since 1999, age 54
          Since January 1, 2001, Mr. Hogan has been our Chief Executive Officer. Mr. Hogan became Chairman of the Board on May 1, 2002. From December 1999 through December 2000, Mr. Hogan was our President and Chief Operating Officer. From March 1998 to December 1999, he was Executive Vice President and President of our Electrical and Electronic Enclosures Group. From February 1995 to August 1997, he was President of the Carrier Transicold Division of United Technologies Corporation. From 1994 until 1995, he was Vice President and General Manager of Pratt & Whitney Industrial Turbines. From 1988 until 1994, he held various executive positions at General Electric. From 1981 until 1987, he was a consultant at McKinsey & Company. Mr. Hogan is also a director of Covidien plc. Mr. Hogan also served as a director of Unisys Corporation from March 2004 to September 2006.
          Mr. Hogan’s experience in operational management both with us and predecessor employers, his deep knowledge of business in general and our businesses, strengths and opportunities in particular, and his experience as a director in two other complex global public companies allow him to make significant contributions to the Board.
David A. Jones, director since 2003, age 60
          Mr. Jones serves as the Chair of the International and Compensation Committees. Since February 2008, Mr. Jones has been Senior Advisor to Oak Hill Capital Partners, a private equity firm. Between 1996 and May 2007, Mr. Jones was Chairman and Chief Executive Officer of Spectrum Brands, Inc. (formerly Rayovac Corporation), a global consumer products company with major businesses in batteries, lighting, shaving/grooming, personal care, lawn and garden, household insecticide and pet supply product categories. From 1996 to April 1998, he also served Rayovac as President. After Mr. Jones was no longer an executive officer of Spectrum Brands, it filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in March 2009 and exited from bankruptcy proceedings in August 2009. From 1995 to 1996, Mr. Jones was Chief Operating Officer, Chief Executive Officer, and Chairman of the Board of Directors of Thermoscan, Inc. From 1989 to 1994, he served as President and Chief Executive Officer of The Regina Company. Mr. Jones also served as a director of Simmons Bedding Company from January 2000 to January 2010, as a director of Spectrum Brands from September 1996 to August 2007, and as a director of Tyson Foods, Inc. from October 1999 to July 2005.
          Mr. Jones’ extensive management experience with both public and private companies and private equity funds, coupled with his global operational, financial and mergers and acquisitions expertise, have given the Board invaluable insight into a wide range of business situations. Mr. Jones has served on each of our Board Committees, which has given him an understanding of the impact on us of a wide range of business situations.
          Under our By-Laws, election of directors requires the affirmative vote of a majority of all shares entitled to vote. A nominee who does not receive a majority of the votes will not be elected to our Board of Directors. The Board has the power to appoint directors to vacant positions, as would arise with respect to a nominee who did not obtain the requisite majority vote. Any such appointee must stand for election at the next annual shareholders’ meeting or at the next special shareholders’ meeting called for that purpose.
          If elected, each of the four director nominees standing for election at the Annual Meeting will serve on the Board until the Annual Meeting in 2013. If any of the four nominees should become unable to accept election, the persons named on the proxy card as proxies may vote for other person(s) selected by the Board or the named proxies. Management has no reason to believe that any of the four nominees for election named above will be unable to serve.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE.

COMPENSATION DISCUSSION AND ANALYSIS
Overview of Compensation Program
          The Compensation Committee (the “Committee”) of our Board sets and administers the policies that govern our executive compensation, including:
•	establishing and reviewing executive base salaries;

•	overseeing our annual incentive compensation plans;

•	overseeing our long-term equity-based compensation plan;

•	approving all awards under those plans; and

•	annually approving and recommending to the Board all compensation decisions for executive officers, including those for the Chief Executive Officer and the other officers named in the Summary Compensation Table below (all, collectively, the “Named Executive Officers”).
          The Committee seeks to assure that compensation paid to the Named Executive Officers is fair, reasonable and competitive, and is linked to increasing long-term shareholder value. Only independent directors serve on the Committee.
Compensation Philosophy and Objectives
          The Committee believes that the most effective executive compensation program aligns executive initiatives with shareholders’ economic interests. The Committee seeks to accomplish this by rewarding the achievement of specific annual, longer-term and strategic goals that create lasting shareholder value. The Committee evaluates both executive performance and executive compensation to attract and retain superior employees in key positions at compensation levels competitive in the marketplace. To achieve the objectives stated below, the Committee provides executive compensation packages containing both cash and equity-based compensation components that reward performance as measured against established goals. The Committee’s specific objectives include:
•	to motivate and reward executives for achieving financial and strategic objectives;

•	to provide rewards commensurate with individual and company performance;

•	to encourage innovation and growth;

•	to attract and retain top-quality executives and key employees; and

•	to align our employee and shareholder interests by encouraging employee stock ownership.
          To balance these objectives, our executive compensation program uses the following elements:
•	base salary, to provide fixed compensation competitive in the marketplace;

•	annual incentive compensation, to reward short-term performance against specific financial targets and individual goals;

•	long-term incentive compensation, to link management incentives to long-term value creation and shareholder return; and

•	retirement, perquisites and other benefits, to attract and retain management and other employees over the longer term.
     We discuss each of these components below under the topics “2009 Compensation Program Elements” and “Changes in Compensation Program Mix for 2010” on pages 17 and 22 of this Proxy Statement.
Compensation Committee Practices
          The Committee meets regularly to review, discuss and approve executive compensation and employee benefit plan matters. To ensure it is able to address all of its responsibilities, the Committee establishes an annual agenda at the beginning of each year. In 2009, the Committee held five regular meetings. The Committee has scheduled five regular meetings for 2010. In addition to the regularly scheduled meetings, the Committee holds additional meetings when necessary.
          Committee members generally receive written materials several days prior to each regularly scheduled meeting. At the close of each regularly scheduled Committee meeting, the Committee conducts an executive session without management present. When appropriate, the Committee also meets in executive session at the close of special meetings. At the Committee’s request, the Committee’s external compensation consultant reviews committee meeting materials and attends meetings.
          In making changes to our compensation programs, the Committee considers our compensation philosophy and objectives, as well as external market, industry and peer company practices. The Committee reviews each element of the executive compensation program annually for continuing appropriateness and reasonableness.
          In December 2008 and February 2009, the Committee reviewed and approved executive salaries, equity plan incentive grants, and performance measures and related targets for our annual incentive program for 2009. When reviewing proposed awards, the Committee considered our corporate performance for the year and the prior three-year period against the peer group of companies identified as the “Comparator Group” in the section below entitled “Comparative Framework.” The Committee also considered our corporate performance compared to our strategic objectives. The Committee reviewed and approved equity grants for newly hired and promoted employees as required throughout the year. Committee actions relating to executive salary, incentive awards and long-term compensation, as well as changes to our compensation programs, were submitted to the full Board for ratification and approval.
Services of Compensation Consultant
     In 2009, the Committee retained Hewitt Associates, an external compensation consultant (the “Compensation Consultant”), to advise the Committee on executive compensation issues. The Compensation Consultant provides no services to our company other than those commissioned for the Committee or, as noted below, by the Governance Committee of our Board of Directors.
     The Committee provides the Compensation Consultant with preliminary instructions regarding the goals of our compensation program and the parameters of the competitive review of our executive compensation programs to be conducted by the Compensation Consultant. The Compensation Consultant provides the Committee with comparative market data on position-specific compensation structures, policies and programs based on analyses of relevant survey data and of the practices of the Comparator Group defined below under the heading “Comparative Framework.” The Compensation Consultant also provides guidance on industry best practices and advises the Committee in determining appropriate ranges for base salaries, annual incentives and equity compensation for each senior executive position.
     The Compensation Consultant also provided its services to our Governance Committee in 2009 in connection with its review of the form and amount of compensation paid to Board members. A discussion of the changes to Board compensation for 2010 is set forth at page 43.
Role of Executive Officers in Compensation Decisions
          At the request of the Committee, the Chief Executive Officer and the Senior Vice President, Human Resources, generally attend meetings of the Committee but are not present in executive sessions, and do not participate in deliberations of their own compensation. Our human resources group assists the Committee as requested on specific topics regarding compensation, as well as on specific recommendations for compensation for management throughout the Company.
          The Chief Executive Officer annually reviews with the Committee the performance of each executive officer (other than himself) and presents compensation recommendations based on these reviews to the Committee. The Committee reviews these recommendations with its external compensation consultant and exercises its discretion in adopting, rejecting or changing the compensation proposals. The Committee then recommends the final compensation proposals for all Named Executive Officers, including the Chief Executive Officer, to the full Board for its approval.

          The Committee employs a formal rating process to evaluate the Chief Executive Officer’s performance. As part of this process, the Committee reviews financial and other relevant data related to the performance of the Chief Executive Officer at each meeting of the Board throughout the year. At the end of the year, each independent director provides an evaluation and rating of the Chief Executive Officer’s performance in various categories. The Committee Chair submits a consolidated rating report and the Committee’s recommendations regarding the Chief Executive Officer’s compensation to the independent directors for review and ratification. The Lead Director chairs a discussion with independent Board members in executive session without the Chief Executive Officer present. From that discussion, the Committee finalizes the Chief Executive Officer’s performance rating. The Committee Chair and the Lead Director review the final rating results and commentary with the Chief Executive Officer. The Committee takes the performance rating and financial data into account in determining the Chief Executive Officer’s compensation and the Board’s adoption of goals and objectives for the Chief Executive Officer for the following year.
Setting Executive Compensation
          The Committee recognizes the importance of maintaining sound principles for developing and administering compensation and benefits programs. The Committee seeks to carry out its responsibilities by:
•	holding executive sessions (without management present) at every regular Committee meeting;

•	requiring clear communication of compensation policy and actions to employees and the shareholders;

•	annually reviewing total annual compensation for all executive officers; and

•	establishing appropriate guidelines for executive change-in-control agreements.
Comparative Framework
          In making its recommendations to the Board concerning executive officer compensation, the Committee annually reviews and evaluates our corporate performance and our executive officers’ compensation and equity ownership. The Committee also obtains and reviews comparative data from the Compensation Consultant and a number of third-party sources, including proxy statements, publicly available information and surveys by consulting firms.
          The Committee uses external competitive benchmarks that it believes support the guiding principles outlined above for each element of compensation. For 2009, the market for assessing compensation was defined as companies with revenue comparable to ours (revenues of approximately $1 billion — $6 billion), publicly traded, headquartered in the U.S., and engaged in one or more manufacturing sectors (the “Comparator Group”). The Committee identified these companies as our Comparator Group based upon the analysis and recommendations of the Compensation Consultant. The Comparator Group consisted of business competitors, similarly structured broadly diversified organizations, and competitors for executive talent: Amphenol Corporation, Cooper Industries LTD, Crane Company, Danaher Corporation, Donaldson Corporation, Inc., Dover Corporation, Eaton Corporation, Flowserve Corporation, Hubbell Inc., ITT Corporation, Pall Corporation, Parker Hannifin Corporation, Rockwell Automation, Inc., A.O. Smith Corporation, SPX Corporation, Thomas & Betts Corporation.
2009 Compensation Program Elements
          For the fiscal year ended December 31, 2009, the principal components of compensation for Named Executive Officers were:
•	Base salary;

•	Annual incentive compensation;

•	Long-term incentive compensation;

•	Retirement and other benefits; and

•	Perquisites and other personal benefits.

The Committee reviews total compensation for its executives, and the relative levels of each of these forms of compensation, against the Committee’s goals to attract, retain and incentivize talented executives and to align the interests of these managers with those of our long-term shareholders.
Base Salaries
          We provide Named Executive Officers and other employees with a fixed salary. Focusing on the market value of each job, the Committee’s goal is to target approximately the 50th percentile (the “Midpoint”) of the Comparator Group for executives’ base salary ranges based on available market data. Market data include published survey data and proxy statement data for our Comparator Group. The Committee establishes each Named Executive Officer’s salary within a range of 20% of the Midpoint. Differences in base salaries among the Named Executive Officers and the extent to which a Named Executive Officer’s base salary is set at a level other than the Midpoint are decided by the Committee based on various factors, including competitive conditions for the Named Executive Officer’s position within the Comparator Group and in the broader employment market, as well as the Named Executive Officer’s length of employment, level of responsibility, experience and individual performance.
          Due to the uncertain market and economic conditions in late 2008 and their impact on the Company’s future performance, the Committee determined in December 2008 to freeze base salaries for most upper management personnel, including all Named Executive Officers at 2008 levels.
          In addition, the Company’s Chief Executive Officer voluntarily agreed to forego payment of 10% of his base salary in May 2009 for the balance of the year. This reduction is reflected in the Summary Compensation Table on page 30.
Annual Incentive Compensation Plan
          To achieve the objective of providing competitive compensation to attract and retain top talent while linking pay to annual performance, we pay a portion of our executives’ cash compensation as incentive compensation tied to annual business performance as measured against annual goals established by the Committee. We pay cash incentive compensation under one of two annual incentive plans, the Executive Officer Performance Plan (“EOPP”) and the Management Incentive Plan (“MIP”). The Committee has the sole discretion to determine in which plan eligible employees participate. Whereas the terms of the MIP permit the Committee to increase or decrease executives’ formula-derived incentive compensation, the Committee has no discretion to increase formula-derived incentive compensation under the EOPP. For 2009, the only participants in the EOPP were the executive officers.
          For each EOPP participant, the Committee determined a percentage of that executive’s base salary as a targeted level of incentive compensation opportunity, based on the Committee’s review of the Compensation Consultant’s recommendations, relevant survey data and, in the case of Named Executive Officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. Differences in target levels of incentive compensation opportunity among the Named Executive Officers are decided by the Committee based on various factors, including competitive conditions for the Named Executive Officer’s position within the Comparator Group and in the broader employment market, as well as the Named Executive Officer’s length of employment, level of responsibility and experience. An executive’s base salary multiplied by the incentive compensation opportunity percentage establishes the target incentive compensation for which he or she is eligible. The Committee determined incentive compensation targets in 2009 for all Named Executive Officers. These incentive compensation targets were as follows:

	Target as a
	Percent of Salary	Target in Dollars
Randall J. Hogan	150%	$1,505,400
John L. Stauch	80%	363,200
Michael V. Schrock	100%	535,000
Frederick S. Koury	60%	232,800
Louis L. Ainsworth	60%	229,200

Actual incentive compensation awarded to each Named Executive Officer may range from 0 to 2 times the target, depending on actual company and individual performance, as described below. The Committee approves business goals (described below) for each year and sets each executive’s incentive compensation opportunity so that if we attain our annual performance goals, annual cash incentive levels will be between the 50th and 75th percentiles of our Comparator Group. If we attain superior performance levels, cash incentive compensation could exceed the 75th percentile of the Comparator Group; if we do not attain any of the targeted performance goals, cash incentive compensation will be below the 50th percentile of our Comparator Group.
          To establish the performance measures and related targets applied to EOPP payments for the Named Executive Officers, the Committee examined goals that were recommended by the Chief Executive Officer, after consultation with the Chief Financial Officer and certain other executive officers, and that were based solely on objectively determinable financial performance measures. The Committee then assessed these recommendations in light of comparable data of the Comparator Group and relevant survey data. In February 2009, the Committee established the performance goals for 2009 for both the EOPP and the more broadly-based MIP, which the Board then ratified. The EOPP performance goals, which applied to the Named Executive Officers, consisted of three quantitative measures:
•	Free cash flow, which means cash from operating activities less capital expenditures, including both continuing and discontinued operations, plus proceeds from sale of property and equipment. For all Named Executive Officers, the 2009 free cash flow performance target was $234 million, prior to adjustments specified in the EOPP.

•	Operating income, which means the excess of revenues over expenses for normal operating activities. For all Named Executive Officers, the 2009 operating income target was $392 million, prior to adjustments specified in the EOPP.

•	Earnings before interest, depreciation and amortization (“EBITDA”). For all Named Executive Officers, the 2009 EBITDA target was $350 million, prior to adjustments specified in the EOPP.
          To provide an added performance incentive, the Committee determined that the amount of incentive compensation related to each performance measure other than EBITDA would be scaled according to the amount by which the measure exceeded or fell short of the target. The Committee also determined that the target measures for free cash flow and operating income should also have a threshold level below which no incentive compensation would be earned. In the case of the free cash flow and operating income performance measures, the amount of incentive compensation for each target measure was scaled from 0.75 (at the threshold) to 2.0 times (at the maximum) the measure according to a formula that was based solely on our corporate performance and was not subject to adjustment or discretion.
          In the case of EBITDA, the Committee determined that attainment of this performance goal alone would not trigger an incentive compensation award. If the EBITDA target were not attained, no award would be made at all for this performance goal. However, if the EBITDA target was attained, the Committee retained the discretion to reduce, but not to increase, the amount of any award to a Named Executive Officer, based upon a strategy deployment factor (“SDF”). The SDF factor measures an individual executive’s performance against expectations in the attainment of corporate strategic goals set by the Board. The SDF factor is determined by the Committee for each Named Executive Officer based on its assessment of individual performance following consultation with the Chief Executive Officer.
          The Committee determined that, for 2009, the performance measures applied to EOPP payments for all Named Executive Officers were to be weighted as follows: free cash flow: 40%; operating income: 40%; and EBITDA: 20%. The actual incentive compensation of each Named Executive Officer was determined by multiplying the eligible target incentive compensation amount by a multiplier determined as noted above.
          Free cash flow after adjustment for factors specified by the EOPP plan exceeded the company’s maximum target. The incentive bonus percentage for the free cash flow measure amounted to 80% of each EOPP participant’s target bonus (40% weighting times 200% at maximum).

          Operating income was $258 million after adjustment for factors specified in the EOPP plan — certain impairment and restructuring expenses. This amount was less than the Company’s threshold amount of $274 million. Therefore, no incentive bonus payment was earned with respect to the operating income measure under the EOPP.
          EBITDA for the Company after adjustment for factors specified in the EOPP plan was $357.9 million, higher than the $350 million threshold. The Compensation Committee determined that Named Executive Officer performance in 2009 met or exceeded individual performance expectations. However, due to the impact of the recession on the performance of our businesses, as well as the level of sacrifices made by all employees during 2009, management recommended and the Committee agreed to reduce the award under the EBITDA component of the EOPP. The Committee therefore used its discretion to reduce the EBITDA portion of the EOPP awards to approximately thirty percent (30%) of the award otherwise earned for the Named Executive Officers.
          Based on the foregoing, the Committee awarded EOPP incentive awards to the Named Executive Officers that are reflected in the Summary Compensation Table, column (g) “Non-Equity Incentive Plan Compensation”, on page 30.
2009 Long-term Incentive Compensation
          The Committee emphasizes executive compensation that is tied to building and sustaining our company’s value through stock performance over time. We provide long-term compensation to our executives to further the objectives of:
•	motivating and rewarding executives through share price appreciation;

•	encouraging innovation and growth;

•	aligning management and shareholder interests; and

•	attracting and retaining key executive talent.
          In keeping with this philosophy, the Committee awards participants with grants of long-term incentive compensation having a value falling between the 50th and 75th percentiles of competitive compensation programs, based on the Committee’s assessment of both published survey data and data from our Comparator Group. If we build and sustain long-term shareholder value through superior performance, ongoing long-term incentive values may exceed the 75th percentile of our Comparator Group.
          In 2009, the Committee awarded long-term incentive compensation under the 2008 Pentair, Inc. Omnibus Stock Incentive Plan (the “2008 Omnibus Plan”). As it does each year, the Committee used benchmark data (including compensation surveys, Comparator Group information and other data provided by the Compensation Consultant) to set competitive target dollar award levels for each Named Executive Officer and for each position or grade level. Differences in target dollar award levels among the Named Executive Officers were decided by the Committee based on various factors, including competitive conditions for the Named Executive Officer’s position within the Comparator Group and in the broader employment market, as well as the Named Executive Officer’s length of employment, level of responsibility, experience and individual performance. Individual awards generally range between 80 and 120 percent of the target award level, with actual award amounts determined by the Committee based on its assessment of both the executive’s individual performance against his or her individual performance goals in the previous year and company performance in the previous year against our strategic plan.
          The Committee approved the elements and mix of long-term incentive compensation under the 2008 Omnibus Plan. The Committee granted all Named Executive Officers a mix of three components: stock options, restricted stock units and cash-settled performance units.
Stock options: The Committee determined that it would award ten-year stock options, with one third of the options vesting on each of the first, second and third anniversaries of the grant date, as in prior years, though the mix of stock options was reduced for the 2009 grant to 30% of the long-term incentive award’s total value.

Restricted stock units: The Committee determined that it would grant restricted stock units rather than restricted shares in 2009 in order to deliver equity awards in a more cost-effective, tax-efficient manner. Consistent with past grants of restricted shares, restricted stock units will vest one-half on each of the third and fourth anniversaries of the grant date. Each restricted stock unit represents the right to receive one share of our Common Stock upon vesting and includes one dividend equivalent unit, which, upon vesting, entitles the holder to a cash payment equal to all cash dividends declared on a share of our Common Stock from the date of grant to the date of vesting. An executive officer may elect to defer receipt of restricted stock units and receipt of payments related to dividend equivalent units upon vesting under our Non-Qualified Deferred Compensation Plan. For the 2009 grant, restricted stock units also constituted 30% of the long-term incentive award’s total value.
Cash-settled performance units: The Committee determined that it would also grant cash-settled performance units in 2009, reflecting both the high level of uncertainty in the global economic conditions facing us in 2009, as well as the unwillingness of the Committee and the Board to issue a larger number of share options or restricted stock units at unusually depressed stock prices at the beginning of 2009. Each performance unit entitles the holder to a cash payment following the end of a three-year performance period, if we achieve specified company performance goals set forth in the 2008 Omnibus Plan. The performance goals are selected by the Committee at the beginning of each year of the performance period. For 2009, the performance metric selected was achievement of an EBITDA target equal to $434.9 million.
Depending on actual cumulative company performance over the three-year performance period, the Company might pay a target of 100%, a threshold of 75%, a maximum of 125%, or a minimum of 0%, with respect to the cash-settled performance units, contingent upon the participant’s remaining employed by the Company on the third anniversary of the grant date or having retired at or after age 60 with a minimum of ten years’ service. Eligible executive officers may elect to defer receipt of the cash payment under our Non-Qualified Deferred Compensation Plan. For the 2009 grant, the value of cash-settled performance units awarded constituted 40% of the long-term incentive award’s total value.
          The value of stock options and restricted stock units granted to the Named Executive Officers in 2009 is reflected in the Grants of Plan-Based Awards Table on page 32. The value of restricted shares that vested for each Named Executive Officer in 2009 (reflecting grants made to them in 2005 and 2006) and the value of options exercised by each Named Executive Officer in 2009 are shown in the Option Exercises and Stock Vested Table on page 36.
          A range of values of the cash-settled performance units granted to the Named Executive Officers in 2009 is reflected in the Grants of Plan-Based Award Table on page 32. The valuation reflects the potential payout under these performance units at target performance levels. In 2009, the company’s EBITDA performance fell below the target level at $357.9 million, or 82% of target. Because the performance units reflect a cumulative three-year performance period, however, the results of any one year are not determinative of the amount that may be paid out at the end of the performance period. The actual value of these performance units at final payout in 2012 will reflect three-year cumulative Company performance, and may be above, below or at the target value.
          The Committee reviewed and approved the 2009 grants of long-term incentive compensation for executive officers in December 2008. For all other recipients, in February 2009, the Committee reviewed and approved grants that were effective on March 3, 2009. The Committee reviews and approves all equity awards to newly hired or promoted executives at regular meetings throughout the year. As a rule, the Committee grants awards to newly hired or promoted executives that are effective the earlier of the 15th day of the month following the date of hire or promotion or the 15th day of the month following the date of the Committee meeting at which the grant is approved. The Committee has also given the Committee Chair and the Chief Executive Officer discretion to grant equity awards to newly hired or promoted executives as required throughout the year, within the guidelines of the long-term incentive plan. The Committee then ratifies these grants at its next meeting. All options are granted at fair market value based on the closing stock price on the effective day of grant.
Prior Year Performance Grants
          Because sales performance and free cash flow were adversely impacted by several discretionary actions we took during 2008, after discussion and approval by the Board, the Committee considered adjustments in the results for sales performance and free cash flow measures under the MIP and EOPP plans. These adjustments reflect the impact of Board-approved acquisitions, divestitures, and other non-recurring and unusual items, that have traditionally been taken into account in the annual MIP bonus calculations for our broader management team. These adjustments had not been contemplated at the time performance goals were set in February 2008. Following a detailed review of each item, the Committee approved these adjustments for purposes of measuring performance for our MIP for management other than EOPP participants.
          The Committee then evaluated the calculated bonuses that Named Executive Officers would have earned under the EOPP if the recommended adjustments had been made under the EOPP as well. Based on this review, the Committee approved grants of restricted shares under the 2008 Omnibus Plan for EOPP participants, including the Named Executive Officers, in an amount equal to the incremental difference between (1) the bonuses that would have been earned under the EOPP if the recommended adjustments had been made under the EOPP, and (2) the approved EOPP awards without taking into account the recommended adjustments. These awards were granted on March 3, 2009, and valued at the closing stock price on that date, and they will vest one-half on the first anniversary, and one-quarter on the second and third anniversaries, of the date of grant. The number of restricted shares granted to each of the Named Executive Officers was as follows: Mr. Hogan — 19,594 shares, Mr. Stauch — 4,727 shares, Mr. Schrock — 6,963 shares, Mr. Koury — 3,030 shares, and Mr. Ainsworth — 2,983 shares.
Changes in Compensation Program Mix for 2010
          The Committee believes that one of the strengths of our compensation program is its consistency; therefore, the Committee did not change in 2009 its compensation philosophy or objectives as described on page 15 above. In light of recent economic and market conditions, however, the Committee did revise the mix of elements of the compensation program for the Named Executive Officers and the broader management team for 2010. After review of our short- and long-term incentive plans, our preliminary 2010 operating plan, our financial position and current market trends for executive compensation prepared by the Compensation Consultant, management and the Committee modified our compensation program from that in 2009 as follows:
•	to reinstate merit-based salary increases for all management levels effective during 2010;

•	to reinstate contributions for all participants in the Company’s ESOP, 401(k) and deferred compensation plans in 2010; and

•	to eliminate the use of cash-settled performance units as a part of long-term incentive compensation mix for 2010.
          The Committee believes that these changes will both enable the Company to retain and attract talented management and to further management alignment with shareholder interests.
          Base Salaries
          The Committee undertook its annual review of base salaries for the Named Executive Officers and other management personnel, in accordance with its normal procedures. Following a market review by the Compensation Consultant, the Committee, with the Board’s concurrence, adopted the Chief Executive Officer’s recommendation to reinstate merit-pay salary increases for upper management personnel in April 2010, and for all executive officers, including all Named Executive Officers, in July 2010.
          Base salaries for most upper level management personnel and all Named Executive Officers had been frozen in 2009 at 2008 levels. In addition, the Chief Executive Officer agreed to forego payment of 10% of his base salary in May 2009. His salary will revert to the prior salary level in April 2010.
          Annual Incentive Compensation
          The Committee also reviewed the Company’s cash incentive plans and approved performance measures and goals for 2010. The Committee determined that organic sales growth, operating income and cash flow generation would be the three primary operating measures used to determine cash incentive compensation amounts for 2010. These measures correlate strongly with two primary corporate objectives: to improve the financial return from our businesses, and to strengthen our balance sheet through cash flow improvement and debt reduction. In addition, the Committee also approved an EBITDA target to be used with SDF factors in assessing individual performance for the year. The performance measures (and related target amounts) applicable to all Named Executive Officers for 2010 will be weighted as follows: organic sales growth 30%, operating income 30%, cash flow 20% and EBITDA (SDF) 20%.
          No changes are being made in the administration of the EOPP, the setting of incentive compensation opportunity targets, the methodology for calculating actual incentive compensation payouts or the Committee’s procedures for reviewing and approving awards under the plan, as described above on pages 17 — 22.
          Long-term Incentive Compensation
          The Committee approved in December 2009 the elements and mix of long-term incentive compensation for 2010 under the 2008 Omnibus Plan. The Committee granted all Named Executive Officers stock options and restricted stock units. The Committee determined that the value of stock options and restricted stock units would each represent 50% of the total value of long-term incentive compensation granted to Named Executive Officers, reducing the allocation of stock options compared to restricted stock units awards in order to emphasize longer-term value creation. The Committee also determined not to award new cash-settled performance units as in 2009 reflecting both the changes in the global economic conditions facing us in 2010 compared to 2009, and the decision by the Committee not to issue the larger number of shares in 2009 that would have been called for as long-term incentive compensation under normal Company policy, as a result of the depressed stock price at the beginning of 2009 compared to 2010.
          With respect to cash-settled performance units granted in 2009, the Committee determined that the performance metric under those units would again be EBITDA realized by the Company in 2010, as it was in 2009. For 2010, the target EBITDA was set by the Committee at $420 million.
Stock Ownership Guidelines
          The Committee and the Board have established stock ownership guidelines for the Named Executive Officers and other executives to motivate them to become significant shareholders and to further encourage long-term performance and growth. The Committee monitors our executives’ compliance with these stock ownership guidelines and periodically reviews the definition of “stock ownership” to reflect the practices of companies in the Comparator Group. For 2009, “stock ownership” included stock owned by the officer both directly and indirectly, the pro-rated portion of unvested restricted stock, restricted stock units, and shares held in our employee stock ownership plan or our employee stock purchase plan. The Committee determined that, over a period of five years from appointment, key employees should accumulate and hold Common Stock equal to a multiple of base salary as follows:

Stock Ownership Guidelines
Executive Level	(as a multiple of salary)
Chief Executive Officer	5x base salary
President, Chief Operating Officer; Executive Vice President and Chief Financial Officer	3x base salary
Senior Vice President, Human Resources; Senior Vice President and General Counsel	2.5x base salary
Other key executives	2x base salary
Stock Ownership for the Currently-Serving Named Executive Officers as of December 31, 2009

	Share	12/31/09	Ownership	Meets
	Ownership	Market Value	Guideline	Guideline
Randall J. Hogan	552,838	$17,856,667	$4,683,467	Yes
John L. Stauch	44,604	1,440,709	1,362,000	Yes
Michael V. Schrock	116,491	3,762,659	1,605,000	Yes
Frederick S. Koury	40,070	1,294,261	970,000	Yes
Louis L. Ainsworth	140,053	4,523,712	955,000	Yes

Retirement and Other Benefits
          The Named Executive Officers and other executives and employees participate in the Pentair, Inc. Pension Plan, the Pentair Retirement Savings and Stock Incentive Plan, the Pentair Supplemental Executive Retirement Plan and the Pentair Restoration Plan. We also provide other benefits such as medical, dental and life insurance and disability coverage to employees, including the Named Executive Officers. We aim to provide employee and executive benefits at levels that reflect competitive market levels at the 50th percentile of similar benefits given by our Comparator Group.
          The Pentair, Inc. Pension Plan, the Pentair Retirement Savings and Stock Incentive Plan, the Pentair Supplemental Executive Retirement Plan and the Pentair Restoration Plan were all amended in 2008 to comply with final regulations under Internal Revenue Code Section 409A. As a result of these amendments, benefits vested prior to January 1, 2005 are separated from benefits earned after January 1, 2005, and may offer different distribution or other options to participants as described below.
The Pentair, Inc. Pension Plan
          The Pentair, Inc. Pension Plan (the “Pension Plan”) is a funded, tax-qualified, noncontributory defined-benefit pension plan that covers certain employees, including the Named Executive Officers. Participation in the Pension Plan is restricted to those Named Executive Officers and other employees who were hired on or before December 31, 2007. Benefits under the Pension Plan are based upon an employee’s years of service and highest average earnings in any five-year period during the ten-year period preceding the employee’s retirement (or, in the case of an employee with more than five years but less than ten years of service, during any five-year period preceding the employee’s retirement). No additional benefits may be earned under the Pension Plan after December 31, 2017. Benefits under the Pension Plan are payable after retirement in the form of an annuity.
          Compensation covered by the Pension Plan for the Named Executive Officers equals the amounts set forth in the “Salary” column of the Summary Compensation Table on page 30 and 2008 incentive compensation paid in March 2009 set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 30. The amount of annual earnings that may be considered in calculating benefits under the Pension Plan is limited by law. For 2009, the annual limitation was $245,000.
          Benefits under the Pension Plan are calculated as an annuity equal to the sum of:
•	1.0 percent of the participant’s highest final average earnings multiplied by years of service; and

•	0.5 percent of such earnings in excess of Primary Social Security compensation.
          Years of service under these formulas cannot exceed 35. Contributions to the Pension Plan are made entirely by us and are paid into a trust fund from which the benefits for all participants will be paid.
The Pentair Supplemental Executive Retirement and Restoration Plan
          The Pentair Supplemental Executive Retirement Plan (“SERP”) and the Pentair Restoration Plan (“Restoration Plan”) are unfunded, nonqualified defined benefit pension plans for all executive officers and other key executives selected by the Committee who were hired on or before December 31, 2007. Benefits under these two Plans vest upon the completion of five years of benefit service (all service following initial participation). These Plans are combined for all administrative, accounting and other purposes. The Named Executive Officers all participate in the SERP and the Restoration Plan. Each Named Executive Officer other than Mr. Stauch is fully vested in these Plans.
          Benefits under the SERP are based upon the number of an employee’s years of service following initial participation and the highest average earnings for a five calendar-year period (ending with retirement). Benefits vested as of December 31, 2004, are payable after retirement in the form of either a 15-year certain annuity or, at the participant’s option, a 100% joint and survivor annuity. Benefits earned after December 31, 2004, are payable after retirement in the form of a 15-year certain annuity. No additional benefits may be earned under the Pension Plan after December 31, 2017. Compensation covered by the SERP and the Restoration Plan for the Named Executive Officers equals the amounts set forth in the 2009 “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table on page 30.
          Benefits under the SERP are calculated as:
•	final average compensation as defined above; multiplied by

•	benefit service percentage, which equals 15% multiplied by years of benefit service.
          As discussed above, the Pension Plan limits retirement benefits for compensation earned in excess of the annual limitation imposed by Internal Revenue Code Section 401(a)(17), which was $245,000 in 2009. The Restoration Plan is designed to provide retirement benefits based on compensation earned by participants in excess of this annual limitation. Only executive officers and key executives hired on or before December 31, 2007 are eligible to participate in the Restoration Plan.
          The only participants in the Restoration Plan are those executive officers and other selected key leaders who participate in the SERP. Restoration Plan benefits are combined and administered with those payable under the SERP and are paid in the same manner and at the same time.
          Benefits under the Restoration Plan are calculated as:
•	final average compensation as defined above, less compensation below the annual limitation amount in each year; multiplied by

•	earned benefit service percentage (which is weighted based on age at the time of service), in accordance with the following table:

Service Age	Percentage
Under 25	4%
25-34	5.5%
35-44	7%
45-54	9%
55 or over	12%
The benefit percentages calculated above are added and the resulting percentage is multiplied by the covered compensation amount. Benefits vested as of December 31, 2004 are payable after retirement in the form of a 15-year certain annuity or, at the participant’s option, a 100% joint and survivor annuity. Benefits earned after December 31, 2004 are payable after retirement in the form of a 15-year certain annuity. No additional benefits may be earned under the Restoration Plan after December 31, 2017.
          The present value of the combined accumulated benefits for the Named Executive Officers under both the SERP and the Restoration Plan is set forth in the Pension Benefits table on page 36.

The Pentair Retirement Savings and Stock Incentive Plan
          The Pentair Retirement Savings and Stock Incentive Plan (“RSIP/ESOP Plan”) is a tax-qualified 401(k) retirement savings plan, with a companion Employee Stock Ownership Plan (“ESOP”) component. Participating employees may contribute up to 50 percent of base salary and incentive compensation on a before-tax basis and 15 percent of compensation on an after-tax basis, into their 401(k) plan (“RSIP”). We normally match an amount equal to one dollar for each dollar contributed to the RSIP by participating employees on the first one percent, and 50 cents for each dollar contributed to the RSIP by participating employees on the next five percent, of their regular earnings. In addition, after the first year of employment, we contribute to the ESOP an amount equal to 1 1/2 % of cash compensation (salary and incentive compensation) for each participant in the RSIP, to incent employees to make contributions to our retirement plan. The RSIP/ESOP Plan limits the amount of cash compensation considered for contribution purposes to the maximum imposed by Internal Revenue Code Section 401(a)(17), which was $245,000 in 2009.
          Participants in the RSIP/ESOP Plan are allowed to invest their account balances in a number of possible mutual fund investments. Our Common Stock is not a permitted investment choice under the RSIP. We make ESOP contributions in our Common Stock. Participants may sell and immediately reinvest stock contributions within the ESOP into any other investment vehicles offered under the RSIP/ESOP Plan. In addition, ESOP balances, but not RSIP balances, may be reinvested into the Company’s Common Stock, effective in 2009.
          Fidelity Investments Institutional Services Co. provides these investment vehicles for participants and handles all allocation and accounting services for the Plan. We do not guarantee or subsidize any investment earnings under the Plan.
          Amounts deferred, if any, under the RSIP/ESOP Plan by the Named Executive Officers are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table on page 30. Pentair matching contributions allocated to the Named Executive Officers under the RSIP/ESOP Plan are included in the “All Other Compensation” column of the Summary Compensation Table. Matching contributions are generally made a year in arrears.
          The Company determined to temporarily suspend in June 2009 all matching contributions to participant accounts under the RSIP/ESOP Plan as a result of worsening economic conditions and uncertainty about future company performance. The company reinstated matching contributions to participant accounts in 2010, effective January 1 for the ESOP and April 1 for the RSIP. All Named Executive Officers were subject to the suspension of contributions in 2009 and will benefit from their reinstatement on the same basis as other participants in 2010.
Medical, Dental, Life Insurance and Disability Coverage
          Employee benefits such as medical, dental, life insurance and disability coverage are available to all U.S.-based participants through our active employee plans. In addition to these benefits to active employees, we provide post-retirement medical, dental and life insurance coverage to certain retirees in accordance with the legacy company plans which applied at the time the employees were hired. We provide up to one and a half times annual salary (up to $2,000,000) in life insurance, and up to $10,000 per month in long-term disability coverage. The cost of the active employee benefits in 2009 for the Named Executive Officers was as follows:

Cost of
Officer	Benefits
Randall J. Hogan	$13,122
John L. Stauch	$13,138
Michael V. Schrock	$12,739
Frederick S. Koury	$12,309
Louis L. Ainsworth	$9,313
The value of these benefits is not required to be included in the Summary Compensation Table since they are made available to all of our U.S. salaried employees.

Other Paid Time-Off Benefits
          We also provide vacation and other paid holidays to all employees, including the Named Executive Officers, which we have determined to be comparable to those provided at other large companies.
Deferred Compensation
          We sponsor a non-qualified deferred compensation program, called the Sidekick Plan, for our U.S. executives within or above the pay grade that has a median annual salary of $118,700 in 2009. This plan permits executives to defer up to 25% of their base salary and 100% of their annual cash incentive compensation. We normally make contributions in two tranches to the Sidekick Plan on behalf of participants similar to our contributions under the RSIP/ESOP Plan with respect to each participant’s contributions from that portion of his or her income above the maximum imposed by Internal Revenue Code Section 401(a)(17), which was $245,000 in 2009, but below the Sidekick Plan’s compensation limit of $700,000.
          Participants in the Sidekick Plan are allowed to invest their account balances in a number of possible mutual fund investments. Fidelity Investments Institutional Services Co. provides these investment vehicles for participants and handles all allocation and accounting services for the Plan. We do not guarantee or subsidize any investment earnings under the Plan, and our Common Stock is not a permitted investment choice under the Plan.
          Amounts deferred, if any, under the Sidekick Plan by the Named Executive Officers are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table on page 30. Our contributions allocated to the Named Executive Officers under the Sidekick Plan are included in the “All Other Compensation” column of the Summary Compensation Table.
          The Company determined to temporarily suspend in May and June 2009 the matching contributions to participant accounts under the Sidekick Plan as a result of worsening economic conditions and uncertainty about future company performance. The company determined to reinstate matching contributions at the beginning of 2010, effective in January and April. All Named Executive Officers were subject to the suspension of contributions in 2009 and will benefit from their reinstatement on the same basis as other participants in 2010.
Perquisites and Other Personal Benefits
          We provide Named Executive Officers with a perquisite program (the “Flex Perq Program”) under which the Named Executive Officers receive a cash perquisite allowance in an amount that the Committee believes is customary, reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews market data provided by the Compensation Consultant to assess the levels of perquisites provided to Named Executive Officers.
          For 2009, the total aggregate annual allowance under the Flex Perq Program was $35,000 for the Chief Executive Officer and the President and Chief Operating Officer, and $30,000 for all other participants. In addition to the allowance provided under the Flex Perq Program, we provided reimbursement for an annual executive physical and related expenses for the Chief Executive Officer.
          These amounts are included in the Summary Compensation Table, in the column labeled “All Other Compensation,” on page 30 and are set forth in more detail in footnote 5 to that table.
Severance and Change-in-Control Benefits
          We provide severance and change-in-control benefits to selected executives to provide for continuity of management upon a threatened or completed change in control. These benefits are designed to provide economic protection to key executives following a change in control of our company so that our executives can remain focused on our business without undue personal concern. We believe that the security that these benefits provide helps our key executives to remain focused on our on-going business and reduces the key executive’s concerns about future employment. We also believe that these benefits allow our executives to consider the best interests of our company and its shareholders due to the economic security afforded by these benefits.

          We provide the following severance and change-in-control benefits:
•	We have entered into agreements with our key corporate executives and other key leaders (including all Named Executive Officers) that provide for contingent benefits upon a change in control.

•	The EOPP and the MIP each provide that, upon a change in control, each EOPP or MIP participant is entitled to receive any outstanding and unpaid award for the year before the change of control as well as an award for the then-current year calculated on the basis of the executive’s base salary immediately before the change of control and assuming that the year’s EOPP or MIP targets have been attained.

•	The 2008 Omnibus Plan and its predecessors provide that, upon a change in control, all outstanding options granted under such plans that are unvested become fully vested.

•	The 2008 Omnibus Plan and its predecessors provide that, upon a change in control, all restrictions applicable to outstanding shares of restricted stock granted under such plans shall automatically lapse and any dividends declared but unpaid with respect to such restricted stock shall be paid to the executive within 10 days of the date of the change of control.

•	The 2008 Omnibus Plan and its predecessors provide that, upon a change in control, all restrictions applicable to outstanding restricted stock units and dividend equivalent units granted under the Plan shall automatically lapse and any dividends declared but unpaid with respect to such dividend equivalent units shall be paid to the executive within 10 days of the date of the change of control.

•	The 2008 Omnibus Plan provides that, upon a change in control, all cash-settled performance units for which the performance period has not expired will be cancelled in exchange for a cash payment equal to the amount that would have been due under such awards if the performance goals measured at the time of the change of control were to continue to be achieved at the same rate through the end of the performance period, or if higher, assuming the target performance goals had been met at the time of the change of control.

•	Upon certain types of terminations of employment (other than a termination following a change in control), severance benefits may be paid to the Named Executive Officers at the discretion of the Committee.
          We explain these benefits more fully under “Potential Payments Upon Termination Or Change In Control” on page 38.
Retention Agreements
          We entered into a Confidentiality and Non-Competition Agreement dated as of January 6, 2005, with Michael Schrock, our President and Chief Operating Officer. The Confidentiality and Non-Competition Agreement requires Mr. Schrock to devote his full-time and energy to furthering our business and prohibits Mr. Schrock, during or after his term of employment, from disclosing or using, for his own benefit or the benefit of another party, confidential information that he may learn or acquire during his employment. The Confidentiality and Non-Competition Agreement also contains a covenant against competition by Mr. Schrock for two years following his last day of employment with us. It does not contain severance provisions.
Impact of Tax Considerations
          Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements, including periodic shareholder approval of the benefit plans under which we pay such performance-based compensation. Annual cash incentive compensation generally is performance-based compensation meeting those requirements and, as such, is fully deductible.
          The Committee also considers the impact of other tax provisions, such as the restrictions on deferred compensation set forth in Section 409A of the Internal Revenue Code, and attempts to structure compensation in a tax-efficient manner, both for the Named Executive Officers and for our company. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible.

COMPENSATION COMMITTEE REPORT
          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2009.
THE COMPENSATION COMMITTEE:
David A. Jones, Chair
Glynis A. Bryan
T. Michael Glenn
William T. Monahan

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
          The table below summarizes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2007, 2008 and 2009.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred	All Other
				Stock	Option	Incentive Plan	Compensation	Compensa	Total
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	tion	Compensation
Principal Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($)
Randall J. Hogan	2009	936,693	0	1,955,544	1,706,806	1,264,536	1,138,773	186,633	7,188,985
Chairman and Chief Executive Officer	2008	1,003,600	0	1,615,005	2,499,908	525,155	566,922	203,771	6,414,361
	2007	965,000	0	1,419,866	3,644,808	1,814,876	643,468	200,209	8,688,227

John L. Stauch	2009	454,000	0	1,618,536	524,258	319,616	274,029	98,333	3,288,772
Executive Vice President and Chief Financial Officer	2008	454,000	0	546,880	843,930	130,207	139,651	67,339	2,182,007
	2007	382,865	0	616,400	1,177,240	384,029	207,697	47,978	2,816,209

Michael V. Schrock	2009	535,000	0	770,048	698,813	470,800	550,917	158,454	3,184,032
President and Chief Operating Officer	2008	535,000	0	649,420	1,005,214	171,735	237,198	147,366	2,745,933
	2007	517,000	0	601,000	988,619	648,214	321,697	141,004	3,217,534

Frederick S. Koury	2009	388,000	0	355,324	331,110	214,176	236,751	87,276	1,612,637
Senior Vice President, Human Resources	2008	388,000	0	341,800	525,112	83,459	124,626	73,988	1,536,985
	2007	371,171	0	285,475	523,946	279,225	108,042	87,175	1,655,034

Louis L. Ainsworth	2009	382,000	0	304,865	275,925	197,112	268,713	85,639	1,514,254
Senior Vice President, General Counsel and Secretary	2008	382,000	0	290,530	435,093	82,168	172,066	69,082	1,430,939
	2007	363,693	0	225,375	622,860	262,688	152,166	73,930	1,700,712

(1)	The amounts in column (e) represent the aggregate grant date fair value, computed in accordance with Accounting Standards Codification 718 (“ASC 718”) (formerly referred to as SFAS No. 123(R)), of restricted stock and restricted stock units granted during each year. Assumptions used in the calculation of these amounts are included in footnote 14 to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2010.

(2)	The amounts in column (f) represent the aggregate grant date fair value, computed in accordance with ASC 718, of stock options granted during each year. Assumptions used in the calculation of these amounts are included in footnote 14 to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2010.

(3)	The amounts in column (g) with respect to 2009 reflect cash awards to the named individuals pursuant to awards under the EOPP in 2009 which were determined by the Compensation Committee at its February 22, 2010 meeting and, to the extent not deferred by the executive, paid shortly thereafter.

(4)	The amounts in column (h) reflect the increase in the actuarial present value of the Named Executive Officer’s accumulated benefits under all of our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

(5)	The table below shows the components of column (i), which include perquisites and other personal benefits; the company match under the Sidekick Plan, RSIP/ESOP Plan and the Employee Stock Purchase Plan; company-paid life insurance premiums; and dividends on restricted stock awards:

	(a)	(b)	(c)	(d)	(e)	(f)
				Matches
	Perquisites	Other	Matches	under the
	under the	Perquisites	under Defined	Employee	Life	Dividends on
	Flex Perq	and Personal	Contribution	Stock	Insurance	Restricted
	Program	Benefits	Plans	Purchase Plan	Premiums	Stock Awards
Name	($)(a)	($)	($)	($)	($)	($)
Mr. Hogan	35,000	5,805	37,525	0	2,553	105,750
Mr. Stauch	30,000	0	37,825	1,800	1,135	27,573
Mr. Schrock	35,000	0	37,563	2,250	3,884	79,757
Mr. Koury	30,000	0	37,567	375	958	18,376
Mr. Ainsworth	30,000	0	35,542	0	4,142	15,955

(a)	The amount shown in column (a) for each individual reflects amounts paid to or for the benefit of each Named Executive Officer under the Flex Perq Program, which is designed to provide corporate officers and other key executives with an expense allowance for certain personal and business-related benefits.

(b)	The amount shown in column (b) for Mr. Hogan includes reimbursement for costs associated with an annual executive physical and related expenses.

(c)	The amount shown in column (c) for each individual reflects amounts contributed by the Company to the RSIP/ESOP Plan or the Sidekick Plan with respect to salary deferrals in 2008 that were paid in 2009 before contributions were suspended in 2009.

GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
									All Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise	Grant Date
									Number	Number of	or Base	Fair Value
		Compensation							of Shares	Securities	Price of	of Stock
		Committee							of Stock	Underlying	Option	and Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	Date (1)	($)	($)	($)	(#)	(#)	(#)	(#) (4)	(#)(5)	($/sh)	($)(6)
Randall J. Hogan	1/2/2009	12/15/2008							63,791			1,580,741
	1/2/2009	12/15/2008								309,288	24.78	1,706,806
	3/3/2009	2/23/2009							19,594			374,833
	1/2/2009	12/15/2008	1,675,810	2,234,413	2,793,016
	N/A	N/A	1,129,050	1,505,400	3,010,800

John L. Stauch	1/2/2009	12/15/2008							61,667			1,528,108
	1/2/2009	12/15/2008								95,000	24.78	524,257
	3/3/2009	2/23/2009							4,727			90,428
	1/2/2009	12/15/2008	486,094	648,125	810,156
	N/A	N/A	272,400	363,200	726,400

Michael V. Schrock	1/2/2009	12/15/2008							25,700			636,846
	1/2/2009	12/15/2008								125,000	24.78	689,812
	3/3/2009	2/23/2009							6,963			133,202
	1/2/2009	12/15/2008	765,525	1,020,700	1,275,875
	N/A	N/A	401,250	535,000	1,070,000

Frederick S. Koury	1/2/2009	12/15/2008							12,000			297,360
	1/2/2009	12/15/2008								60,000	24.78	331,110
	3/3/2009	2/23/2009							3,030			57,964
	1/2/2009	12/15/2008	287,625	383,500	479,375
	N/A	N/A	174,600	232,800	465,600

Louis L. Ainsworth	1/2/2009	12/15/2008							10,000			247,800
	1/2/2009	12/15/2008								50,000	24.78	275,925
	3/3/2009	2/23/2009							2,983			57,065
	1/2/2009	12/15/2008	347,925	463,900	579,875
	N/A	N/A	171,900	229,200	458,400

(1)	The Compensation Committee practices for granting options and restricted stock units, including the timing of all grants and approvals therefor, are described under the caption “2009 Long-Term Incentive Compensation” on pages 20 — 22.

(2)	The amounts shown in column (d) as having been granted on January 2, 2009, reflect the total of the threshold payment levels for awards of cash-settled performance units granted in 2009 under the 2008 Omnibus Plan which are 75% of the target amounts shown in column (e). The amounts shown in column (f) are 125% of such target amounts. These amounts are based on the individual’s current salary and position. Any amounts payable with respect to performance units would be paid in March 2012, based on cumulative Company performance for the period 2009 to 2011.

(3)	The amounts shown in column (d) to which no grant date applies reflect the total of the threshold payment levels for each element under our EOPP. This amount is 75% of the target amounts shown in column (e). The amounts shown in column (f) are 200% of such target amounts. These amounts are based on the individual’s current salary and position. Any amounts payable under the EOPP would be paid in March 2010, based on Company performance in 2009.

(4)	The amounts shown in column (j) reflect the number of shares of restricted stock or restricted stock units, as applicable, granted to each Named Executive Officer.

(5)	The amounts shown in column (k) reflect the number of options to purchase Common Stock granted to each Named Executive Officer.

(6)	The amounts shown in column (m) reflect the grant date fair value of the awards of restricted stock or restricted stock units, as applicable, and stock options computed in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

	Option Awards						Stock Awards
									Equity	Equity incentive
				Equity					incentive	plan
				incentive					plan	awards:
				plan			Number		awards:	Market
				awards:			of	Market	Number	or payout
		Number of		Number of			Shares	value of	of	value of
	Number of	securities		securities			of stock	shares of	unearned	unearned
	securities	Underlying		underlying			or units	stock or	shares	shares
	underlying	options		unexercised	Option		that have	units that	that have	that have
	options	granted		unearned	exercise	Option	not been	have not	not	not
	(#)	(#)		options	price	expiration	vested	vested	vested	vested
Name	Exercisable	Unexercisable		(#)	($)(1)	date	(#)(2)	($)(3)	(#)	($)
Randall J. Hogan							215,385	$6,956,935
	158,667	—			$11.3750	1/2/2011
	244,706	—			$18.1485	1/2/2012
	4,659	—			$16.2735	1/2/2011
	300,000	—			$22.8800	1/2/2014
	47,007	—			$40.8000	1/3/2010
	275,000	—			$40.9500	1/6/2015
	200,000	—			$34.2800	1/3/2016
	213,183	106,592	(4)		$30.0500	1/3/2017
	115,624	—			$35.9900	1/2/2013
	111,083	222,167	(5)		$34.1800	1/2/2018
	—	309,288	(6)		$24.7800	1/2/2019
John L. Stauch							101,144	$3,266,951
	80,666	40,334	(7)		$33.0100	2/15/2017
	8,333	4,167	(8)		$31.5600	3/1/2017
	37,500	75,000	(5)		$34.1800	1/2/2018
	—	95,000	(6)		$24.7800	1/2/2019
Michael V. Schrock							137,938	$4,455,397
	73,602	—			$22.8800	1/2/2014
	11,690	—			$26.2650	1/2/2011
	10,023	—			$32.4900	1/3/2010
	16,991	—			$32.4900	10/22/2011
	60,000	—			$40.9500	1/6/2015
	6,662	—			$41.4300	10/22/2011
	29,786	—			$41.4300	1/2/2012
	17,991	—			$41.4300	1/2/2013
	7,951	—			$41.4300	1/2/2014
	68,000	—			$34.2800	1/3/2016
	73,333	36,667	(4)		$30.0500	1/3/2017
	10,132	—			$36.7800	1/2/2013
	44,666	89,334	(5)		$34.1800	1/2/2018
	—	125,000	(6)		$24.7800	1/2/2019
Frederick S. Koury							38,280	$1,236,444
	20,000	—			$20.5350	9/9/2013
	35,000	—			$22.8800	1/2/2014
	25,000	—			$40.9500	1/6/2015
	27,777	—			$34.2800	1/3/2016
	27,083	21,667	(4)		$30.0500	1/3/2017
	23,333	46,667	(5)		$34.1800	1/2/2018
	—	60,000	(6)		$24.7800	1/2/2019
Louis L. Ainsworth							32,835	$1,060,570
	70,000	—			$22.8800	1/2/2014
	9,727	—			$33.9700	1/3/2010
	8,751	—			$40.8000	1/3/2010
	50,000	—			$40.9500	1/6/2015
	5,476	—			$41.4400	1/2/2011

	Option Awards						Stock Awards
									Equity	Equity incentive
				Equity					incentive	plan
				incentive					plan	awards:
				plan			Number		awards:	Market
				awards:			of	Market	Number	or payout
		Number of		Number of			Shares	value of	of	value of
	Number of	securities		securities			of stock	shares of	unearned	unearned
	securities	Underlying		underlying			or units	stock or	shares	shares
	underlying	options		unexercised	Option		that have	units that	that have	that have
	options	granted		unearned	exercise	Option	not been	have not	not	not
	(#)	(#)		options	price	expiration	vested	vested	vested	vested
Name	Exercisable	Unexercisable		(#)	($)(1)	date	(#)(2)	($)(3)	(#)	($)
	1,775	—			$44.8200	1/2/2011
	4,674	—			$35.4500	1/2/2011
	9,705	—			$37.4000	1/2/2012
	50,000	—			$34.2800	1/3/2016
	5,748	—			$38.6600	1/2/2012
	5,374	—			$41.3500	1/2/2012
	33,333	16,667	(4)		$30.0500	1/3/2017
	22,465	—			$35.7700	1/2/2013
	19,333	38,667	(5)		$34.1800	1/2/2018
	—	50,000	(6)		$24.7800	1/2/2019

(1)	The exercise price for all stock option grants is the fair market value of our Common Stock on the date of grant.

(2)	With respect to 61,275 shares of the restricted stock awards of Mr. Schrock, 100% of the restrictions lapse on the fifth anniversary of the grant date. With respect to 41,667 awards of the restricted stock units of Mr. Stauch, 100% of the restrictions lapse on the fourth anniversary of the grant date. With respect to the following restricted stock awards, the restrictions with respect to 50% of the shares will lapse on the first anniversary of the grant date, the restrictions with respect to 25% of the shares will lapse on the second anniversary of the grant date, and the restrictions on the remaining 25% of the shares will lapse on the third anniversary of the grant date. Mr. Hogan: 19,594 shares; Mr. Stauch: 4,727 shares; Mr. Schrock: 6,963 shares; Mr. Koury: 3,030 shares; and Mr. Ainsworth: 2,983 shares. For all other awards of restricted stock or restricted stock units, the restrictions with respect to 50% of the shares will lapse on the third anniversary of the grant date and the restrictions on the remaining 50% of the shares will lapse on the fourth anniversary of the grant date.

(3)	The amounts in this column were calculated by multiplying the closing market price of our Common Stock on December 31, 2009 (the last day of our most recently completed fiscal year) of $32.30 by the number of unvested shares or restricted stock units.

(4)	One-third of the options will vest on each of the first, second and third anniversaries of the grant date, January 3, 2007.

(5)	One-third of the options will vest on each of the first, second and third anniversaries of the grant date, January 2, 2008.

(6)	One-third of the options will vest on each of the first, second and third anniversaries of the grant date, January 2, 2009.

(7)	One-third of the options will vest on each of the first, second and third anniversaries of the grant date, February 15, 2007.

(8)	One-third of the options will vest on each of the first, second and third anniversaries of the grant date, March 1, 2007.

OPTION EXERCISES AND STOCK VESTED TABLE
          The following table shows a summary of the stock options exercised by the Named Executive Officers in 2009 and the restricted stock vested for the Named Executive Officers during 2009.

	Option awards		Stock awards
	Number of shares		Number of Shares	Value realized on
	acquired on	Value realized	Acquired on Vesting	vesting
Name	exercise (#)	on exercise ($) (1)	(#)	($)(2)
Randall J. Hogan	164,636	$1,912,608	63,218	$1,619,299
John L. Stauch	0	0	0	0
Michael V. Schrock	0	0	12,103	306,939
Frederick S. Koury	0	0	7,500	193,200
Louis L. Ainsworth	12,924	133,317	7,782	198,962

(1)	Reflects the amount calculated by multiplying the number of options exercised by the difference between the market price of our Common Stock on the exercise date and the exercise price of options.

(2)	Reflects the amount calculated by multiplying the number of shares vested by the market price of our Common Stock on the vesting date.
PENSION BENEFITS
          Listed below are the number of years of credited service and present value of accumulated pension benefits as of December 31, 2009 for each of the Named Executive Officers under the Pentair, Inc. Pension Plan, the Pentair Supplemental Executive Retirement Plan and the Pentair Restoration Plan, which are described in detail in the Compensation Discussion and Analysis beginning on page 15 above. The disclosed amounts are actuarial estimates only and do not necessarily reflect the actual amounts that will be paid to the Named Executive Officers, which will only be known at the time that they become eligible for payment.

		Number of	Present	Payments
		years	value of	during
		credited	accumulated	last fiscal
Name	Plan name	service (#)	benefit ($)(1)	year ($)
Randall J. Hogan	Pentair, Inc. Pension Plan	12	205,516	0
	Pentair, Inc. Supplemental Executive Retirement Plan	12	7,247,921	0
John L. Stauch	Pentair, Inc. Pension Plan	3	30,288	0
	Pentair, Inc. Supplemental Executive Retirement Plan	3	591,090	0
Michael V. Schrock	Pentair, Inc. Pension Plan	12	239,941	0
	Pentair, Inc. Supplemental Executive Retirement Plan	11	2,551,254	0
Frederick S. Koury	Pentair, Inc. Pension Plan	6	75,003	0
	Pentair, Inc. Supplemental Executive Retirement Plan	6	867,946	0
Louis L. Ainsworth	Pentair, Inc. Pension Plan	13	366,005	0
	Pentair, Inc. Supplemental Executive Retirement Plan	13	1,783,669	0

(1)	The Supplemental Executive Retirement Plan Benefits, which include amounts under the Restoration Plan, are payable following retirement at age 55 or later in the form of an annuity. The actuarial present values above were calculated using the following methods and assumptions:
•	Pension Plan present values were based on the accrued benefit payable at age 65 and were calculated as of December 31, 2009.

•	Present values for the Pension Plan are based on a life-only annuity. Present values for the Supplemental Executive Retirement Plan are based on a 180-month-certain only annuity.

•	The present value of Pension Plan benefits as of December 31, 2009 was calculated assuming a 6% interest rate and the male and female RP2000 mortality table, projected 15 years.

•	The present value of Supplemental Executive Retirement Plan benefits as of December 31, 2009 was calculated assuming a 6% interest rate.
          The actual amount of pension benefits ultimately paid to a Named Executive Officer may vary based on a number of factors, including differences from the assumptions used to calculate the amounts.
NONQUALIFIED DEFERRED COMPENSATION TABLE
          The following table sets forth the contributions, earnings, distributions and year-end balances for each of the Named Executive Officers under our Sidekick Plan described under “Deferred Compensation” on page 27. Contributions we make to the Sidekick Plan are intended to make up for contributions to our RSIP/ESOP Plan (including our matching contributions) for cash compensation above the maximum imposed by Internal Revenue Code Section 401(a)(17), which was $245,000 in 2009. Because the Internal Revenue Code does not permit contributions on amounts in excess of that limit under a tax-qualified plan, the Sidekick Plan is designed to permit matching contributions on compensation in excess of the maximum imposed by Internal Revenue Code Section 401(a)(17). We make these matching contributions to the Sidekick Plan on amounts in excess of the maximum imposed by Internal Revenue Code Section 401(a)(17), but below the $700,000 compensation limit contained in our Sidekick Plan (such contributions by a Named Executive Officer, “Covered Sidekick Compensation”).

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions in	Contributions in	Earnings/(Loss)	Withdrawals/	December 31,
	2009	2009	in 2009	Distributions	2009
Name	($)	($)	($)	($)	($)
Randall J. Hogan	60,392	25,500	(60,137)	0	1,496,562
John L. Stauch	33,691	25,800	59,178	0	227,865
Michael V. Schrock	45,982	25,538	203,130	0	1,240,601
Frederick S. Koury	25,103	25,543	140,399	244,247	346,649
Louis L. Ainsworth	83,174	25,684	311,787	0	1,363,434
          The amounts set forth in the column “Executive Contributions in 2009” reflect the amount of cash compensation each Named Executive Officer deferred in 2009 under the Sidekick Plan.
          The amounts set forth in the column “Registrant Contributions in 2009” are the totals of contributions we made in 2009 under the Sidekick Plan for the account of each Named Executive Officer. These amounts, in addition to contributions we made under the RSIP/ESOP Plan, are included in the Summary Compensation Table on page 30 in the column labeled “All Other Compensation.” The contributions we made are derived from some or all of the following sources:
•	Matching contributions equal to one dollar for each dollar contributed up to one percent of Covered Sidekick Compensation, and 50 cents for each incremental dollar contributed up to six percent, deferred in 2008 by each Named Executive Officer; we normally make these contributions one year in arrears. Matching contributions were suspended for all participants in June 2009 and will be reinstated in April 2010.

•	A discretionary contribution of up to 1 1/2 % of Covered Sidekick Compensation earned in 2008 for each Named Executive Officer; we normally make these contributions one year in arrears. Matching contributions were suspended for all participants in May 2009 and were reinstated in January 2010.

          The amounts set forth in the column “Aggregate Earnings in 2009” reflect the amount of investment earnings realized by each Named Executive Officer on the mutual fund investments chosen that are offered to participants in our RSIP/ESOP Plan and Sidekick Plan. Fidelity Investments Institutional Services Co. provides these investment vehicles for participants and handles all allocation and accounting services for these plans. We do not guarantee or subsidize any investment earnings in either Plan.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
          Except for the following items, we have no agreements, arrangements, or plans that entitle executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment; such payments or benefits (other than following a change in control) would be in the discretion of the Compensation Committee.
•	Restricted stock vesting: Restriction periods on grants of restricted stock under the Pentair, Inc. Omnibus Stock Incentive Plan approved by our shareholders in 2004 and terminated in May 2008 (the “2004 Omnibus Plan”) automatically lapse upon the retirement of a Named Executive Officer who has also attained 10 years of service and age 55. The value of unvested restricted stock granted prior to 2009 is reflected in the “Outstanding Equity Awards at December 31, 2009” table above. As of December 31, 2009, Mr. Ainsworth and Mr. Schrock were the only Named Executive Officers who had attained 10 years of service and age 55.

•	Stock option vesting: Upon the retirement of a Named Executive Officer who has also attained 10 years of service and age 55, unvested options granted under the 2004 Omnibus Plan continue to vest according to the schedule in effect prior to retirement and, once vested, remain exercisable until the earlier of the expiration or the five-year anniversary of the Named Executive Officer’s retirement date. Upon the retirement of a Named Executive Officer who has also attained 10 years of service and age 60, unvested options granted under the 2008 Omnibus Plan continue to vest according to the schedule in effect prior to retirement and, once vested, remain exercisable until the earlier of the expiration or the five-year anniversary of the Named Executive Officer’s retirement date. All such options are reflected in the “Stock Option Vesting” column of the table under the heading “Quantification of Compensation Payable upon Change in Control” below. As of December 31, 2009, Mr. Ainsworth and Mr. Schrock were the only Named Executive Officers who had attained 10 years of service and age 55. As of December 31, 2009, Mr. Ainsworth was the only Named Executive Officer who had attained 10 years of service and age 60.

•	Restricted stock unit vesting: Restriction periods on grants of restricted stock units under the 2008 Omnibus Plan automatically lapse upon the retirement of a Named Executive Officer who has also attained 10 years of service and age 60. The value of such restricted stock units granted in 2009 is reflected in the “Outstanding Equity Awards at December 31, 2009” table on page 34 above. As of December 31, 2009, Mr. Ainsworth was the only Named Executive Officer who had attained 10 years of service and age 60.

•	Cash-settled performance unit vesting: Restriction periods on grants of cash-settled performance units granted under the 2008 Omnibus Plan automatically lapse upon the retirement of a Named Executive Officer who has also attained 10 years of service and age 60. Payments to retired Named Executive Officers will be based upon actual Company performance to the date of expiration of the performance period, and will be paid in the year following the expiration. The range of values of cash-settled performance units granted in 2009 are reflected in the column “Estimated Future Payouts under Equity Incentive Plan Awards” in the “Grants of Plan-Based Awards” table on page 32 above. As of December 31, 2009, Mr. Ainsworth was the only Named Executive Officer who had attained 10 years of service and age 60.

•	Certain benefits upon a change in control described under the heading “Change in Control Agreements” below.

Change in Control Agreements
          We have entered into agreements with certain key corporate executives and business division leaders (including all Named Executive Officers) that provide for contingent benefits upon a change in control. These agreements are intended to provide for continuity of management upon a change in control. The agreements provide that covered executive officers could be entitled to certain severance benefits following a change in control. If, following such a change in control, the executive officer is involuntarily terminated for any reason, other than for disability or for cause, or if such executive officer terminates his or her employment for good reason, then the executive officer is entitled to certain severance payments.
Under these agreements, a “change in control” is deemed to have occurred if:
•	any person is or becomes the beneficial owner of securities representing 20% (or 30% in the case of Mr. Stauch) or more of our outstanding shares of Common Stock or combined voting power;

•	a majority of our board of directors changes in a manner that has not been approved by at least two-thirds of the incumbent directors or successor directors nominated by at least two-thirds of the incumbent directors;

•	we consummate a merger, consolidation or share exchange with any other entity (or the issuance of voting securities in connection with a merger, consolidation or share exchange) which our shareholders have approved and in which our shareholders control less than 50% of combined voting power after the merger, consolidation or share exchange; or

•	we consummate a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets which our shareholders have approved.
Under these agreements, the term “cause” means:
•	engaging in intentional conduct that causes us demonstrable and serious financial injury;

•	conviction of a felony; or

•	continuing willful and unreasonable refusal by an officer to perform his or her duties or responsibilities.
Under these agreements, the term “good reason” means:
•	a breach of the agreement by us;

•	any reduction in an officer’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits;

•	an officer’s removal from, or any failure to reelect or reappoint him or her to serve in, any of the positions held with us on the date of the change in control or any other positions to which he is thereafter elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to our termination of an officer’s employment for cause or by reason of disability;

•	a good faith determination by an officer that there has been a material adverse change in his or her working conditions or status relative to the most favorable working conditions or status in effect during the 180-day period prior to the change in control, or, to the extent more favorable to him or her, those in effect at any time while employed after the change in control, including but not limited to a significant change in the nature or scope of his or her authority, powers, functions, duties or responsibilities or a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that we remedy within 10 days after receipt of notice thereof(1);

•	relocation of an officer’s principal place of employment to a location more than 35 miles from his or her principal place of employment on the date 180 days prior to the change in control;

•	imposition of a requirement that an officer travel on business 20% in excess of the average number of days per month he was required to travel during the 180-day period prior to the change in control;

•	our failure to cause a successor to assume an officer’s agreement; or

•	only in the case of the Chief Executive Officer, a voluntary termination for any reason within 30 days following the first anniversary of any change of control.

(1)	This provision applies to the agreements of all Named Executive Officers other than John L. Stauch.
The benefits under these agreements include:
•	upon any change in control:
•	incentive compensation awards for the year in question to be paid at target under the MIP or, in the case of the Named Executive Officers, under the EOPP(2);

•	immediate vesting of all unvested stock options and termination of all restrictions on restricted stock awards issued under the 2004 Omnibus Plan or 2008 Omnibus Plan, without regard to either plan’s forfeiture provisions(2);

•	cash-settled performance awards to be paid at one-third of target if the award cycle has been in effect less than 12 months, at two-thirds of the then-current value if the award cycle has been in effect for between 12 and 24 months, and at the then-current value if the award cycle has been in effect for 24 months or more months, in each case as if all performance or incentive requirements and periods had been satisfied(2); and

•	in certain cases, reimbursement of any excise taxes triggered by payments to the executive and any additional taxes on this reimbursement.

(2)	Benefits pursuant to these compensation plans are also applicable to all other participants.
•	upon termination of the executive by us other than for death, disability or cause or by the executive for good reason, after a change in control:
•	severance payable upon termination in an amount equal to 300% (for the Chief Executive Officer) or 250% (for the other Named Executive Officers) of annual base salary plus the greater of the executive’s target bonus for the year in question or bonus received in the prior year;

•	replacement coverage for company-provided group medical, dental and life insurance policies for up to three years;

•	the cost of an executive search agency not to exceed 10% of the executive’s annual base salary;

•	the accelerated accrual and vesting of benefits under the SERP (for those executives who have been made participants of such plan); and for executives having fewer than seven years of participation in the SERP, up to three additional years of service can be credited, up to a maximum of seven years of service.

•	up to $15,000 in fees and expenses of consultants and legal or accounting advisors.
          In the case of each Named Executive Officer, the agreement also requires the executive to devote his or her best efforts to us or our successor during the three-year period, to maintain the confidentiality of our information during and following employment and to refrain from competitive activities for a period of one year following termination of employment with us or our successor.
Change in Control Provisions of Incentive Plans
          The EOPP also contains provisions that apply in the event of a change in control. For the year in which a change in control occurs, awards for such year are determined by using the participants’ annual base salary as in effect immediately before the change in control and by assuming the performance goals for that year have been attained at target levels. Such awards must be paid to the participant within 10 days of the change in control. In addition, certain requirements are modified or eliminated, including the requirement that a participant remain employed through the end of the applicable incentive period, completion of an annual audit, review and approval by the Compensation Committee. The EOPP also includes a provision that eliminates the Compensation Committee’s discretion to reduce awards. Our MIP plan for all management participants other than the executive officers contains similar provisions.
          The 2004 Omnibus Plan provides that, upon a change in control, unless otherwise provided in an agreement between us and the executive that discusses the effect of a change of control on the executive’s awards:
•	all outstanding options granted under the 2004 Omnibus Plan that are unvested become fully vested; and

•	all restrictions applicable to outstanding shares of restricted stock granted under the Plan shall automatically lapse and any dividends declared but unpaid with respect to such restricted stock shall be paid to the executive within 10 days of the date of the change of control.
          The 2008 Omnibus Plan provides that, upon a change in control, unless otherwise provided in an agreement between us and the executive that discusses the effect of a change of control on the executive’s awards:
•	all outstanding options granted under the 2008 Omnibus Plan that are unvested become fully vested;

•	all restrictions applicable to outstanding shares of restricted stock granted under the 2008 Omnibus Plan shall automatically lapse and any dividends declared but unpaid with respect to such restricted stock shall be paid to the executive within 10 days of the date of the change of control;

•	all restrictions applicable to outstanding restricted stock units and dividend equivalent units granted under the 2008 Omnibus Plan shall automatically lapse and any dividends declared but unpaid with respect to such dividend equivalent units shall be paid to the executive within 10 days of the date of the change of control; and

•	all cash-settled performance units for which the performance period has not expired will be cancelled in exchange for a cash payment equal to the amount that would have been due under such awards if the performance goals measured at the time of the change of control were to continue to be achieved at the same rate through the end of the performance period, or if higher, assuming the target performance goals had been met at the time of the change of control.

Benefits pursuant to these Omnibus plans are also applicable to all other participants.
Quantification of Compensation Payable upon Change in Control
          The amount of compensation payable to each Named Executive Officer upon a change of control and termination of the executive by us other than for death, disability or cause or by the executive for good reason after a change in control is shown below. The amounts shown assume that such termination was effective as of December 31, 2009, and thus are estimates of the amounts that would be paid out to the executives upon a change in control or their termination following a change in control. The actual amounts to be paid out can only be determined at the time of such change in control or executive’s separation.

			Restricted	Cash-							Total:
			Stock and	Settled					Medical,		Change in
	Cash		Restricted	Perform-	SERP			Legal &	Dental,		Control	Total:
	Termination	Stock Option	Stock Unit	ance Unit	& Related	Incentive		Accounting	Life	Excise Tax	Followed by	Change in
	Payment	Vesting	Vesting	Vesting	Pension	Compensation	Outplacement	Advisors	Insurance	Gross Up	Termination	Control
Executive	(1)	(2)	(2)	(2)	(1)	(2)	(1)	(1)	(1)	(1)	(1)	(2)

Randall J. Hogan	$7,225,920	$2,565,678	$6,956,935	$652,017	—	$1,505,400	$50,000	$15,000	$39,366	—	$19,010,317	$11,680,030
John L. Stauch	$2,043,000	$717,484	$3,266,951	$216,584	$687,484	$363,200	$45,400	$15,000	$25,004	$1,975,961	$9,356,068	$4,564,219
Michael V. Schrock	$2,675,000	$1,022,501	$4,455,397	$321,483	—	$535,000	$50,000	$15,000	$38,217	—	$9,112,598	$6,334,381
Frederick S. Koury	$1,552,000	$499,951	$1,236,444	$138,333	$120,296	$232,800	$38,800	$15,000	$36,928	$918,181	$4,788,733	$2,107,528
Louis L. Ainsworth	$1,528,000	$413,501	$1,060,570	$170,833	—	$229,200	$38,200	$15,000	$26,031	—	$3,481,335	$1,874,104

(1)	Triggered only upon a change of control and a termination of the executive officer by us other than for death, disability or cause or by the executive for good reason.

(2)	Triggered solely upon a change of control.
The amounts above assume that:
•	our Common Stock was valued at $32.30, the closing market price for our Common Stock on December 31, 2009;

•	outplacement services fees are the maximum possible under the change in control agreements (10% of annual base salary) for each executive officer, except for Mr. Hogan and Mr. Schrock, for which outplacement services are assumed to be $50,000;

•	legal and accounting advisor fees are the maximum possible under the change in control agreements for each executive officer; and

•	medical, dental and life insurance coverage will continue for three years after termination at the current cost per year for each executive.
     Under certain circumstances, as reflected above, we may pay to an executive covered by a change in control agreement an excise tax gross up. In determining the amount of any such gross up included in the tables above, we made the following material assumptions: an excise tax rate of 20% under Section 280G of the Internal Revenue Code, a combined federal and state individual tax rate of 41.9%, and we would be able to overcome any presumption that grants of stock options or restricted stock units in 2009 were made in contemplation of a change in control pursuant to regulations promulgated under the Internal Revenue Code. In addition, no excise tax gross up will made if the portion of the payments treated as “parachute payments” received by an executive in the event of a change of control can be reduced by not more than 10% and escape an excise tax. In that event, the payments will be reduced to the highest amount qualifying amount and no gross up will be paid. Furthermore, it was assumed that no value will be attributed to any non-competition agreement. At the time of any such change in control, a value may be attributed, which would result in a reduction of amounts subject to the excise tax.
Risk Considerations in Compensation Decisions
          The Committee believes that payment for performance is an important part of its compensation philosophy, but recognizes the risk that incentivizing specific measures of performance may pose to the performance of the Company as a whole if personnel were to act in ways designed primarily to maximize their compensation. Therefore the Committee annually reviews several factors in establishing compensation programs, setting compensation levels and selecting target measures for variable compensation programs.
•	The relative values of base salaries, annual cash bonuses and long-term equity grants for employees

•	The mix of incentive target performance measures for each business and for the Company as a whole under the Company’s annual cash bonus programs

•	The relative weighting of target performance measures for each business and the Company as a whole

•	The impact of these performance measures on the Company’s financial results

•	The likelihood that achievement of performance metrics could have material adverse impacts on Company financial performance in succeeding fiscal periods

•	The relative significance of each of the Company’s businesses to its overall financial performance

•	The extent to which performance measures are not directly reflected in audited financial statements

•	The balance between the achievement of short-term objectives and longer-term value creation
The Committee will continue to assess our executive management programs to align employee interests with those of long-term shareholder interests.

DIRECTOR COMPENSATION
          We use a combination of cash and equity-based incentive compensation to attract and retain qualified directors. Compensation of our directors reflects our belief that a significant portion of directors’ compensation should be tied to long-term growth in shareholder value.
          Mr. Hogan, our only employee-director, is not and will not be separately compensated for service as a member of the Board.
          In view of the global economic recession in 2009, our non-employee directors voluntarily reduced their Board retainer by 10%, from $40,000 to $36,000. As this reduction was effective May 1, 2009, each non-employee Board member received a pro-rated Board retainer in the amount of $37,333 in 2009. The Board Retainer will be reinstated at the annual rate of $40,000 effective April 1, 2010. Non-employee director compensation for 2009 was as set forth below.
Annual Retainers
          Annual retainers for non-employee directors’ service on the Board and Board Committees are as follows:

Board Retainer	$40,000
Lead Director Supplemental Retainer	20,000
Audit Committee Chair Supplemental Retainer	20,000
Compensation Committee Chair Supplemental Retainer	10,000
Governance Committee Chair Supplemental Retainer	5,000
International Committee Chair Supplemental Retainer	5,000
Audit Committee Retainer	9,000
Other Committee Retainer (per committee)	4,000
Attendance Fees
          For Board meetings, we paid each director $2,000 for personal attendance and $500 for attendance by telephone (or video conference). For committee meetings lasting less than two hours, we paid directors $1,500 for personal attendance ($2,000 for committee Chairs), and $500 for attendance by telephone (or video conference). For committee meetings lasting longer than two hours, we paid the directors $2,500 ($3,000 for committee Chairs) for personal attendance and $1,000 for attendance by telephone (or video conference). For our management’s annual strategic planning meeting, we paid each director $2,000 for personal attendance and $500 for attendance by telephone.
Deferred Compensation
          Under the Pentair, Inc. Compensation Plan for Non-Employee Directors, our non-employee directors may elect to defer payment of all or a portion of their annual retainers and meeting fees in the form of share units. The value of a share unit is equal to the market value of a share of Common Stock. Share units carry no voting or investment power. We currently match 15% of the amount of any annual retainer that is deferred. A portion of our directors’ fees also may be paid directly in the form of share units under the equity compensation provisions of the Plan; however, no director was paid in that manner in 2009.
Stock Options
          Non-employee directors also receive an equity grant as a part of their compensation. Until expiration in January 2008 of our Outside Directors Nonqualified Stock Option Plan, non-employee directors received each year options to purchase 10,000 shares of Common Stock, without regard to the grant date fair value.
          After 2008, equity awards granted to non-employee directors were granted under the 2008 Omnibus Plan. In each case, options granted are exercisable at the closing price of our stock on the date of grant, have a ten-year term and vest in one-third increments on the first, second and third anniversaries of the grant date. All of our non-

employee directors received option grants in 2009 under the 2008 Omnibus Plan. The value of options awarded is determined based on comparative market data provided to the Governance Committee by its director compensation consultant, Hewitt Associates. Future grants of equity awards for non-employee directors will also be made under the 2008 Omnibus Plan, including those granted in January 2010.
Stock Ownership Guidelines
          Within five years after election, non-employee directors are expected to acquire and hold our Common Stock or stock equivalents having a value equal to five times the annual board retainer for non-employee directors.
Stock Ownership for the Currently-Serving Directors as of December 31, 2009

	Share	12/31/09	Ownership	Meets
	Ownership	Market Value(1)	Guideline	Guideline
Leslie Abi-Karam	2,763	$89,245	$186,665	No (2)
Glynis A. Bryan	9,513	307,270	186,665	Yes
Jerry W. Burris	2,477	80,007	186,665	No (3)
T. Michael Glenn	3,547	114,568	186,665	No (4)
Charles A. Haggerty	142,932	4,616,704	186,665	Yes
David H. Y. Ho	6,457	208,561	186,665	Yes
David A. Jones	25,204	814,089	186,665	Yes
Ronald L. Merriman	11,975	386,792	186,665	Yes
William T. Monahan	40,338	1,302,917	186,665	Yes

(1)	Based on the closing market price for our Common Stock on December 31, 2009 of $32.30.

(2)	Ms. Abi-Karam became a director of the Company in February 2008 and will have five years from the commencement of service as a director to meet the stock ownership requirement.

(3)	Mr. Burris became a director of the Company in October 2007 and will have five years from the commencement of service as a director to meet the stock ownership requirement.

(4)	Mr. Glenn became a director of the Company in May 2007 and will have five years from the commencement of service as a director to meet the stock ownership requirement.

Director Compensation Table
          The table below summarizes the compensation that we paid to non-employee directors for the fiscal year ended December 31, 2009.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
				Change in
				Pension Value
				and Deferred
	Fees Earned or	Stock	Option	Compensation	All Other
	Paid in Cash	Awards	Awards	Earnings	Compensation	Total
Name (1)	($)(2)	($)	($)(3)	($)	($)	($)
Leslie Abi-Karam	$81,283	$0	$94,918	$0	$0	$176,201
Glynis A. Bryan	86,467	0	94,918	0	0	181,385
Jerry W. Burris	80,433	0	94,918	0	0	175,351
T. Michael Glenn	70,733	0	94,918	0	0	165,651
Charles A. Haggerty	92,817	0	94,918	0	0	187,735
David H. Y. Ho	93,883	0	94,918	0	0	188,801
David A. Jones	114,483	0	94,918	0	0	209,401
Ronald L. Merriman	115,328	0	94,918	0	0	210,246
William T. Monahan	116,933	0	94,918	0	0	211,851

(1)	Randall Hogan, our Chief Executive Officer, is not included in this table as he is our employee and receives no compensation for his services as a director. The compensation received by Mr. Hogan as our employee during and for 2009 is shown in the Summary Compensation Table on page 30.

(2)	The directors’ deferred receipt of 2009 cash compensation in the form of share units under our Compensation Plan for Non-Employee Directors is as follows:

			Number of Deferred
			Share Units Held
			Under
			Compensation Plan for
			Non-Employee
		Share Units Purchased	Directors
Name	2009 Fees Deferred	with 2009 Deferred Fees	as of 12/31/09 (a)
Leslie Abi-Karam	$81,283	2,993	2,763
Glynis A. Bryan	55,967	2,281	8,163
Jerry W. Burris	42,933	1,712	2,477
T. Michael Glenn	37,067	1,542	3,547
Charles A. Haggerty	92,817	3,877	68,511
David H. Y. Ho	93,883	3,759	6,457
David A. Jones	114,483	4,781	19,404
Ronald L. Merriman	6,020	268	1,729
William T. Monahan	65,933	2,756	20,847

(a)	Includes all share units deferred in all years of service as a director and all additional share units credited as a result of reinvestment of dividend equivalents, in each case net of distributions pursuant to distribution elections.

(3)	The amounts in column (d) above reflect the dollar amount for each director that we recognized for financial statement reporting purposes for the fiscal year ended December 31, 2009 computed in accordance with ASC 718 (formerly referred to as SFAS No. 123(R)). Assumptions used in the calculation of these amounts are included in footnote 14 to our audited financial statements for the fiscal year ended December 31, 2009, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2010. As of December 31, 2009, each director had the following number of options outstanding: Leslie Abi-Karam: 27,200; Glynis A. Bryan: 77,200; Jerry W. Burris: 37,200; T. Michael Glenn: 37,200; Charles A. Haggerty: 85,279; David H. Y. Ho: 37,200; David A. Jones: 77,200; Ronald L. Merriman: 67,200; and William T. Monahan: 97,200.

SECURITY OWNERSHIP
          The following table contains information concerning the beneficial ownership of our Common Stock as of March 1, 2010, by each director, by each executive officer listed in the Summary Compensation Table, and by all directors and executive officers as a group. Based on filings with the SEC, the following table also contains information concerning each person we know who beneficially owned more than 5% of our Common Stock as of December 31, 2009.

			Right to
Name of	Common	Share	Acquire within	Restricted	ESOP		Percent of
Beneficial Owner	Stock(a)	Units(b)	60 days(c)	Stock(d)	Stock(e)	Total	Class(f)
Leslie Abi-Karam	0	3,043	12,399	0	0	15,442
Louis L. Ainsworth	123,300	0	330,549	15,335	2,036	471,220
Glynis A. Bryan	1,350	8,508	62,399	0	0	72,257
Jerry W. Burris	0	2,738	19,065	0	0	21,803
T. Michael Glenn	2,000	3,776	19,065	0	0	24,841
Charles A. Haggerty	90,155	69,344	53,479	0	0	212,978
David H. Y. Ho	0	6,926	19,065	0	0	25,991
Randall J. Hogan	468,999	0	1,877,323	90,469	1,386	2,438,177	2.5%
David A. Jones	5,800	20,067	62,399	0	0	88,266
Frederick S. Koury	21,211	0	219,582	17,780	374	258,947
Ronald L. Merriman	11,460	583	52,399	0	0	64,442
William T. Monahan	19,544	21,138	82,399	0	0	123,081
Michael V. Schrock	116,653	0	543,804	35,963	1,386	697,806
John L. Stauch	6,156	0	240,166	30,977	160	277,459
Directors and executive officers as a group (17 persons)	894,348	136,123	3,743,600	208,709	15,951	4,998,730	5.1%
Wellington Management Company, LLP (g)	9,907,069						10.0%
BlackRock, Inc.(h)	6,119,720						6.2%
Harris Associates L. P. (i)	4,957,400						5.0%

(a)	Unless otherwise noted, all shares are held either directly or indirectly by individuals possessing sole voting and investment power with respect to such shares. Beneficial ownership of an immaterial number of shares held by spouses has been disclaimed in some instances. Amounts listed do not include 673,140 shares held by the Pentair, Inc. Master Trust for various pension plans sponsored by us or by our subsidiaries. The Trust Investment Committee of such Master Trust included Randall J. Hogan, John L. Stauch, Frederick S. Koury and Michael G. Meyer. Although these individuals could be deemed under applicable SEC rules to “beneficially own” all of the shares held by these pension plans because of their shared voting and investment power with respect to those shares, they disclaim beneficial ownership of such shares.

(b)	Represents share units held under our Compensation Plan for Non-Employee Directors. No director has voting or investment power related to these share units.

(c)	Represents stock options exercisable within 60 days from March 1, 2010.

(d)	Restricted shares issued pursuant to incentive plans as to which the beneficial owner has sole voting power but no investment power.

(e)	Represents shares owned as a participant in the ESOP. As of March 1, 2010, Fidelity Management Trust Company (“Fidelity”), the Trustee of the ESOP, held 2,667,023 shares of Common Stock (2.7%). Fidelity disclaims beneficial ownership of all shares. The ESOP participants have the right to direct the Trustee to vote their shares, although participants have no investment power over such shares. The Trustee, except as otherwise required by law, votes the shares for which it has received no direction from participants, in the same proportion on each issue as it votes those shares for which it has received voting directions from participants.

(f)	Less than 1% unless otherwise indicated.

(g)	Information derived from Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission on February 12, 2010. The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109. As of December 31, 2009, Wellington Management Company, LLP had shared voting power over 5,264,369 shares of our Common Stock, shared dispositive power over 9,907,069 shares of our Common Stock and beneficial ownership of 9,907,069 shares of our Common Stock.

(h)	Information derived from a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. As of December 31, 2009, BlackRock, Inc. had sole voting power over 6,119,720 shares of our Common Stock, sole dispositive power over 6,119,720 shares of our Common Stock and beneficial ownership of 6,119,720 shares of our Common Stock.

(i)	Information derived from a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2010. The address of Harris Associates L. P. and its general partner Harris Associates Inc. is Two North LaSalle Street, Suite 500, Chicago, IL 60602-3709. As of December 31, 2009, Harris Associates L. P. had sole voting power over 4,957,400 shares of our Common Stock, sole dispositive power over 4,957,400 shares of our Common Stock and beneficial ownership of 4,957,400 shares of our Common Stock.

PROPOSAL 2
Approval of Amendment to the Pentair, Inc. 2008 Omnibus Stock Incentive Plan
          Our Board is seeking approval from our shareholders to amend the Pentair, Inc. 2008 Omnibus Stock Incentive Plan (the “2008 Omnibus Plan”), increasing the number of shares of our common stock available under the plan by 4 million shares. As described in the Compensation Discussion and Analysis beginning on page 15, our stock-based compensation plans are an important component of our overall compensation system, which includes significant performance-based incentives. We believe that using stock-based compensation to provide long-term incentives supports the creation of long-term value and business returns for our shareholders. We further believe that the 2008 Omnibus Plan strikes a proper balance between rewarding performance and limiting shareholder dilution.
The several complementary purposes of the 2008 Omnibus Plan are as follows:
•	to promote the growth and success of our company by linking a significant portion of participant compensation to the increase in value of our common stock;

•	to attract and retain top quality, experienced executives and key employees by offering a competitive incentive compensation program;

•	to reward innovation and outstanding performance as important contributing factors to our company’s growth and progress;

•	to align the interests of executives, key employees, directors and consultants with those of our shareholders by reinforcing the relationship between participant rewards and shareholder gains obtained through the achievement by plan participants of short-term objectives and long-term goals; and

•	to encourage executives, key employees and directors to obtain and maintain an equity interest in our company.
General
          The 2008 Omnibus Plan was initially approved by our shareholders in 2008. On February 23, 2010, the Board of Directors approved an amendment to the 2008 Omnibus Plan, subject to the approval of the shareholders at the 2010 annual meeting, to increase the total number of shares of Common Stock available for issuance under the 2008 Omnibus Plan by 4 million shares. After our annual equity awards for all management personnel for 2010, there remain available under the 2008 Omnibus Plan a total of approximately 1.7 million shares, before any increase in available shares takes effect.
          The 2008 Omnibus Plan is the vehicle the Company uses to grant long-term equity awards to participating management employees. Including the Named Executive Officers, there are currently approximately 360 eligible participants, of whom a majority receive grants in any one year. The awards made to participants under the 2008 Omnibus Plan normally consist of stock options, restricted shares and/or restricted stock units. In 2009, the Committee awarded a portion of the Company’s long-term incentive compensation in the form of cash-settled performance units to executive officers and senior management personnel in part in order to reduce the number of options and restricted stock units which would otherwise have been granted as a result of the Company’s depressed stock price at the beginning of 2009.
          The Company’s long-term incentive grants are a very important component of our overall compensation program for our executive and managerial employees. The Company and its Compensation Committee believe strongly that cash compensation must be supplemented by meaningful equity ownership by management at all levels of our organization. A continuing stake in the overall performance of the Company, and the multi-year duration of awards made under the 2008 Omnibus Plan, contribute significantly to management’s commitment to the creation of long-term shareholder value.

•	Alignment of shareholder and employee interests. Our management employees are compensated in part with stock options, restricted stock or restricted stock units and therefore have significant personal financial stakes tied to the performance of our businesses through the value of our common stock. We believe that this continuing financial interest in our stock effectively aligns our performance goals with those of our shareholders.

•	Attracting and retaining top talent. Our operating performance is linked directly to the quality and dedication of our employees. In order to successfully attract and retain an effective management team the Company offers a balanced compensation package that stresses reward for performance — both short and long-term. Providing a competitive compensation program requires long-term equity awards that will maximize performance as well as minimize turnover for all members of our management team.
The 2008 Omnibus Plan was designed in conjunction with the other components of our overall compensation program, as described in the Compensation Discussion and Analysis report beginning at page 15 above, to achieve these goals. If the proposed increase in the number of shares available under the 2008 Omnibus Plan is not approved, our compensation program will be adversely affected by our inability to continue to award equity grants as we have in the past. Our inability to provide a competitive compensation program will negatively impact our management recruiting and retention efforts, and will erode our competitive position in our global markets.
          The Board of Directors strongly recommends that shareholders approve the increase in shares available under the 2008 Omnibus Plan.
2008 Omnibus Plan Highlights
     The 2008 Omnibus Plan contains the following provisions that govern award practices:
•	Administration by a Compensation Committee composed entirely of independent directors.

•	Awards of grants based primarily on objective performance goals established by the Compensation Committee.

•	Change of control definitions, consistent with those provided in our forms of Key Executive Employment and Severance Agreement that are triggered only upon consummation of a change of control event; a summary of the definition of a change in control is provided on page 39 above.

•	Exercise prices for stock options and stock appreciation rights that must be at least 100% of fair market value on the date of the award.

•	Awards that may not be repriced or backdated without shareholder approval.

•	A prohibition against reload option grants (except as required by the terms of currently outstanding options).

•	A requirement for shareholder approval of any plan amendment that constitutes a “material revision” in accordance with current nyse standards.

•	Awards to an individual participant subject to annual limits, based on the type of award granted, as to the number of shares received and the fair market value of the awards received
Share Usage
          The 2008 Omnibus Plan was approved by the shareholders on May 1, 2008 with 7,500,000 shares authorized under the plan. Since that date, we have granted equity awards under the 2008 Omnibus Plan in the form of stock options, cash-settled performance units, restricted stock, restricted stock units and dividend equivalent units. The table below sets forth in the second column the total number of equity share awards granted under the 2008 Omnibus Plan as of March 1, 2010. The table also sets forth in the third column the total number of shares under the 2008 Omnibus Plan depleted by these equity awards. This table does not include approximately 680,000 shares of options or restricted stock units (and related dividend equivalent units) awarded later in March as a part of our normal annual equity awards to certain management personnel. These annual grants depleted the shares available under the 2008 Omnibus Plan as described below by approximately 1.1 million shares.

	Number of shares/units	Number of shares
Type of equity award	awarded	depleted by awards
Stock options	2,274,655	2,274,655
Restricted stock	168,421	505,263
Restricted stock units	640,623	1,921,869
Cash-settled performance units	1,939,145	0
Dividend equivalent units	640,623	0
          Because the 2008 Omnibus Plan provides that full-value grants awarded (only restricted stock and restricted stock units to date) deplete the number of shares available under the plan three shares for each restricted stock or restricted stock unit granted, the total number of available shares remaining is substantially smaller than otherwise would be available based on share grants actually awarded. Cash-settled performance units and dividend-equivalent units (granted in tandem with restricted stock units) do not reduce the number of shares available for grant.
          Historically, the Company has granted a total of between 1.5 and 2.0 million shares to its management employees per year. In 2009, the total number of options, shares and units amounted to approximately 1.7 million shares; in 2010, approximately 2.0 million shares. Because of the counting rules for restricted stock and restricted stock units, we depleted our available shares under the 2008 Omnibus Plan by a total of approximately 2.6 million shares in 2009 and 3.0 million shares in 2010. Therefore, following our annual equity grants in 2010, approximately 1.7 million shares remain available for grant under the 2008 Omnibus Plan.
Dilution
          The proposed amendment would increase the number of shares that may be granted during the life of the 2008 Omnibus Plan by 4 million shares. This proposed increase in shares to be available for issuance under the 2008 Omnibus Plan could result in a maximum potential dilution to our existing shareholders of approximately 14.3%.
          The dilution level of 14.3% is calculated based on 98,647,326 shares of common stock issued and outstanding as of March 1, 2010, 1.7 million shares reserved for grants after taking into account all 2010 annual grants prior to the date hereof, 10.7 million shares granted but not yet released or exercised under the 2008 Omnibus Plan and earlier plans, and the proposed increase of 4 million shares of common stock available for issuance under the 2008 Omnibus Plan. Based on these figures, our fully-diluted number of common shares outstanding is 115,057,152 shares after taking into account all shares already issued, and the maximum number of shares that might be issued under the 2008 Omnibus Plan.
Burn Rate
           Our three-year average burn rate is approximately 1.95% when calculated by dividing the total number of share awards granted in any given year by the number of common shares outstanding. The number of share awards used in the burn rate calculation is not adjusted to take into account the accelerated depletion of shares for grants of restricted stock or restricted stock units nor discounted by cancelled or forfeited options, shares or share units acquired or retained by us.
Vote Required
          The affirmative vote of a majority of the votes present or represented at the meeting is required for approval of the amendment to the 2008 Omnibus Plan, provided that a majority of the outstanding shares of Common Stock are voted on the proposal. The Board of Directors recommends that the shareholders vote FOR approval of the amendment to the 2008 Omnibus Plan.

Summary of the Terms of the 2008 Omnibus Plan
     The following is a summary of the material provisions of the amended 2008 Omnibus Plan, a copy of which is attached hereto as Appendix A and is incorporated by reference herein. This summary and the highlights above are qualified in their entirety by reference to the full and complete text of the amended 2008 Omnibus Plan. Any inconsistencies between this summary or the highlights above and the text of the amended 2008 Omnibus Plan will be governed by the text of the amended 2008 Omnibus Plan.
Administration and Eligibility
          The 2008 Omnibus Plan is administered by the Compensation Committee of our Board with respect to eligible employee and consultant participants and the non-employee directors of our Board (or a committee of non-employee directors appointed by our Board) with respect to director participants (we refer to such committee or Board, as the case may be, as the “administrator”), which has the authority to interpret the provisions of the 2008 Omnibus Plan; make, change and rescind rules and regulations relating to the 2008 Omnibus Plan; and change or reconcile any inconsistency in any award or agreement covering an award. Notwithstanding anything else in the 2008 Omnibus Plan to the contrary, the administrator has the discretion to grant to any newly hired or promoted participant an award with any vesting condition, any restriction period or any performance period. The administrator may also accelerate the vesting, restriction period or performance period of an award in connection with a participant’s death, disability, retirement or termination by the Company without cause. Any action by the administrator to accelerate or otherwise amend an award for reasons other than retirement, death, disability, a termination by the Company without cause or a change in control of our Company will include application of a commercially reasonable discount to the compensation otherwise payable to reflect the value of the accelerated payment.
          The administrator may not increase the amount of compensation payable under an award that is intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code, although the administrator may decrease the amount of compensation that a participant may earn under the award.
          The administrator may designate any of the following as a participant under the 2008 Omnibus Plan to the extent consistent with its authority: any key managerial, administrative or professional employee of our company or our affiliates whose position is generally evaluated at salary grade 40 or higher or who is in a position to make a material contribution to the company, consultants who provide services to us or our affiliates other than as an employee or director, and our non-employee directors. The selection of participants is based upon the administrator’s opinion that the participant is in a position to contribute materially to our continued growth and development and to our long-term financial success. We currently have nine non-employee directors and approximately 350 employees who are eligible to participate in the 2008 Omnibus Plan.
          The Board may delegate some or all of its authority under the 2008 Omnibus Plan to a committee of the Board or to one or more officers of the Company, and the Compensation Committee may delegate some or all of its authority under the 2008 Omnibus Plan to a sub-committee or one or more of our officers. Delegation is not permitted, however, with respect to stock-based awards made to individuals subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), unless the delegation is to a committee of the Board that consists only of outside directors.
Types of Awards
          Awards under the 2008 Omnibus Plan may consist of stock options, stock appreciation rights, performance shares, performance units, restricted stock, restricted stock units, deferred stock rights, dividend equivalent units, or other equity-based awards. The administrator may grant any type of award to any participant it selects, but only our and our subsidiaries’ employees may receive grants of incentive stock options. Awards may be granted alone or in addition to, in tandem with, or in substitution for any other award (or any other award granted under another plan of ours or of any of our affiliates).

Shares Reserved under the 2008 Omnibus Plan
          The 2008 Omnibus Plan provides that 11,500,000 shares of common stock are reserved for issuance under the plan. The 2008 Omnibus Plan also provides that we may only issue an aggregate of 5,000,000 shares of common stock upon the exercise of incentive stock options.
          The number of shares of common stock reserved under the 2008 Omnibus Plan is depleted by the number of shares to which an award relates, although the aggregate number of shares reserved is depleted by three shares for each share subject to a full-value award. For this purpose, a full-value award includes restricted stock, restricted stock units, performance shares, performance units valued in a relation to a share of common stock, deferred stock rights and any other similar award under which the value of the award is measured as the full value of a share of common stock, rather than the increase in the value of a share.
          In general, if an award granted under the 2008 Omnibus Plan expires, is canceled or terminates without the issuance of shares or the payment of other compensation under the award, if shares are forfeited under an award, or if shares are issued under any award and we reacquire them pursuant to rights we reserved upon the issuance of the shares, then such shares will again be available for issuance under the 2008 Omnibus Plan in the same number as they depleted the reserve. Shares tendered in payment of the exercise price of an option, shares withheld to satisfy tax withholding obligations and shares purchased by us using proceeds from option exercises may not be recredited to the reserve.
Options
          The administrator has the authority to grant stock options and to determine all terms and conditions of each stock option, including the number of options granted; whether an option is to be an incentive stock option or non-qualified stock option; the date of grant, which is not prior to the date of the administrator’s approval of the grant; a grant price that is not less than the fair market value of the common stock subject to the option on the date of grant; and the terms and conditions of exercise. Fair market value is defined as the last sales price of a share of our common stock as reported in The Wall Street Journal for the date in question, or if no sales of our common stock occur on such date, on the last preceding date on which there was such a sale. The administrator determines terms and conditions of exercise, provided that one-third of each option may not become exercisable earlier than on each of the first three anniversaries of the date of grant, as well as the expiration date of each option, but the expiration date will not be later than 10 years after the grant date. If the aggregate fair market value of the shares subject to the potion that becomes exercisable during a calendar year exceeds $100,000, then the option is treated as a nonqualified stock option to the extent the $100,000 limitation is exceeded.
          Each incentive stock option that the administrator grants to an eligible employee who owns more than ten percent of the total combined voting power of all classes of stock then issued by our company or a subsidiary must have an exercise price at least equal to 110% of the fair market value of the common stock on the date of grant and must terminate no later than five years after the date of grant.
Stock Appreciation Rights
          The administrator has the authority to grant stock appreciation rights. A stock appreciation right is the right of a participant to receive cash in an amount, and/or common stock with a fair market value, equal to the appreciation of the fair market value of a share of common stock during a specified period of time. The 2008 Omnibus Plan provides that the administrator determines all terms and conditions of each stock appreciation right, including: whether the stock appreciation right is granted independently of a stock option or relates to a stock option; the number of shares of common stock to which the stock appreciation right relates; the date of grant, which is not prior to the date of the administrator’s approval of the grant; a grant price that is not less than the fair market value of the common stock subject to the stock appreciation right on the date of grant; the terms and conditions of exercise or maturity provided that one-third of each stock appreciation right may not become exercisable or mature earlier than on each of the first three anniversaries from the date of grant; a term that must be no later than 10 years after the date of grant; and whether the stock appreciation right will settle in cash, common stock or a combination of the two.

Performance and Stock Awards
          The administrator has the authority to grant awards of restricted stock, restricted stock units, deferred stock rights, performance shares or performance units. Restricted stock means shares of common stock that are subject to a risk of forfeiture, restrictions on transfer or both a risk of forfeiture and restrictions on transfer. Restricted stock unit means the right to receive a payment equal to the fair market value of one share of common stock. Deferred stock right means the right to receive shares of common stock or shares of restricted stock at some future time. Performance share means the right to receive shares of common stock, including restricted stock, to the extent performance goals are achieved. Performance unit means the right to receive a payment valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more shares of common stock, to the extent performance goals are achieved.
          The administrator determines all terms and conditions of the awards, including: the number of shares of common stock and/or units to which such award relates; whether performance goals need to be achieved for the participant to realize any portion of the benefit provided under the award; the period of restriction with respect to restricted stock or restricted stock units and the period of deferral for deferred stock rights, which must be at least three years from the date of grant; the performance period for performance awards, which must be at least one year; with respect to performance units, whether to measure the value of each unit in relation to a designated dollar value or the fair market value of one or more shares of common stock; and, with respect to performance units, whether the awards will settle in cash, in shares of common stock, or in a combination of the two.
          During the time restricted stock is subject to a restriction period, the participant has all of the rights of a shareholder, including the right to vote the shares of restricted stock and, unless the administrator otherwise provides, the right to receive dividends paid on the shares of restricted stock.
Dividend Equivalent Units
          The administrator has the authority to grant dividend equivalent units. A dividend equivalent unit is the right to receive a payment, in cash or shares of common stock, equal to the cash dividends or other distributions that we pay with respect to a share of common stock. The administrator determines all terms and conditions of a dividend equivalent unit award.
Other Awards
          The administrator has the authority to grant other types of awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, shares of common stock, either alone or in addition to or in conjunction with other awards, and payable in shares of common stock or cash. Such awards may include shares of unrestricted common stock, which may be awarded, without limitation, as a bonus, in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or upon the attainment of performance goals or otherwise, or rights to acquire shares of our common stock from us. The administrator determines all terms and conditions of the award, including the time or times at which such award is made and the number of shares of common stock to be granted pursuant to such award or to which such award will relate. Any award that provides for purchase rights must be priced at 100% of the fair market value of our common stock on the date of the award.
Performance Goals
          For purposes of the 2008 Omnibus Plan, performance goals mean any goals the administrator establishes that relate to one or more of the following with respect to us or any one or more of our subsidiaries, affiliates or other business units: net income; income from continuing operations; stockholder return; stock price appreciation; earnings per share (including diluted earnings per share); net operating profit (including after tax); revenue growth; organic sales growth; return on equity; return on investment; return on invested capital (including after tax); earnings before interest, taxes depreciation and amortization; operating income; operating margin; market share; return on sales; asset reduction; cost reduction; return on equity; cash flow (including free cash flow); and new product releases.
          In the case of awards that the administrator determines will not be considered “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the administrator may establish other performance goals not listed in the 2008 Omnibus Plan.

Award Limits
          In order to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, we are required to establish limits on the number of awards that we may grant to a particular participant. The award limits in the 2008 Omnibus Plan were established in order to provide us with maximum flexibility, and are not necessarily indicative of the size of award that we expect to make to any particular participant. Under the 2008 Omnibus Plan, no participant may be granted awards that could result in such participant:
•	receiving options for, or stock appreciation rights with respect to, more than 750,000 shares of common stock during any fiscal year;

•	receiving awards of restricted stock, restricted stock units and/or deferred stock rights relating to more than 500,000 shares of common stock during any fiscal year;

•	receiving awards of performance shares and/or awards of performance units, the value of which is based on the fair market value of common stock, for more than 500,000 shares of common stock during any fiscal year;

•	receiving awards of performance units, the value of which is not based on the fair market value of shares of common stock, of more than $3,000,000 in any fiscal year; or

•	receiving other stock-based awards not described above and that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code with respect to more than 100,000 shares of common stock during any fiscal year.

Each of these limitations is subject to adjustment as described below.
Effect of Termination on Awards
          Except as otherwise provided by the administrator in an award agreement or determined by the administrator at the time of termination of a participant’s service, the termination of a participant’s service with our company and our affiliates as an employee or director for the reasons described below will have the following consequences. However, notwithstanding anything in the 2008 Omnibus Plan to the contrary, the administrator may accelerate the vesting, restriction period or performance period of an award in connection with a participant’s death, disability, retirement or termination by us without cause.
Termination of Employment or Service. If a participant’s service ends for any reason other than a termination by us for cause, retirement, death or disability, then:
•	any outstanding options or stock appreciation rights will be exercisable upon the earlier of the expiration date of the award and 90 days, after which the awards will be forfeited; and

•	all other awards made to the participant, to the extent not yet earned or paid, will terminate no later than the participant’s last day of employment or service.
Retirement of Corporate Officer or Director. If a participant who is a Board-appointed corporate officer or a director retires pursuant to the terms of the 2008 Omnibus Plan, then:
•	any outstanding options or stock appreciation rights will remain outstanding, and will continue to vest in accordance with the terms of the award, until the earlier of the expiration date of the award and the fifth anniversary of the retirement date, after which the awards will be forfeited (such extension will result in the conversion of an incentive stock option to a nonqualified stock option to the extent required under the Internal Revenue Code);

•	all outstanding restricted stock, restricted stock units and deferred stock rights that are not performance awards will immediately vest, and any other terms and conditions relating to such awards will be deemed to have lapsed or been satisfied; and

•	all outstanding performance awards will be paid in either unrestricted shares of our common stock or cash, following the end of the performance period and based on achievement of the performance goals established for these awards, as if the participant had not retired.
Retirement of Other Participants. If a participant who is not a Board-appointed corporate officer or a director retires pursuant to the terms of the 2008 Omnibus Plan, then:
•	any outstanding vested options or stock appreciation rights will be exercisable upon the earlier of the expiration date of the award and 90 days, after which the awards will be forfeited;

•	all outstanding restricted stock, restricted stock units and deferred stock rights that are not performance awards will vest on a prorated basis based on the portion of the restriction or deferral period that the participant has completed, and any other terms and conditions relating to the awards will be deemed to have lapsed or been satisfied; and

•	all outstanding performance awards will be paid in either unrestricted shares of our common stock or cash, following the end of the performance period and based on achievement of the performance established for these awards, as if the participant had not retired, but prorated based on the proportion of the performance period that the participant has completed at the time of retirement.
Death. If a participant dies during employment with our company and our affiliates or while a director, then:
•	the participant’s estate or any person who succeeds to the participant’s benefits under the 2008 Omnibus Plan will have up to the later of 12 months and the expiration date of the award to exercise any outstanding vested options or stock appreciation rights, after which the awards will be forfeited;

•	all restrictions on an outstanding award of restricted stock or restricted units that are not performance awards will be deemed to have lapsed on a prorated basis based on the portion of the restriction period the participant completed;

•	all outstanding deferred stock rights that are not performance awards will vest on a prorated basis based on the portion of the deferral period that the participant completed; and

•	all outstanding performance awards will be paid in either unrestricted shares of common stock or cash following the end of the performance period and based on achievement of the performance goals as if the participant had not died, but prorated based on the portion of the performance period completed at the time of death.
Disability. If a participant’s employment with our company and our affiliates or service as a director ends due to a disability of the participant, then:
•	the participant will have up to the later of 12 months or the expiration date of the award to exercise any outstanding vested options or stock appreciation rights, after which the awards will be forfeited;

•	all restrictions on an outstanding award of restricted stock or restricted units that are not performance awards will be deemed to have lapsed on a prorated basis based on the portion of the restriction period the participant completed;

•	all outstanding deferred stock rights that are not performance awards will vest on a prorated basis based on the portion of the deferral period that the participant completed; and

•	all outstanding performance awards will be paid in either unrestricted shares of common stock or cash based on the degree to which the applicable performance goals have been attained.

Termination for Cause. If we terminate a participant’s employment with our company and our affiliates or service as a director for cause as defined in the 2008 Omnibus Plan, then all awards and grants of every type, whether or not vested, will terminate no later than the participant’s last day of employment.
Consultants and Other Stock-Based Awards. The Compensation Committee will have the discretion to determine, at the time an award is made, the effect of the termination of service of a consultant on awards held by the consultant. The Compensation Committee will also have the discretion to determine the effect on other stock-based awards of a participant’s termination of employment or service with our company or our affiliates.
Transferability
          Awards are not transferable other than by will or the laws of descent and distribution, unless the administrator allows a participant to designate in writing a beneficiary to exercise the award or receive payment under an award after the participant’s death or the transfer constitutes a permitted transfer under the 2008 Omnibus Plan. If allowed by the administrator, a participant may make the following permitted transfers of the ownership of some or all of the vested or earned awards granted to the participant under the 2008 Omnibus Plan, other than incentive stock options:
•	transfers to the spouse, children or grandchildren of the participant, known as the “family members of the participant”;

•	transfers to a trust or trust established for the exclusive benefit of the family members of the participant; or

•	transfers to a partnership in which the family members of the participant are the only partners.
          Vested or earned awards may be transferred without the administrator’s pre-approval if the transfer is made incident to a divorce as required pursuant to the terms of a domestic relations order, though incentive stock options may only be transferred pursuant to the terms of a domestic relations order if such a transfer is permitted by applicable tax laws.
          Any such permitted transfer or transfer made pursuant to the terms of a domestic relations order must be without consideration and must be irrevocable. No award that is transferred may be subsequently transferred, except by will or the laws of descent and distribution. The administrator may create additional conditions and requirements that are applicable to the transfer of awards. Following the permitted transfer of a vested option, the option will be subject to the same terms and conditions that were applicable to the option prior to the transfer.
Adjustments
If
•	we are involved in a merger or other transaction in which our common stock is changed or exchanged;

•	we subdivide or combine our common stock or we declare a dividend payable in our common stock, other securities or other property;

•	we effect a cash dividend, the amount of which, on a per share basis, exceeds 10% of the fair market value of a share of common stock at the time the dividend is declared, or we effect any other dividend or other distribution on our common stock in the form of cash, or a repurchase of shares of common stock, that the Board determines is special or extraordinary in nature or that is in connection with a transaction that we characterize publicly as a recapitalization or reorganization involving our common stock; or

•	any other event occurs, which, in the judgment of the Board or Compensation Committee necessitates an adjustment to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the 2008 Omnibus Plan;
then the administrator will, in a manner it deems equitable to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the 2008 Omnibus Plan and subject to certain provisions of the Internal Revenue Code, adjust the number and type of shares of common stock subject to the 2008 Omnibus

Plan and which may, after the event, be made the subject of awards; the number and type of shares of common stock subject to outstanding awards; the grant, purchase or exercise price with respect to any award; and performance goals of an award.
          In any such case, the administrator may also provide for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award. However, if the transaction or event constitutes a change of control, as defined in the 2008 Omnibus Plan, then the payment must be at least as favorable to the holder as the greatest amount the holder could have received for such award under the change of control provisions of the 2008 Omnibus Plan. The administrator may, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, and without affecting the number of shares of common stock otherwise reserved or available under the 2008 Omnibus Plan, authorize the issuance or assumption of awards upon terms it deems appropriate.
Change of Control
          Unless otherwise provided in an applicable employment, retention, change of control, severance, award or similar agreement, in the event of a change of control of our company:
•	each stock option or stock appreciation right that is then held by a participant who is employed by or in the service of us or one of our affiliates will become fully vested, and, unless otherwise determined by the Board or the Compensation Committee, all stock options and stock appreciation rights will be cancelled in exchange for a cash payment equal to the excess of the change of control price (as determined by the administrator) of the shares of common stock covered by the stock option or stock appreciation right over the purchase or grant price of such shares of common stock under the award;

•	restricted stock, restricted stock units and deferred stock rights (that are not performance awards) that are not vested will vest;

•	all performance awards that are earned but not yet paid will be paid, and all performance awards for which the performance period has not expired will be cancelled in exchange for a cash payment equal to the amount that would have been due under such awards if the performance goals measured at the time of the change of control were to continue to be achieved at the same rate through the end of the performance period, or if higher, assuming the target performance goals had been met at the time of the change of control;

•	all dividend equivalent units that are not vested will vest and be paid in cash; and

•	all other awards that are not vested will vest and if an amount is payable under such vested award, then such amount will be paid in cash based on the value of the award.
A summary of the definition of a change in control under our current Key Executive Employment and Severance Agreements is provided on page 39 above.
Term of 2008 Omnibus Plan
          Unless earlier terminated by our Board, the 2008 Omnibus Plan will remain in effect until the earlier of the date all common stock reserved for issuance under the 2008 Omnibus Plan has been issued or February 26, 2018.
Termination and Amendment
          The Board or the Compensation Committee may amend, alter, suspend, discontinue or terminate the 2008 Omnibus Plan at any time, except:
•	the Board must approve any amendment to the 2008 Omnibus Plan if we determine such approval is required by action of the Board, applicable corporate law or any other applicable law;

•	shareholders must approve any amendment to the 2008 Omnibus Plan if we determine that such approval is required by Section 16 of the Exchange Act, the listing requirements of any principal securities exchange or market on which our common stock is then traded, or any other applicable law; and
•	shareholders must approve any amendment to the 2008 Omnibus Plan that materially increases the number of shares of common stock reserved under the 2008 Omnibus Plan, the incentive stock option award limits or the per participant award limitations set forth in the 2008 Omnibus Plan, that expands the group of individuals that may become participants under the 2008 Omnibus Plan, that diminishes the provisions on repricing or backdating stock options and stock appreciation rights, or that would materially change the minimum vesting and performance requirements of an award as required in the 2008 Omnibus Plan.
          The administrator may modify, amend or cancel any award or waive any restrictions or conditions applicable to any award or the exercise of the award. Any modification or amendment that materially diminishes the rights of the participant or any other person that may have an interest in the award, or that cancels any award, will be effective only if agreed to by that participant or other person. The administrator does not need to obtain participant or other interested party consent, however, for the adjustment or cancellation of an award pursuant to the adjustment provisions of the 2008 Omnibus Plan or the modification of an award to the extent deemed necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which our common stock is then traded, or to preserve favorable accounting or tax treatment of any award for us. The authority of the administrator to terminate or modify the 2008 Omnibus Plan or awards will extend beyond the termination date of the 2008 Omnibus Plan. In addition, termination of the 2008 Omnibus Plan will not affect the rights of participants with respect to awards previously granted to them, and all unexpired awards will continue in force after termination of the 2008 Omnibus Plan except as they may lapse or be terminated by their own terms and conditions.
Repricing Prohibited
          Neither the administrator nor any other person may decrease the exercise price for any outstanding stock option or stock appreciation right after the date of grant nor allow a participant to surrender an outstanding stock option or stock appreciation right to us as consideration for the grant of a new stock option or stock appreciation right with a lower exercise price.
Backdating Prohibited
          The administrator may not grant a stock option or stock appreciation right with a grant date that is effective prior to the date the administrator takes action to approve such award.
Foreign Participation
          To assure the viability of awards granted to participants employed or residing in foreign countries, the administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the administrator may approve such supplements to, or amendments, restatements or alternative versions of, the 2008 Omnibus Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the administrator approves for purposes of using the 2008 Omnibus Plan in a foreign country will not affect the terms of the 2008 Omnibus Plan for any other country.
Certain Federal Income Tax Consequences
          The following summarizes certain federal income tax consequences relating to the 2008 Omnibus Plan. The summary is based upon the laws and regulations in effect as of the date of this proxy statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax consequences of the receipt or exercise of awards under foreign, state or local tax laws, and such tax laws may not correspond to the federal income tax treatment described herein. The exact federal income tax treatment of transactions under the 2008 Omnibus Plan will vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards and the disposition of any acquired shares.

Stock Options
          The grant of a stock option under the 2008 Omnibus Plan will create no income tax consequences to us or to the recipient. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Upon the participant’s subsequent disposition of the shares of common stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date).
          In general, a participant will recognize no income or gain as a result of the exercise of an incentive stock option, except that the alternative minimum tax may apply. Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of the common stock acquired pursuant to the exercise of an incentive stock option and we will not be allowed a deduction. If the participant fails to hold the shares of common stock acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of the gain realized on the disposition and the excess of the fair market value of the shares of common stock on the exercise date over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.
Stock Appreciation Rights
          The grant of a stock appreciation right under the 2008 Omnibus Plan will create no income tax consequences to us or to the recipient. A participant who is granted a stock appreciation right will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the grant price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. If the stock appreciation right is settled in shares of our common stock, upon the participant’s subsequent disposition of such shares, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date).
Restricted Stock
          Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock is made under the 2008 Omnibus Plan, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. We will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the date the restrictions lapse). Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and we will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.
          A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then we will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to claim a credit for the tax previously paid. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to such shares.
Restricted Stock Units
          A participant will not recognize income and we will not be entitled to a deduction at the time an award of a restricted stock unit is made under the 2008 Omnibus Plan. Upon the participant’s receipt of shares (or cash) at the end of the restriction period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If the restricted stock units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).
Performance Shares
          The grant of performance shares will create no income tax consequences for us or the participant. Upon the participant’s receipt of shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the fair market value of the shares received, except that if the participant receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described above. In addition, the participant will recognize ordinary compensation income equal to the dividend equivalents paid on performance shares prior to or at the end of the performance period. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes income. Upon the participant’s subsequent disposition of the shares, the participant will recognize a capital gain or loss (long-term or short-term depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).
Performance Units
          The grant of a performance unit will create no income tax consequences to us or the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If performance units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).
Dividend Equivalent Units
          A participant who is paid a dividend equivalent with respect to an award will recognize ordinary income equal to the value of cash or common stock paid, and we will be entitled to a corresponding deduction in the same amount and at the same time.
Section 162(m) Limit on Deductibility of Compensation
          Section 162(m) of the Internal Revenue Code limits the deduction we can take for compensation we pay to our chief executive officer and our four other highest paid officers (determined as of the end of each year) to $1,000,000 per year per individual. However, performance-based compensation that meets the requirements of Section 162(m) does not have to be included as part of the $1,000,000 limit. The 2008 Omnibus Plan is designed so that awards granted to the covered individuals may meet the Section 162(m) requirements for performance-based compensation.
Code Section 409A
          Awards under the 2008 Omnibus Plan may constitute, or provide for, a deferral of compensation under Section 409A of the Internal Revenue Code. If the requirements of Section 409A are not complied with, then holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax and, potentially, interest and penalties. We have sought to structure the 2008 Omnibus Plan, and we expect to seek to structure awards under the 2008 Omnibus Plan, to comply with Section 409A and the Department of Treasury regulations and other interpretive guidance that may be issued pursuant to Section 409A. To the extent that we determine that any award granted under the 2008 Omnibus Plan is subject to Section 409A, the award agreement evidencing such award will generally incorporate the terms and conditions required by Section 409A. The 2008 Omnibus Plan and any applicable awards may be modified to exempt the awards from Section 409A or comply with the requirements of Section 409A.
New Plan Benefits
     We cannot currently determine the awards that may be granted under the 2008 Omnibus Plan in the future to the executive officers named in this proxy statement, other officers, employees, directors or other persons. The administrator will make such determinations from time to time.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table summarizes, as of December 31, 2009, information about compensation plans under which our equity securities are authorized for issuance:

			Number of Securities Remaining
	Number of Securities to be		Available for Future Issuance Under
	Issued Upon Exercise of	Weighted-average Exercise	Equity Compensation Plans
	Outstanding Options,	Price of Outstanding Options,	(Excluding Securities Reflected in
	Warrants and Rights	Warrants and Rights	Column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders:
2008 Omnibus Stock Incentive Plan	1,295,192	$23.26	4,491,331	(1)
2004 Omnibus Stock Incentive Plan	6,054,403	$32.26	—	(2)
Outside Directors Non-qualified Stock Option Plan	580,924	$32.01	—	(2)
Equity compensation plans not approved by security holders	32,000	$11.38	—	(3)

Total	7,962,519	$30.70	4,491,331

(1)	Represents securities remaining available for issuance under the 2008 Omnibus Plan as of December 31, 2009. Following grants made in 2010 through March 15, 1,736,109 shares remain available under this plan.

(2)	The 2004 Omnibus Plan and the Directors Plan were terminated in 2008. Options previously granted remain outstanding under these plans, but no further options or shares may be granted or issued under either plan.

(3)	Represents ten-year options to purchase common stock granted January 2, 2001, to Randall J. Hogan, our Chairman and Chief Executive Officer, at an exercise price of $11.375 per share, which was the closing price of our common stock on the date of grant.
All share numbers and per share amounts described above have been adjusted to reflect our 2-for-1 stock split in 2004.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3
The Ratification of Appointment of Deloitte & Touche LLP
as our Independent Registered Public Accounting Firm for 2010
     At its February 22, 2010 meeting, our Audit Committee approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2010. We are seeking the shareholders’ ratification of such action. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will make another appointment effective for the subsequent fiscal year. Even if the shareholders ratify the appointment, the Audit Committee, in its discretion, may select a new independent auditor at any time that it believes such change would be in our best interests and in the best interests of our shareholders.
     We expect that representatives of Deloitte & Touche LLP will attend the Annual Meeting and be available to make a statement or respond to appropriate questions.
EACH OF THE BOARD AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS A VOTE
“FOR” PROPOSAL 3.

AUDIT COMMITTEE DISCLOSURE
Audit Committee Pre-approval Policy
     The Audit Committee reviews and approves the external auditor’s engagement and audit plan, including fees, scope, staffing and timing of work. In addition, the Audit Committee Charter limits the types of non-audit services that may be provided by the independent auditor. Any permitted non-audit services to be performed by the independent auditor must be pre-approved by the Audit Committee after the Committee is advised of the nature of the engagement and particular services to be provided. The Committee pre-approved audit fees and all permitted non-audit services of the independent auditor in 2009. Responsibility for this pre-approval may be delegated to one or more members of the Committee; all such approvals, however, must be disclosed to the Audit Committee at its next regularly scheduled meeting. The Audit Committee may not delegate authority for pre-approvals to management.
Service Fees Paid to the Independent Registered Public Accounting Firm
          We engaged Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Entities”) to provide various audit, audit-related, tax and other permitted non-audit services to us during fiscal years 2008 and 2009. Their fees for these services were as follows (in thousands):

			2009	2008
a	)	Audit fees, including aggregate fees for the audits of our annual financial statements and the effectiveness of internal controls over financial reporting, reviews of our quarterly financial statements, statutory audits and review of SEC filings	$3,693	$4,577
b	)	Audit-related fees, with respect to acquisitions and divestitures, employee benefit plan audits, accounting research and certain other attest services	110	139

		Total audit and audit-related fees	3,803	4,716

c	)	Tax fees, relating to tax consulting and tax return assistance	1,203	1,216
d	)	All other fees relating to miscellaneous services	—	—

		Total fees paid to Deloitte Entities	$5,006	$5,932

AUDIT COMMITTEE REPORT
     In connection with the financial statements for the fiscal year ended December 31, 2009, the Audit Committee has:
(1)	reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2009, with management;

(2)	discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended; and

(3)	received the written disclosure and letter from Deloitte & Touche LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.
     Based upon these reviews and discussions, the Audit Committee recommended to the Board at the February 23, 2010 meeting of the Board that our audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission. The Board has approved this inclusion.
THE AUDIT COMMITTEE
Ronald L. Merriman, Chair
Leslie Abi-Karam
Jerry W. Burris
Charles A. Haggerty
David H. Y. Ho

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Our executive officers, directors and 10% shareholders are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission and furnish copies of these reports to us.
     We have reviewed copies of reports furnished to us, or written representations that no reports were required. Based solely on these reports, we believe that during 2009 our executive officers and directors complied with all such filing requirements.
SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS
     The deadline for submitting a shareholder proposal for inclusion in our proxy statement and form of proxy for our 2011 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the SEC is December 3, 2010. A shareholder who otherwise intends to present business at the 2010 Annual Meeting must comply with the requirements set forth in our By-Laws. The By-Laws state, among other things, that to bring business before an annual meeting, a shareholder must give written notice that complies with the By-Laws to our Secretary not less than 45 days nor more than 70 days prior to the first annual anniversary of the date when we first mailed our proxy statement to shareholders in connection with the immediately preceding annual meeting. Accordingly, we must receive notice of a shareholder proposal submitted under our By-Laws between January 2, 2011 and February 6, 2011. If the notice is received after February 6, 2011, then the notice will be considered untimely and we are not required to present such proposal at the 2011 Annual Meeting. If the Board chooses to present a proposal submitted under our By-Laws at the 2011 Annual Meeting, then the persons named in the proxies solicited by the Board for the 2011 Annual Meeting may exercise discretionary voting power with respect to such proposal. Shareholder proposals should be sent to us at our principal executive offices: 5500 Wayzata Boulevard, Suite 800, Minneapolis, MN 55416, Attention: Corporate Secretary.
OTHER BUSINESS
     Our management does not know of any other matter to be presented for action at the Annual Meeting. However, if any other matter should be properly presented at the Annual Meeting, the persons named in the proxy accompanying this Proxy Statement intend to vote the proxy in accordance with their best judgment.
2009 ANNUAL REPORT ON FORM 10-K
     Any shareholder wishing to review, without charge, a copy of our 2009 Annual Report on Form 10-K (without exhibits) filed with the SEC should write to us at our principal executive offices: 5500 Wayzata Boulevard, Suite 800, Minneapolis, MN 55416, Attention: Corporate Secretary.
REDUCE DUPLICATE MAILINGS
          To reduce duplicate mailings, we are now sending only one copy of any proxy statement or annual report to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders. Upon written or oral request, we will promptly deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address.
          If you wish to receive separate copies of each proxy statement and annual report, please notify us by writing or calling Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Minneapolis, MN 55416, Attention: Corporate Secretary, Telephone: (763) 545-1730 or (800) 328-9626.
          If you are receiving duplicate mailings, you may authorize us to discontinue mailings of multiple proxy statements and annual reports. To discontinue duplicate mailings, notify us by writing or calling Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Minneapolis, MN 55416, Attention: Corporate Secretary, Telephone: (763) 545-1730 or (800) 328-9626.

Appendix A
PENTAIR, INC.
2008 OMNIBUS STOCK INCENTIVE PLAN
As Amended and Restated Through February 23, 2010
     1. Purpose and Effective Date.
     (a) Purpose. The Pentair, Inc. 2008 Omnibus Stock Incentive Plan has several complementary purposes: (i) to promote the growth and success of the Company by linking a significant portion of participant compensation to the increase in value of the Company’s common stock; (ii) to attract and retain top quality, experienced executives and key employees by offering a competitive incentive compensation program; (iii) to reward innovation and outstanding performance as important contributing factors to the Company ‘s growth and progress; (iv) to align the interests of executives, key employees, directors and consultants with those of the Company’s shareholders by reinforcing the relationship between participant rewards and shareholder gains obtained through the achievement by plan participants of short-term objectives and long-term goals; and (iv) to encourage executives, key employees, directors and consultants to obtain and maintain an equity interest in the Company.
     (b) Effective Date. This Plan will become effective, and Awards may be granted under this Plan: (1) with regard to Non-Employee Directors, on and after February 26, 2008, provided that any Awards made prior to the date that the Plan is approved by the Company’s shareholders shall be contingent on such shareholder approval, and (2) with regard to all other eligible individuals, the date that the Plan is approved by the Company’s shareholders. If the Company’s shareholders approve this Plan, then the Pentair, Inc. Omnibus Stock Incentive Plan (the “Prior Plan”) will terminate on the date of such shareholder approval, and no new awards will be granted under the Prior Plan after its termination date; provided that the Prior Plan will continue to govern awards outstanding as of the date of such plan’s termination and such awards shall continue in force and effect until fully distributed or terminated pursuant to their terms.
     2. Definitions. Capitalized terms used in this Plan have the following meanings:
     (a) “10% Stockholder” means an Eligible Employee who, as of the date an ISO is granted to such individual, owns more than ten percent (10%) of the total combined voting power of all classes of Stock then issued by the Company or a Subsidiary corporation.
     (b) “Administrator” means (i) the Committee with respect to Participants who are Eligible Employees and Consultants and (ii) the Non-Employee Directors of the Board (or a committee of Non-Employee Directors appointed by the Board) with respect to Participants who are Directors.
     (c) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act. Notwithstanding the foregoing, for purposes of determining those individuals to whom an Option or Stock Appreciation Right may be granted, the term “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with the Company within the meaning of Code Sections 414(b) or (c); provided that, in applying such provisions, the phrase “at least 20 percent” shall be used in place of “at least 80 percent” each place it appears therein.
     (d) “Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units, Deferred Stock Rights, Dividend Equivalent Units, or any other type of award permitted under the Plan.
     (e) “Board” means the Board of Directors of the Company.

     (f) “Cause” means, except as otherwise determined by the Administrator and set forth in an Award agreement, such act or omission by a Participant as is determined by the Administrator to constitute cause for termination, including but not limited to any of the following: (i) a material violation of any Company policy, including any policy contained in the Company Code of Business Conduct; (ii) embezzlement from, or theft of property belonging to the Company or any Affiliate; (iii) willful failure to perform or gross negligence in the performance of or failure to perform assigned duties; or (iv) other intentional misconduct, whether related to employment or otherwise, which has, or has the potential to have, a material adverse effect on the business conducted by the Company or its Affiliates.
     (g) “Change of Control” means a change of control of the Company, as that term is defined in the KEESA. Notwithstanding the foregoing, with respect to an Award that is considered deferred compensation subject to Code Section 409A, the definition of “Change of Control” shall be amended and interpreted in a manner that allows the definition to satisfy the requirements of a change of control under Code Section 409A solely for purposes of determining the timing of payment of such Award.
     (h) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.
     (i) “Committee” means the Compensation Committee of the Board (or a successor committee with the same or similar authority).
     (j) “Company” means Pentair, Inc., a Minnesota corporation, or any successor thereto.
     (k) “Consultant” means a person or entity rendering services to the Company or an Affiliate other than as an employee of any such entity or a Director.
     (l) “Deferred Stock Right” means the right to receive Stock or Restricted Stock at some future time.
     (m) “Director” means a member of the Board, and “Non-Employee Director” means a Director who is not also an employee of the Company or its Subsidiaries.
     (n) “Disability” means, except as otherwise determined by the Administrator and set forth in an Award agreement: (i) with respect to an ISO, the meaning given in Code Section 22(e)(3), and (ii) with respect to all other Awards, a physical or mental incapacity which qualifies an individual to collect a benefit under a long term disability plan maintained by the Company, or such similar mental or physical condition which the Administrator may determine to be a disability, regardless of whether either the individual or the condition is covered by any such long term disability plan. The Administrator shall make the determination of Disability and may request such evidence of disability as it reasonably determines.
     (o) “Dividend Equivalent Unit” means the right to receive a payment, in cash or Shares, equal to the cash dividends or other distributions paid with respect to a Share.
     (p) “Eligible Employee” means a key managerial, administrative or professional employee of the Company or an Affiliate whose position is evaluated at salary grade 40 or higher or who is in a position to make a material contribution to the continued profitable growth and long term success of the Company or an Affiliate.
     (q) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.
     (r) “Fair Market Value” means, per Share on a particular date: (i) the closing price on such date on the New York Stock Exchange, as reported in The Wall Street Journal, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such market; (ii) if the Shares are not listed on the New York Stock Exchange, but are traded on another national securities exchange or in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on the particular date, or on the last preceding date on which there was a sale of Shares on that exchange or market; or (iii) if the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Administrator.

     (s) “Incentive Stock Option” or “ISO” mean an Option that meets the requirements of Code Section 422.
     (t) “KEESA” means the Key Executive Employment and Severance Agreement between the Company and key executives, as approved by the Board and in effect from time to time.
     (u) “Option” means the right to purchase Shares at a stated price for a specified period of time.
     (v) “Participant” means an individual selected by the Administrator to receive an Award.
     (w) “Performance Awards” means a Performance Share and Performance Unit, and any Award of Restricted Stock, Restricted Stock Units, or Deferred Stock Rights the payment or vesting of which is contingent on the attainment of one or more Performance Goals.
     (x) “Performance Goals” means any goals the Administrator establishes that relate to one or more of the following with respect to the Company or any one or more of its Subsidiaries, Affiliates or other business units: net income; income from continuing operations; stockholder return; stock price appreciation; earnings per share (including diluted earnings per share); net operating profit (including after tax); revenue growth; organic sales growth; return on equity; return on investment; return on invested capital (including after-tax); earnings before interest, taxes, depreciation and amortization; operating income; operating margin; market share; return on sales; asset reduction; cost reduction; return on equity; cash flow (including free cash flow); and new product releases. As to each Performance Goal, the relevant measurement of performance shall be computed in accordance with generally accepted accounting principles, if applicable; provided that, the Administrator may, at the time of establishing the Performance Goal(s), exclude the effects of (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax regulations or laws, or (iv) the effect of a merger or acquisition. Notwithstanding the foregoing, the calculation of any Performance Goal established for purposes of an Award shall be made without regard to changes in accounting methods used by the Company or in accounting standards that may be required by the Financial Accounting Standards Board after a Performance Goal relative to an Award is established and prior to the time the compensation earned by reason of the achievement of the relevant Performance Goal is paid to the Participant. In the case of Awards that the Administrator determines will not be considered “performance-based compensation” under Code Section 162(m), the Administrator may establish other Performance Goals not listed in this Plan. Where applicable, the Performance Goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers or a percentage) in the particular criterion or achievement in relation to a peer group or other index. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).
     (y) “Performance Shares” means the right to receive Shares (including Restricted Stock) to the extent Performance Goals are achieved.
     (z) “Performance Unit” means the right to receive a payment valued in relation to a unit that has a designated dollar value or the value of which is equal to the Fair Market Value of one or more Shares, to the extent Performance Goals are achieved.
     (aa) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.
     (bb) “Plan” means this Pentair, Inc. 2008 Omnibus Stock Incentive Plan, as may be amended from time to time.
     (cc) “Restriction Period” means the length of time established relative to an Award during which the Participant cannot sell, assign, transfer, pledge or otherwise encumber the Stock or Stock Units subject to such Award and at the end of which the Participant obtains an unrestricted right to such Stock or Stock Units.
     (dd) “Restricted Stock” means a Share that is subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer.
     (ee) “Restricted Stock Unit” means the right to receive a payment equal to the Fair Market Value of one Share.

     (ff) “Retirement” means, except as otherwise determined by the Administrator and set forth in an Award agreement, (i) with respect to Participants who are Eligible Employees or Consultants, termination of employment or service from the Company and its Affiliates (for other than Cause) on or after attainment of age fifty-five (55) and completion of ten (10) years of service with the Company and its Affiliates, and (ii) with respect to Director Participants, the Director’s removal (for other than Cause), or resignation or failure to be re-elected (for other than Cause) on or after “retirement” as defined in the Company’s retirement policy for Non-Employee Directors.
     (gg) “Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.
     (hh) “Share” means a share of Stock.
     (ii) “Stock” means the Common Stock of the Company, par value of $0.16- 2/3 per share.
     (jj) “Stock Appreciation Right” or “SAR” means the right to receive a payment equal to the appreciation of the Fair Market Value of a Share during a specified period of time.
     (kk) “Subsidiary” means any corporation or limited liability company (except that is treated as a partnership for U.S. income tax purposes) in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entity in the chain) owns stock or equity interests possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or equity interests in one of the other entities in the chain.
     3. Administration.
     (a) Administration. In addition to the authority specifically granted to the Administrator in this Plan, the Administrator has full discretionary authority to administer this Plan, including but not limited to the authority to: (i) interpret the provisions of this Plan; (ii) prescribe, amend and rescind rules and regulations relating to this Plan; (iii) correct any defect, supply any omission, or reconcile any inconsistency in any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan into effect; and (iv) make all other determinations necessary or advisable for the administration of this Plan. All Administrator determinations shall be made in the sole discretion of the Administrator and are final and binding on all interested parties.
     Notwithstanding any provision of the Plan to the contrary, the Administrator shall have the discretion to grant an Award with any vesting condition, any Restriction Period or any performance period if the Award is granted to a newly hired or promoted Participant, or accelerate the vesting, Restriction Period or performance period of an Award, in connection with a Participant’s death, disability, Retirement or termination by the Company without Cause. Any action by the Committee to accelerate or otherwise amend an Award for reasons other than Retirement, death, Disability or a termination by the Company without Cause, or in connection with a Change of Control, shall include application of a commercially reasonable discount to the compensation otherwise payable to reflect the value of the accelerated payment.
     Notwithstanding the above statement or any other provision of the Plan, once established, the Committee shall have no discretion to increase the amount of compensation payable under an Award that is intended to be performance-based compensation under Code Section 162(m), although the Committee may decrease the amount of compensation a Participant may earn under such an Award.
     (b) Delegation to Other Committees or Officers. To the extent applicable law permits, the Board may delegate to another committee of the Board or to one or more officers of the Company, or the Committee may delegate to one or more officers of the Company, any or all of their respective authority and responsibility as an Administrator of the Plan; provided that no such delegation is permitted with respect to Stock-based Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of Non-Employee Directors. If the Board or the Committee has made such a delegation, then all references to the Administrator in this Plan include such other committee or one or more officers to the extent of such delegation.

     (c) Indemnification. The Company will indemnify and hold harmless each member of the Board and the Committee, and each officer or member of any other committee to whom a delegation under Section 3(b) has been made, as to any acts or omissions with respect to this Plan or any Award to the maximum extent that the law and the Company’s by-laws permit.
     4. Eligibility. The Administrator may designate any of the following as a Participant from time to time, to the extent of the Administrator’s authority: any Eligible Employee, any Consultant or any Director, including a Non-Employee Director. The Administrator’s granting of an Award to a Participant will not require the Administrator to grant an Award to such individual at any future time. The Administrator’s granting of a particular type of Award to a Participant will not require the Administrator to grant any other type of Award to such individual.
     5. Types of Awards. Subject to the terms of this Plan, the Administrator may grant any type of Award to any Participant it selects, but only employees of the Company or a Subsidiary may receive grants of incentive stock options. Awards may be granted alone or in addition to, in tandem with, or in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate).
     6. Shares Reserved under this Plan.
     (a) Plan Reserve. Subject to adjustment as provided in Section 16, an aggregate of eleven million five hundred thousand (11,500,000) Shares are reserved for issuance under this Plan. The Shares reserved for issuance may be either authorized and unissued Shares or shares reacquired at any time and now or hereafter held as treasury stock.
     (b) Incentive Stock Option Award Limits. Subject to adjustment as provided in Section 16, the Company may issue only an aggregate of five million (5,000,000) Shares upon the exercise of incentive stock options.
     (c) Replenishment of Shares Under this Plan. The aggregate number of Shares reserved under Section 6(a) shall be depleted by the number of Shares with respect to which an Award is granted; provided that the aggregate number of Shares reserved under Section 6(a) shall be depleted by three (3) Shares for each Share subject to a full-value Award. For this purpose, a full-value award includes Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units (valued in relation to a Share), Deferred Stock Rights and any other similar Award under which the value of the Award is measured as the full value of a Share, rather than the increase in the value of a Share. If, however, an Award lapses, expires, terminates or is cancelled without the issuance of Shares or the payment of other compensation under the Award, or if Shares are forfeited under an Award, or if Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, then such Shares shall be recredited to the Plan’s reserve (in the same number as they depleted the reserve) and may again be used for new Awards under this Plan. Notwithstanding the foregoing, in no event shall the following Shares be recredited to the Plan’s reserve: Shares tendered in payment of the exercise price of an Option; Shares withheld to satisfy federal, state or local tax withholding obligations; and Shares purchased by the Company using proceeds from Option exercises.
     (d) Participant Limitations. Subject to adjustment as provided in Section 16, no Participant may be granted Awards that could result in such Participant:
     (i) receiving Options for, and/or Stock Appreciation Rights with respect to, more than 750,000 Shares during any fiscal year of the Company;
     (ii) receiving Awards of Restricted Stock and/or Restricted Stock Units and/or Deferred Stock Rights relating to more than 500,000 Shares during any fiscal year of the Company;
     (iii) receiving Awards of Performance Shares, and/or Awards of Performance Units the value of which is based on the Fair Market Value of Shares, for more than 500,000 Shares during any fiscal year of the Company;
     (iv) receiving Awards of Performance Units the value of which is not based on the Fair Market Value of Shares, for more than $3,000,000 during any fiscal year of the Company; or

     (v) receiving other Stock-based Awards pursuant to Section 11 relating to more than 100,000 Shares during any fiscal year of the Company.
     In all cases, determinations under this Section 6(d) should be made in a manner that is consistent with the exemption for performance-based compensation that Code Section 162(m) provides.
     7. Options. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each Option, including but not limited to:
     (a) Whether the Option is an “incentive stock option” which meets the requirements of Code Section 422, or a “nonqualified stock option” which does not meet the requirements of Code Section 422;
     (b) The number of Shares subject to the Option;
     (c) The date of grant, which may not be prior to the date of the Administrator’s approval of the grant;
     (d) The exercise price, which may not be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant; provided that an incentive stock option granted to a 10% Stockholder must have an exercise price at least equal to 110% of the Fair Market Value of the Shares subject to the Option as determined on the date of grant;
     (e) The terms and conditions of exercise; provided that, subject to the provisions of Sections 12 and 16, one-third (1/3) of each Option may not become exercisable earlier than on each of the first three (3) anniversaries of the date of grant; and provided further that if the aggregate Fair Market Value of the Shares subject to the Option (as determined on the date of grant of such Option) that become exercisable during a calendar year exceed $100,000, then such Option shall be treated as a nonqualified stock option to the extent such $100,000 limitation is exceeded.
     (f) The term; provided that each Option must terminate no later than ten (10) years after the date of grant and each incentive stock option granted to a 10% Stockholder must terminate no later than five (5) years after the date of grant.
     In all other respects, the terms of any incentive stock option should comply with the provisions of Code section 422 except to the extent the Administrator determines otherwise. If an Option that is intended to be an incentive stock option fails to meet the requirements thereof, the Option shall automatically be treated as a nonqualified stock option to the extent of such failure.
     Subject to the terms and conditions of the Award, vested Options may be exercised, in whole or in part, by giving notice of exercise to the Company in such manner as the Company may prescribe. This notice must be accompanied by payment in full of the exercise price in cash or by use of such other instrument as the Administrator may agree to accept.
     Payment of the exercise price, applicable withholding taxes due upon exercise of the Option, or both may be made in the form of Stock already owned by the Participant, which Stock shall be valued at Fair Market Value on the date the Option is exercised. A Participant who elects to make payment in Stock may not transfer fractional shares or shares of Stock with an aggregate Fair Market Value in excess of the Option exercise price plus applicable withholding taxes. A Participant need not present Stock certificates when making payment in Stock, so long as other satisfactory proof of ownership of the Stock tendered is provided (e.g., attestation of ownership of a sufficient number of shares of Stock to pay the exercise price). The Administrator shall have the discretion to authorize or accept payment by other forms or methods or to establish a cashless exercise program, all within such limitations as may be imposed by the Plan or any applicable law.

     8. Stock Appreciation Rights. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each SAR, including but not limited to:
     (a) Whether the SAR is granted independently of an Option or relates to an Option;
     (b) The number of Shares to which the SAR relates;
     (c) The date of grant, which may not be prior to the date of the Administrator’s approval of the grant;
     (d) The grant price, provided that the grant price shall not be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant;
     (e) The terms and conditions of exercise or maturity; provided that, subject to the provisions of Sections 12 and 16, one-third (1/3) of each SAR may not become exercisable or mature earlier than on each of the first three (3) anniversaries of the date of grant;
     (f) The term, provided that each SAR must terminate no later than ten (10) years after the date of grant; and
     (g) Whether the SAR will be settled in cash, Shares or a combination thereof.
     If an SAR is granted in relation to an Option, then unless otherwise determined by the Administrator, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of SAR, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Options that relate to an SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR.
     9. Performance and Stock Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Restricted Stock, Restricted Stock Units, Deferred Stock Rights, Performance Shares or Performance Units, including but not limited to:
     (a) The number of Shares and/or units to which such Award relates;
     (b) Whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies;
     (c) The period of restriction with respect to Restricted Stock or Restricted Stock Units and the period of deferral for Deferred Stock Rights (which, subject to the provisions of Sections 12 and 16, in each case may not be less than three (3) years from the date of grant);
     (d) The performance period for Performance Awards (which, subject to the provisions of Sections 12 and 16, must be at least one year);
     (e) With respect to Performance Units, whether to measure the value of each unit in relation to a designated dollar value or the Fair Market Value of one or more Shares; and

     (f) With respect to Restricted Stock Units and Performance Units, whether to settle such Awards in cash, in Shares, or a combination thereof.
     During the time Restricted Stock is subject to the Period of Restriction, the Participant shall have all of the rights of a shareholder with respect to the Restricted Stock, including the right to vote such Stock and, unless the Administrator shall otherwise provide, the right to receive dividends paid with respect to such Stock.
     Except as otherwise provided in the Plan, at such time as all restrictions applicable to an Award of Restricted Stock, Deferred Stock Rights or Restricted Stock Units are met and the Restriction Period expires, ownership of the Stock subject to such restrictions shall be transferred to the Participant free of all restrictions except those that may be imposed by applicable law; provided that if Restricted Stock Units are paid in cash, said payment shall be made to the Participant after all applicable restrictions lapse and the Restriction Period expires.
     10. Dividend Equivalent Units. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Dividend Equivalent Units, including but not limited to whether: (a) such Award will be granted in tandem with another Award; (b) payment of the Award be made currently or credited to an account for the Participant which provides for the deferral of such amounts until a stated time; and (c) the Award will be settled in cash or Shares; provided that Dividend Equivalent Units may be granted only in connection with a “full value” Award as defined in Section 6(c).
     11. Other Stock-Based Awards. Subject to the terms of this Plan, the Administrator may grant to Participants other types of Awards, which shall be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, Shares, either alone or in addition to or in conjunction with other Awards, and payable in Stock or cash. Without limitation, such Award may include the issuance of shares of unrestricted Stock, which may be awarded in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, as a bonus, or upon the attainment of Performance Goals or otherwise, or rights to acquire Stock from the Company. The Administrator shall determine all terms and conditions of the Award, including but not limited to, the time or times at which such Awards shall be made, and the number of Shares to be granted pursuant to such Awards or to which such Award shall relate; provided that any Award that provides for purchase rights shall be priced at 100% of Fair Market Value on the date of the Award.
     12. Effect of Termination on Awards. Except as otherwise provided by the Administrator in an Award Agreement or, subject to Section 3(a), as determined by the Administrator at the time of termination of a Participant’s service:
     (a) Termination of Employment or Service. If a Participant’s service with the Company and its Affiliates as an employee or Director ends for any reason other than (i) a termination for Cause, (ii) Retirement, (iii) death or (iv) Disability, then:
     (i) Any outstanding Options or SARs, to the extent otherwise exercisable on the date such Participant’s service ends, shall be exercisable no later than ninety (90) days following the Participant’s termination date or, if earlier, the expiration date of the Option or SAR. At the conclusion of such ninety (90) day period, all such Options and SARs then unexercised shall be forfeited.
     (ii) All other Awards made to the Participant, to the extent not then earned or paid to the Participant, shall terminate no later than the Participant’s last day of employment, or service as a Director.
     (b) Retirement of Corporate Officer or Director. Upon Retirement of a Participant who is then a Board-appointed corporate officer or a Director:
     (i) Any outstanding Options or SARs shall remain outstanding (and shall continue to vest in accordance with the terms of the Award as if the Participant had continued in employment or service) until the earlier of the expiration date of the Award and the fifth anniversary of such Participant’s Retirement date; provided, however, that such extension shall result in the conversion of an incentive stock option to a nonqualified stock option to the extent required under the Code.

     (ii) All Restricted Stock, Restricted Stock Units and Deferred Stock Rights (that are not Performance Awards) outstanding on the Participant’s Retirement date shall be immediately vested, and any other terms and conditions applicable to such Awards shall be deemed to have lapsed or otherwise been satisfied. Payment for all such Awards shall be made to the Participant in either unrestricted shares of Stock or cash, depending on the payment terms applicable to such Award.
     (iii) All Performance Awards outstanding on the Participant’s Retirement date shall be paid in either unrestricted shares of Stock or cash, as the case may be, following the end of the performance period and based on achievement of the Performance Goals established for such Awards, as if the Participant had not retired.
     (iv) Notwithstanding the provisions of Section 2(ff), effective for Awards granted on or after July 29, 2008, the provisions of subsections 12(b)(i), (ii) and (iii) shall apply only with respect to the termination of employment or service from the Company and its Affiliates (for other than Cause) of a Board-appointed corporate officer, on or after attainment of age sixty (60) and completion of ten (10) years of service with the Company and its Affiliates.
     (c) Retirement of Other Participants. Upon Retirement of a Participant not covered by Section 12(b):
     (i) Any Options and SARs exercisable on such Participant’s Retirement date shall be exercisable no later than ninety (90) days following such date or, if earlier, the expiration date of the Option or SAR. At the end of such ninety (90) day period, all Options and SARs then unexercised shall be forfeited.
     (ii) All Restricted Stock, Restricted Stock Units and Deferred Stock Rights (that are not Performance Awards) shall vest on a prorated basis, based on the portion of the restriction or deferral period, as applicable, which the Participant has completed at the time of Retirement and any other terms and conditions applicable to such Awards shall be deemed to have lapsed or otherwise been satisfied.
     (iii) All Performance Awards outstanding on the Participant’s Retirement date shall be paid in either unrestricted shares of Stock or cash, as the case may be, following the end of the performance period and based on achievement of the Performance Goals established for such Awards, as if the Participant had not retired, but prorated based on the portion of the performance period which the Participant has completed at the time of Retirement.
     (d) Death of Participant. If a Participant dies during employment with the Company and its Affiliates or while a Director:
     (i) All outstanding Options and SARS shall be exercisable by the Participant’s estate or the person who has acquired the right to exercise such Awards by bequest or inheritance. The Participant’s estate, or any person who succeeds to the Participant’s benefits under the Plan, shall have up to twelve (12) months following the date of the Participant’s death, or if earlier the expiration date of the Option or SAR, to exercise any outstanding Options or SARs to the same extent the Participant would have been entitled to exercise said Options or SARs on the date of death. At the end of said twelve (12) month period, all Options and SARs then unexercised shall be forfeited.
     (ii) All restrictions on all outstanding Awards of Restricted Stock or Restricted Units (that are not Performance Awards) shall be deemed to have lapsed on a prorated basis based on the portion of the Restriction Period which the Participant has completed on the date of death.
     (iii) All outstanding Deferred Stock Rights (that are not Performance Awards) shall be vested on a prorated basis based on the portion of the deferral period which the Participant has completed on the date of death.
     (iv) All Performance Awards outstanding on the date of the Participant’s death shall be paid in either unrestricted shares of Stock or cash, as the case may be, following the end of the performance period and based on achievement of the Performance Goals established for such Awards, as if the Participant had not died, but prorated based on the portion of the performance period which the Participant has completed at the time of death.
     (e) Disability of Participant. If a Participant’s employment with the Company and its Affiliates or service as a Director ends due to a Disability, then:
     (i) The Participant shall have up to twelve (12) months, or if earlier the expiration date of the Option or SAR, to exercise any outstanding Options or SARs to the same extent the Participant would have been entitled to exercise said Options or SARs as of the date the Disability determination is effective. At the end of said twelve (12) month period all Options or SARs then unexercised shall be forfeited.
     (ii) All restrictions applicable to an outstanding Award of Restricted Stock or Restricted Units (that are not Performance Awards) shall be deemed to have lapsed on a prorated basis, based on the portion of the Restriction Period the Participant completed as of the date of Disability.
     (iii) All outstanding Deferred Stock Rights (that are not Performance Awards) shall be vested on a prorated basis based on the portion of the deferral period which the Participant completed on the date of Disability.
     (iv) All Performance Awards outstanding on the date of the Participant’s Disability shall be paid in either unrestricted shares of Stock or cash, as the case may be, based on the degree to which the Participant had attained the applicable Performance Goals as of the date of such Participant’s Disability.
     (f) Termination for Cause. If a Participant’s employment with the Company and its Affiliates or service as a Director is terminated for Cause, all Awards and grants of every type, whether or not then vested, shall terminate no later than the Participant’s last day of employment. The Committee shall have discretion to determine whether this Section 12(f) shall apply, whether the event or conduct at issue constitutes Cause for termination and the date on which Awards to a Participant shall terminate.
     (g) Consultants and Other Stock-Based Awards. The Committee shall have the discretion to determine, at the time an Award is made, the effect of the termination of service of a Consultant on Awards held by such individual, and the effect on Other Stock-Based Awards of the Participant’s termination of employment or service with the Company and its Affiliates.
     13. Transferability.
     (a) Restrictions on Transfer. Awards are not transferable other than by will or the laws of descent and distribution, unless and to the extent the Administrator allows a Participant to designate in writing a beneficiary to exercise the Award or receive payment under an Award after the Participant’s death or transfer an Award as provided in subsection (b).
     (b) Permitted Transfers. If allowed by the Administrator, a Participant may transfer the ownership of some or all of the vested or earned Awards granted to such Participant, other than incentive stock options to (i) the spouse, children or grandchildren of such Participant (the “Family Members”), (ii) a trust or trust established for the exclusive benefit of such Family Members, or (iii) a partnership in which such Family Members are the only partners. Notwithstanding the foregoing, vested or earned Awards may be transferred without the Administrator’s pre-approval if the transfer is made incident to a divorce as required pursuant to the terms of a “domestic relations order” as defined in Section 414(p) of the Code; provided that no such transfer will be allowed with respect to ISOs if such transferability is not permitted by Code Section 422. Any such transfer shall be without consideration and shall be irrevocable. No Award so transferred may be subsequently transferred, except by will or applicable laws of descent and distribution. The Administrator may create additional conditions and requirements applicable to the transfer of Awards. Following the allowable transfer of a vested Option, such Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately prior to the transfer. For purposes of settlement of the Award, delivery of Stock upon exercise of an Option and the Plan’s Change of Control provisions, however, any reference to a Participant shall be deemed to refer to the transferee.

     14. Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.
     (a) Term of Plan. Unless the Board earlier terminates this Plan pursuant to Section 14(b), this Plan will terminate on the earlier of the date all Shares reserved for issuance have been issued or February 26, 2018.
     (b) Termination and Amendment. The Board or the Committee may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:
     (i) the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) action of the Board, (B) applicable corporate law, or (C) any other applicable law;
     (ii) shareholders must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded, or (D) any other applicable law; and
     (iii) shareholders must approve any of the following Plan amendments: (A) an amendment to materially increase any number of Shares specified in Section 6(a), 6(b) or the limits set forth in Section 6(d) (except as permitted by Section 16), (B) an amendment to expand the group of individuals that may become Participants, or (C) an amendment that would diminish the protections afforded by Section 14(e) or that would materially change the minimum vesting and performance requirements of an Award as required in the Plan.
     (c) Amendment, Modification or Cancellation of Awards. Except as provided in Section 14(e) and subject to the requirements of this Plan, the Administrator may modify, amend or cancel any Award; or waive any restrictions or conditions applicable to any Award or the exercise of the Award, provided that any modification or amendment that materially diminishes the rights of the Participant, or the cancellation of the Award, shall be effective only if agreed to by the Participant or any other person(s) as may then have an interest in the Award, but the Administrator need not obtain Participant (or other interested party) consent for the adjustment or cancellation of an Award pursuant to the provisions of Section 16 or the modification of an Award to the extent deemed necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which the Shares are then traded, or to preserve favorable accounting or tax treatment of any Award for the Company. Notwithstanding the foregoing, unless determined otherwise by the Administrator, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply.
     (d) Survival of Authority and Awards. Notwithstanding the foregoing, the authority of the Board and the Administrator under this Section 14 and to otherwise administer the Plan will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.
     (e) Repricing and Backdating Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 16, neither the Administrator nor any other person may decrease the exercise price for any outstanding Option or SAR after the date of grant nor allow a Participant to surrender an outstanding Option or SAR to the Company as consideration for the grant of a new Option or SAR with a lower exercise price. In addition, the Administrator may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Administrator takes action to approve such Award.
     (f) Foreign Participation. To assure the viability of Awards granted to Participants employed or residing in foreign countries, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Administrator approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 14(b)(ii).

     In addition, if an Award is held by a Participant who is employed or residing in a foreign country and the amount payable or Shares issuable under such Award would be taxable to the Participant under Code Section 457A in the year such Award is no longer subject to a substantial risk of forfeiture, then the amount payable or Shares issuable under such Award shall be paid or issued to the Participant as soon as practicable after such substantial risk of forfeiture lapses (or, for Awards that are not considered nonqualified deferred compensation subject to Code Section 409A, no later than the end of the short-term deferral period permitted by Code Section 457A) notwithstanding anything in this Plan or the Award Agreement to contrary.
     (g) Code Section 409A. The provisions of Code Section 409A are incorporated herein by reference to the extent necessary for any Award that is subject to Code Section 409A to comply therewith.
     15. Taxes.
     (a) Withholding. In the event the Company or an Affiliate of the Company is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due the Participant cash, or with the consent of the Committee, Shares otherwise deliverable or vesting under an Award, to satisfy such tax obligations. Alternatively, the Company may require such Participant to pay to the Company, in cash, promptly on demand, or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of any such taxes and other amounts. If Shares are deliverable upon exercise or payment of an Award, the Committee may permit a Participant to satisfy all or a portion of the Federal, state and local withholding tax obligations arising in connection with such Award by electing to (a) have the Company withhold Shares otherwise issuable under the Award, (b) tender back Shares received in connection with such Award or (c) deliver other previously owned Shares; provided that the amount to be withheld may not exceed the total minimum federal, state and local tax withholding obligations associated with the transaction to the extent needed for the Company to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires. In any case, the Company may defer making payment or delivery under any Award if any such tax may be pending unless and until indemnified to its satisfaction.
     (b) No Guarantee of Tax Treatment. Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.
     (c) Participant Responsibilities. If a Participant shall dispose of Stock acquired through exercise of an ISO within either (i) two (2) years after the date the Option is granted or (ii) one (1) year after the date the Option is exercised (i.e., in a disqualifying disposition), such Participant shall notify the Company within seven (7) days of the date of such disqualifying disposition. In addition, if a Participant elects, under Code Section 83, to be taxed at the time an Award of Restricted Stock (or other property subject to such Code section) is made, rather than at the time the Award vests, such Participant shall notify the Company within seven (7) days of the date the Restricted Stock subject to the election is awarded.
     16. Adjustment Provisions; Change of Control.
     (a) Adjustment of Shares. If: (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities or other property; (iii) the Company shall effect a cash dividend the amount of which, on a per Share basis, exceeds ten percent (10%) of the Fair Market Value of a Share at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur, which, in the case of this clause (iv), in the judgment of the Board or Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this

Plan, then the Administrator shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, adjust as applicable: (A) the number and type of Shares subject to this Plan (including the number and type of Shares described in Sections 6(a), (b) and (d)) and which may after the event be made the subject of Awards; (B) the number and type of Shares subject to outstanding Awards; (C) the grant, purchase, or exercise price with respect to any Award; and (D) to the extent such discretion does not cause an Award that is intended to qualify as performance-based compensation under Code Section 162(m) to lose its status as such, the Performance Goals of an Award. In each case, with respect to Awards of incentive stock options, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b).
     Without limitation, in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Administrator may substitute, on an equitable basis as the Administrator determines, for each Share then subject to an Award and the Shares subject to this Plan (if the Plan will continue in effect), the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction.
     Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Administrator, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares.
     (b) Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of awards under this Plan upon such terms and conditions as it may deem appropriate.
     (c) Change of Control. If the Participant has in effect an employment, retention, change of control, severance or similar agreement with the Company or any Affiliate that discusses the effect of a Change of Control on the Participant’s Awards, then such agreement shall control. In all other cases, unless provided otherwise in an Award agreement, in the event of a Change of Control:
     (i) Each Option or SAR that is then held by a Participant who is employed by or in the service of the Company or an Affiliate shall become immediately and fully vested, and, unless otherwise determined by the Board or Committee, all Options and SARs shall be cancelled on the date of the Change of Control in exchange for a cash payment equal to the excess of the Change of Control price of the Shares covered by the Option or SAR that is so cancelled over the purchase or grant price of such Shares under the Award;
     (ii) Restricted Stock, Restricted Stock Units and Deferred Stock Rights (that are not Performance Awards) that are not then vested shall vest;
     (iii) All Performance Awards that are earned but not yet paid shall be paid, and all Performance Awards for which the performance period has not expired shall be cancelled in exchange for a cash payment equal to the amount that would have been due under such Award(s) if the Performance Goals (as measured at the time of the Change of Control) were to continue to be achieved at the same rate through the end of the performance period, or if higher, assuming the target Performance Goals had been met at the time of such Change of Control; and
     (iv) All Dividend Equivalent Units that are not vested shall vest and be paid in cash, and all other Awards that are not vested shall vest and if an amount is payable under such vested Award, such amount shall be paid in cash based on the value of the Award.

     If the value of an Award is based on the Fair Market Value of a Share, Fair Market Value shall be deemed to mean the per share Change of Control price. The Administrator shall determine the per share Change of Control price paid or deemed paid in the Change of Control transaction.
     Except as otherwise expressly provided in any agreement between a Participant and the Company or an Affiliate, if the receipt of any payment by a Participant under the circumstances described above would result in the payment by the Participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment shall be reduced to the extent required to prevent the imposition of such excise tax.
     17. Miscellaneous.
     (a) Other Terms and Conditions. The grant of any Award may also be subject to other provisions (whether or not applicable to the Award granted to any other Participant) as the Administrator determines appropriate, including, without limitation, provisions for:
     (i) the payment of the purchase price of Options by delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, or by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price;
     (ii) restrictions on resale or other disposition of Shares; and
     (iii) compliance with federal or state securities laws and stock exchange requirements.
     (b) Employment and Service. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as a Director. Unless determined otherwise by the Administrator, for purposes of the Plan and all Awards, the following rules shall apply:
     (i) a Participant who transfers employment between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment;
     (ii) a Participant who ceases to be a Non-Employee Director because he or she becomes an employee of the Company or an Affiliate shall not be considered to have ceased service as a Non-Employee Director with respect to any Award until such Participant’s termination of employment with the Company and its Affiliates;
     (iii) a Participant who ceases to be employed by the Company or an Affiliate and immediately thereafter becomes a Non-Employee Director, a non-employee director of an Affiliate, or a consultant to the Company or any Affiliate shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and
     (iv) a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.
Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon his or her “separation from service” within the meaning of Code Section 409A.

     (c) No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Administrator may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.
     (d) Unfunded Plan. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors.
     (e) Requirements of Law and Securities Exchange. The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any award agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchanges.
     (f) Governing Law. This Plan, and all agreements under this Plan, will be construed in accordance with and governed by the laws of the State of Minnesota, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any award agreement, may only be heard in a “bench” trial, and any party to such action or proceeding shall agree to waive its right to a jury trial.
     (g) Limitations on Actions. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.
     (h) Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Title of sections are for general information only, and this Plan is not to be construed with reference to such titles.
     (i) Severability. If any provision of this Plan or any award agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would disqualify this Plan, any award agreement or any Award under any law the Administrator deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, award agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such award agreement and such Award will remain in full force and effect.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945	COMPANY #
Address Change? Mark box, sign, and indicate changes below: ☐

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.
INTERNET – www.eproxy.com/pnr Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 28, 2010.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 28, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
 Please fold here – do not separate
The Board of Directors Recommends a Vote FOR Items 1 through 6.

Election of directors:
	FOR	AGAINST	ABSTAIN

1. Glynis A. Bryan	☐	☐	☐

2. T. Michael Glenn	☐	☐	☐

3. David H. Y. Ho	☐	☐	☐

4. William T. Monahan	☐	☐	☐

5. To amend the Pentair, Inc. 2008 Omnibus Stock Incentive Plan to increase the number of shares available for grant.				☐ For	☐ Against	☐ Abstain

6. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.				☐ For	☐ Against	☐ Abstain

7. To transact such other business as may properly come before the meeting or any adjournment thereof.
THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY, BUT IF THIS PROXY IS RETURNED SIGNED WITH NO DIRECTION MADE, THEY WILL BE VOTED “FOR” EACH PROPOSAL.
The undersigned hereby ratifies and confirms all that the Proxies shall lawfully do or cause to be done by virtue hereof and hereby revokes all proxies heretofore given to vote such shares.

Date                                                                                           2010
THIS CARD MUST BE DATED

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

PLEASE SIGN AND RETURN PROMPTLY
TO REDUCE SOLICITATION EXPENSES

PENTAIR, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
April 29, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PENTAIR, INC.
     The undersigned hereby appoints Randall J. Hogan and John L. Stauch, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Pentair, Inc. held of record by the undersigned on March 1, 2010 at the Annual Meeting of Shareholders of Pentair, Inc. to be held at 10:00 a.m., Thursday, April 29, 2010, at the Thrivent Financial Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, and any adjournment or adjournments thereof.
     Furthermore, if I am a participant in the Pentair, Inc. Employee Stock Ownership Plan (Pentair ESOP), I hereby direct Fidelity Management Trust Company as Pentair ESOP Trustee, to vote at the Annual Meeting of Shareholders of Pentair, Inc. to be held at 10:00 a.m., Thursday, April 29, 2010, at the Thrivent Financial Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, and any adjournment or adjournments thereof, all shares of Common Stock of Pentair, Inc. allocated to my account in the Pentair ESOP as of March 1, 2010. I understand that my vote must be received by Wells Fargo Bank, N.A., acting as tabulation agent for the Pentair ESOP Trustee, by April 26, 2010. If it is not received by that date, or if the voting instructions are invalid, the shares held in my account will be voted by Fidelity Management Trust Company, in the same proportion that the other participants direct them to vote shares allocated to their accounts.
See reverse for voting instructions.
100628

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945	COMPANY #
Address Change? Mark box, sign, and indicate changes below: ☐

Vote by Internet or Mail
24 Hours a Day, 7 Days a Week
Your Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.
INTERNET – www.eproxy.com/pnr Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 27, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet, do NOT mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
 Please fold here – do not separate
The Board of Directors Recommends a Vote FOR Items 1 through 6.

Election of directors:
	FOR	AGAINST	ABSTAIN

1. Glynis A. Bryan	☐	☐	☐

2. T. Michael Glenn	☐	☐	☐

3. David H. Y. Ho	☐	☐	☐

4. William T. Monahan	☐	☐	☐

5. To amend the Pentair, Inc. 2008 Omnibus Stock Incentive Plan to increase the number of shares available for grant.				☐ For	☐ Against	☐ Abstain

6. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.				☐ For	☐ Against	☐ Abstain

7. To transact such other business as may properly come before the meeting or any adjournment thereof.
THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY, BUT IF THIS PROXY IS RETURNED SIGNED WITH NO DIRECTION MADE, THEY WILL BE VOTED “FOR” EACH PROPOSAL.
The undersigned hereby ratifies and confirms all that the Proxies shall lawfully do or cause to be done by virtue hereof and hereby revokes all proxies heretofore given to vote such shares.

Date                                                                                           2010
THIS CARD MUST BE DATED

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

PLEASE SIGN AND RETURN PROMPTLY
TO REDUCE SOLICITATION EXPENSES

PENTAIR, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
April 29, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PENTAIR, INC.
     As a participant in the Pentair, Inc. International Stock Purchase and Bonus Plan (Plan), I hereby appoint Randall J. Hogan and John L. Stauch, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated below, all the shares of Common Stock of Pentair, Inc. allocated to my account in the Plan as of March 1, 2010, at the Annual Meeting of Shareholders of Pentair, Inc. to be held at 10:00 a.m., Thursday, April 29, 2010, at the Thrivent Financial Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, and any adjournment or adjournments thereof.

See reverse for voting instructions.
100628-1

PLEASE SIGN AND RETURN PROMPTLY TO REDUCE SOLICITATION EXPENSES
PENTAIR, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
April 29, 2010
     The undersigned hereby appoints Randall J. Hogan and John L. Stauch, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Pentair, Inc. held of record by the undersigned on March 1, 2010, at the Annual Meeting of Shareholders of Pentair, Inc., to be held at 10:00 a.m., Thursday, April 29, 2010, at the Thrivent Financial Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, and any adjournment or adjournments thereof.
THE BOARD RECOMMENDS A VOTE “FOR” ITEMS 1 THROUGH 6.

ELECTION OF DIRECTORS:
	FOR	AGAINST	ABSTAIN

1. Glynis A. Bryan	☐	☐	☐

2. T. Michael Glenn	☐	☐	☐

3. David H. Y. Ho	☐	☐	☐

4. William T. Monahan	☐	☐	☐
(continued on reverse side)
100628-2

(continued from reverse side)

5. To amend the Pentair, Inc. 2008 Omnibus Stock Incentive Plan to increase the number of shares available for grant.	☐ For	☐ Against	☐ Abstain

6. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.	☐ For	☐ Against	☐ Abstain

7. To transact such other business as may properly come before the meeting or any adjournment thereof.
THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY, BUT IF THIS PROXY IS RETURNED SIGNED WITH NO DIRECTION MADE, THEY WILL BE VOTED “FOR” EACH PROPOSAL.
The undersigned hereby ratifies and confirms all that the Proxies shall lawfully do or cause to be done by virtue hereof and hereby revokes all proxies heretofore given to vote such shares.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PENTAIR, INC.

Signature

Signature if held jointly
Dated: _______________________________________, 2010
THIS CARD MUST BE DATED.
(Please sign exactly as your name appears to the left. When shares are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.)